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As filed with the Securities and Exchange Commission on May 12, 2004

Registration No. 333-115153

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Citadel Broadcasting Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4832 (Primary Standard Industrial Classification Code Number)	51-0405729 (I.R.S. Employer Identification Number)

City Center West, Suite 400
7201 West Lake Mead Blvd.
Las Vegas, Nevada 89128
(702) 804-5200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randy L. Taylor
City Center West, Suite 400
7201 West Lake Mead Blvd.
Las Vegas, Nevada 89128
(702) 804-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David C. Golay
Fried, Frank, Harris, Shriver &
Jacobson LLP
One New York Plaza
New York, New York 10004
(212) 859-8000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 12, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

$330,000,000

1.875% Convertible Subordinated Notes due 2011
Common Stock

        We issued these notes in a private placement in February 2004. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes at fixed prices, market prices prevailing at the time of sale, varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts or commissions. We will not receive any proceeds from this offering.

        We sold the notes at an issue price of 100% of the principal amount of the notes to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933.

        We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on August 15, 2004. The notes will mature on February 15, 2011.

        We may redeem the notes at any time prior to maturity if the price of our common stock reaches certain levels, at prices described in this prospectus. Holders may require us to repurchase all or part of their notes upon a fundamental change (as defined herein), at a price equal to 100% of the principal amount of the notes plus accrued interest up to, but not including, the date of repurchase.

        Holders may surrender their notes for conversion into shares of our common stock at the conversion price (initially $25.50 per share of our common stock, subject to any adjustments) at any time on or prior to February 15, 2011.

        The notes are subordinated to our existing and future senior indebtedness. The notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries. Our common stock is listed on the New York Stock Exchange under the symbol "CDL". On May 11, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $16.30 per share. The notes are eligible for trading in The PortalSM Market (PORTAL), a subsidiary of The Nasdaq Stock Market, Inc.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2004.

Citadel Broadcasting Corporation

Stations owned and operated as of April 30, 2004[1]

Spokane, WA
KZBD(FM)
KDRK-FM
KEYF-FM
KYWL(FM)
KEYF(AM)
KGA(AM)
KJRB(AM)
Colorado Springs, CO
KKFM(FM)
KKMG(FM)
KSPZ(FM)
KBZC(AM)
KVOR(AM)
Bloomington, IL (2)
WBNQ(FM)
WBWN(FM)
WJBC(AM)
WJEZ(FM)
WTRX-FM
Kokomo, IN
WWKI(FM)
Grand Rapids, MI
WKLQ(FM)
WLAV-FM
WODJ(FM)
WBBL(AM)
Muncie/ Marion, IN
WMDH-FM
WMDH(AM)
Lansing/ East Lansing, MI
WFMK(FM)
WITL-FM
WJIM-FM
WMMQ(FM)
WJIM(AM)
WVFN(AM)
Saginaw/ Bay City, MI
WHNN(FM)
WILZ(FM)
WIOG(FM)
WKQZ(FM)
WYLZ(FM)
Flint, MI
WFBE(FM)
WTRX(AM)
Buffalo, NY
WEDG(FM)
WGRF(FM)
WHTT-FM
WHLD(AM)
WMNY(AM)
Erie, PA (3)
WXTA(FM)
WQHZ(FM)
WXKC(FM)
WRIE(AM)
Ithaca, NY
WIII(FM)
WKRT(AM)
Syracuse, NY
WAQX-FM
WLTI(FM)
WNTQ(FM)
WNSS(AM)
Binghamton, NY
WAAL(FM)
WHWK(FM)
WWYL(FM)
WYOS(AM)
WNBF(AM)
Presque Isle, ME
WBPW(FM)
WOZI(FM)
WQHR(FM)
Augusta/ Waterville, ME
WEBB(FM)
WMME-FM
WEZW(AM)
WTVL(AM)
Portland, ME
WBLM(FM)
WCLZ(FM)
WCYI(FM)
WCYY(FM)
WHOM(FM)
WJBQ(FM)
Portsmouth/Dover/ Rochester, NH
WOKQ(FM)
WPKQ(FM)
WSAK(FM)
WSHK(FM)
Worcester, MA
WORC-FM
WWFX(FM)
WXLO(FM)
New Bedford, MA
WFHN(FM)
WBSM(AM)
New London, CT
WQGN-FM
WXLM(FM)
WSUB(AM)
WMOS(FM)
Providence, RI
WPRO-FM
WSKO-FM
WWLI(FM)
WKKB(FM)
WPRO(AM)
WSKO(AM)
WWKX(FM)(3)
WAKX(FM)(3)
Allentown/ Bethlehem, PA
WCTO(FM)
WLEV(FM)
Harrisburg/ Lancaster/ Carlisle/York, PA
WCPP(FM)
WQXA-FM
WCAT-FM
WQXA(AM)
WIOV(AM)(3)
WIOV-FM(3)
Wilkes-Barre/ Scranton, PA
WBHT(FM)
WBSX(FM)
WSJR(FM)
WBHD(FM)
WMGS(FM)
WARM(AM)
Boise, ID
KIZN(FM)
KKGL(FM)
KQFC(FM)
KZMG(FM)
KBOI(AM)
KTIK(AM)
Salt Lake City, UT
KBEE-FM
KBER(FM)
KENZ(FM)
KUBL-FM
KBEE(AM)
KFNZ(AM)
KJQS(AM)
Reno, NV
KBUL-FM
KNEV(FM)
KKOH(AM)
KWYL(FM)
Stockton, CA
KWIN(FM)
KJOY(FM)
Modesto, CA
KATM(FM)
KDJK(FM)
KHKK(FM)
KHOP(FM)
KESP(AM)
KWNN(FM)
Las Vegas, NV
Citadel
Headquarters
Albuquerque, NM
KBZU(FM)
KKOB-FM
KMGA(FM)
KRST(FM)
KTZO(FM)
KKOB(AM)
KNML(AM)
KTBL(AM)
Tucson, AZ
KHYT(FM)
KIIM-FM
KSZR(FM)
KCUB(AM)
KTUC(AM)
Oklahoma City, OK
KATT-FM
KKWD(FM)
KWLS-FM
KYIS(FM)
KSYY(FM)
KWLS(AM)
WKY(AM)
Total Markets: 44
Total Stations: 206
Total FM Stations: 148
Total AM Stations: 58
Des Moines, IA
KBGG(AM)
KHKI(FM)
KGGO(FM)
KJJY(FM)
KBGG-FM
Little Rock, AR
KARN-FM
KIPR(FM)
KKRN(FM)
KLAL(FM)
KOKY(FM)
KURB(FM)
KVLO(FM)
KAAY(AM)
KARN(AM)
KLIH(AM)
New Orleans, LA
KMEZ(FM)
KKND(FM)
WPRF(FM)
WOPR(FM)(2)
WCKW-FM
Lafayette, LA
KFXZ(FM)(2)
KNEK-FM
KRRQ(FM)
KSMB(FM)
KDYS(AM)(2)
KNEK(AM)
KVOL(AM)(2)
KXKC(FM)
Baton Rouge, LA
KOOJ(FM)
KQXL-FM
WBBE(FM)
WEMX(FM)
WIBR(AM)
WXOK(AM)
Memphis, TN
WGKX(FM)
WSRR-FM
WRBO(FM)(3)
WJZN(FM)
Birmingham, AL
WRAX(FM)
WYSF(FM)
WZRR(FM)
WAPI(AM)
WJOX(AM)
Nashville, TN
WGFX(FM)
WKDF(FM)
Chattanooga, TN
WGOW-FM
WOGT(FM)
WSKZ(FM)
WGOW(AM)
Knoxville, TN
WIVK-FM
WNOX-FM
WYIL-FM
WNOX(AM)
Johnson City/ Kingsport/ Bristol, TN
WKOS(FM)
WQUT(FM)
WGOC(AM)
WJCW(AM)
WKIN(AM)
Columbia, SC
WLXC(FM)
WOMG(FM)
WTCB(FM)
WISW(AM)
Charleston, SC
WMGL(FM)
WNKT(FM)
WSSX-FM
WSUY(FM)
WWWZ(FM)
WTMA(AM)
WTMZ(AM)
WXTC(AM)

[2] We have entered into agreements to sell these stations.

[3] We have entered into agreements to buy these stations.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

i

PROSPECTUS SUMMARY

Our Business

        Citadel is the sixth largest radio broadcasting company in the United States based on net broadcasting revenue. As of April 30, 2004, we owned and operated 148 FM and 58 AM radio stations in 44 markets located in 24 states across the country. We have a well-clustered radio station portfolio that is diversified by programming formats, geographic regions, audience demographics and advertising clients. We rank first or second in audience share in 30 of our 41 rated markets. Our top 25 markets accounted for approximately 81% of our 2003 revenue.

        Our radio stations are predominantly located in mid-sized markets, which we define as those ranked 30 to 150 by market revenue. We believe mid-sized markets are attractive because they derive a significant portion of their revenue from local advertisers and generally have fewer signals and competitors than larger markets. Furthermore, we believe that there are more opportunities for consolidation in mid-sized markets than in larger markets.

        Our current acquisition strategy focuses on identifying and acquiring radio stations that would expand our station clusters in existing and contiguous markets, as well as provide us entry into new markets that rank in the top 100 based on total market revenue. Since January 1, 2003, we have acquired or entered into agreements to acquire radio stations in four new top 100 markets (including two top 50 markets), New Orleans, Des Moines, Memphis and Springfield, as well as stations in existing and contiguous markets, including Modesto/Stockton and Oklahoma City. With our experienced management team and financial resources, we believe that we can significantly improve the operations and financial performance of these stations. Additionally, we seek to gradually dispose of non-core radio stations that do not complement our overall strategy.

        Our Chairman and Chief Executive Officer, Farid Suleman, has over 17 years of experience in the media industry. Prior to joining our company in March 2002, he was the Chief Executive Officer of Infinity Broadcasting. Under his leadership, we have assembled a highly experienced management team, including our Chief Operating Officer, Judith Ellis, a 28-year radio industry veteran, who joined our company in February 2003. We have also strengthened our programming, sales and regional management positions. Our management team has instilled a strong focus and discipline on improving business operations and maximizing the growth opportunities and margin potential of our stations. These efforts include investing in and improving programming, developing regional clusters to attract both regional and national advertisers, improving sales practices to drive revenue growth and reducing costs.

        On August 6, 2003, we completed an initial public offering of 25.3 million shares of our common stock at $19.00 per share, resulting in net proceeds to us of approximately $448.0 million. We used substantially all of the net proceeds from the offering to repay amounts outstanding under our credit facility, resulting in a substantial decrease in our debt.

        In February 2004, we completed the offering of the notes and a concurrent offering of 9,630,000 shares of our common stock. Several of our stockholders also offered 20,000,000 shares in the concurrent common stock offering. We used the proceeds of these offerings to redeem all of our outstanding 6% subordinated debentures. We did not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        For the fiscal year ended December 31, 2003, we had net broadcasting revenue of $371.5 million, an operating loss of $4.0 million, and a net loss of $89.6 million, as compared to net broadcasting revenue of $348.9 million, an operating loss of $41.7 million, and a net loss of $89.2 million for the fiscal year ended December 31, 2002. As of December 31, 2003, we had an accumulated deficit of $232.4 million and indebtedness of $669.0 million.

        We explain the market and industry data from third party sources used in this prospectus under "Market and Industry Data" on page 20.

Operating Strategy

        Our operating strategy is to maximize revenues and profits through the ownership and operation of leading radio station clusters in the nation's most attractive markets. Specifically, we seek to:

  •
  operate and develop our stations in clusters in order to increase operating efficiencies and reach a broader audience attractive to advertisers, as well as to compete more effectively with other forms of local media;

  •
  position each station as a distinct brand through an emphasis on programming, including developing significant on-air talent and recognizable brand names to enhance the presence, marketability and competitiveness of our stations within each market;

  •
  build geographic, format and customer diversity, reducing our dependence on any particular local economy, market, station, format, on-air personality or advertiser;

  •
  apply improved sales and marketing efforts to capture a greater share of advertising revenues, develop regional clusters to attract regional and national advertisers, and improve our share of national sales;

  •
  participate in local communities to reinforce our position and improve the marketability of our stations to advertisers who are targeting these communities; and

  •
  optimize technical capabilities in order to operate stations with the strongest signals in their respective markets.

Acquisition Strategy

        Our current acquisition strategy focuses on identifying and acquiring radio stations that would expand our station clusters in existing and contiguous markets, as well as provide us entry into new markets that rank in the top 100 based on total market revenue. In analyzing acquisition opportunities, we consider the following criteria:

  •
  our ability to improve the operating performance of the stations;

  •
  our ability to acquire a new or improve an existing cluster of stations towards achieving a higher share of revenue in the market;

  •
  the number and quality of competing commercial radio signals, as well as the number and nature of competitors, in the market;

  •
  the power and quality of the stations' broadcasting signals; and

  •
  the general economic conditions in the market.

        Our predecessor company was founded in 1991 and grew rapidly through acquisitions subsequent to the passage of the Telecommunications Act of 1996. In June 2001, affiliates of Forstmann Little & Co. acquired our predecessor company from its public shareholders for an aggregate purchase price, including the redemption of debt and exchangeable preferred stock, of approximately $2.0 billion. Affiliates of Forstmann Little & Co. currently own approximately 58% of our common stock and continue to control us.

        Our principal executive offices are located at City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128 and our telephone number at that address is (702) 804-5200. Our

World Wide Web site address is www.citadelbroadcasting.com. The information in our website is not part of this prospectus and is not incorporated by reference.

Recent Developments

        In March of 2004, we completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station for a cash purchase price of approximately $94.7 million. The acquisition of the fourth station is expected to occur by the fourth quarter of 2004.

        Subsequent to December 31, 2003, we entered into agreements to acquire three radio stations for an aggregate cash purchase price of approximately $38.0 million.

First Quarter 2004 Results

        For the three months ended March 31, 2004, we had net broadcasting revenue of $86.9 million, operating loss of $3.8 million, and net loss of $29.5 million, as compared to net broadcasting revenue of $77.2 million, operating loss of $13.8 million, and net loss of $33.8 million for the three months ended March 31, 2003.

The Offering

Notes	$330,000,000 aggregate principal amount of our 1.875% Convertible Subordinated Notes due February 15, 2011.
Interest Payable
We will pay interest on the notes semiannually on February 15 and August 15 of each year, commencing on August 15, 2004. The notes will accrue interest at a rate of 1.875% per annum, beginning on the date of original issuance (February 18, 2004).
Maturity	February 15, 2011.
Conversion
Holders may convert their notes into our common stock at a conversion rate of 39.2157 shares of common stock per $1,000 principal amount of notes, equal to a conversion price of $25.50 per share. The ability to surrender notes for conversion will expire at the close of business on February 15, 2011.
Ranking
The notes are unsecured obligations subordinated to all of our existing and future senior indebtedness (as defined herein). The notes are also effectively subordinated to all indebtedness of our subsidiaries. The indenture for the notes does not restrict the incurrence of indebtedness, including senior indebtedness, by us.
Provisional Redemption
We may redeem the notes, in whole or in part, at any time before February 15, 2011, at a redemption price equal to $1,000 in cash per $1,000 principal amount of notes to be redeemed plus the additional "make whole" payment described below if:

• the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the mailing of the provisional redemption notice, and

• the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

Upon any provisional redemption, we will make an additional "make whole" payment in cash or common stock or a combination thereof with respect to the notes called for redemption. The "make whole" amount per $1,000 principal amount of notes will equal $165 less any interest actually paid on the notes from the date of issuance through the redemption date. We will be obligated to make this additional "make whole" payment on all notes called for provisional redemption, including any notes converted after the redemption notice date and before the provisional redemption date. See "Description of Notes—Provisional Redemption".
Repurchase at the Option of the Holder Upon a Fundamental Change
If a fundamental change (as defined in the "Description of Notes—Repurchase at Option of Holder Upon a Fundamental Change") occurs, you will have the right, at your option, subject to the rights of holders of senior indebtedness, to require us to repurchase all or a portion of your notes at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to the date of repurchase. Such repurchase payment may be made, at our election, in cash or common stock, or a combination thereof.
Events of Default	If there is an event of default on the notes, the principal amount of the notes plus accrued interest may be declared immediately due and payable. See "Description of Notes—Events of Default".
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.
DTC Eligibility
The notes were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such global notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes—Book-Entry Delivery and Form".
Trading	The notes are eligible for trading in PORTAL. Our common stock is traded on the New York Stock Exchange under the symbol "CDL".

        Unless we specifically state otherwise, the information in this prospectus:

  •
  excludes any shares of common stock issuable upon the conversion of the notes being offered in this offering; and

  •
  excludes 7,983,625 shares of common stock issuable upon the exercise of stock options outstanding as of April 30, 2004, which had a weighted average exercise price of $10.30 per share.

        In addition, unless we specifically state otherwise, the number of shares of our common stock outstanding in this prospectus is based on the number of shares of our common stock outstanding as of December 31, 2003.

        On June 26, 2001, we acquired all of the outstanding common stock of Citadel Communications Corporation. In this prospectus, we refer to Citadel Communications, together with its wholly owned operating subsidiary Citadel Broadcasting Company, prior to June 26, 2001 as our predecessor company.

Summary Unaudited Pro Forma Consolidated Condensed Statement of Operations
for the Year Ended December 31, 2003
(In thousands, except per share amounts)

	Year Ended December 31, 2003
	Actual	Adjustments for August 6, 2003 Offering(1)	Adjustments for the February 2004 notes offering and concurrent common stock offering(2)	Pro Forma
OPERATING DATA:
Net broadcasting revenue	$371,509	$—	$—	$371,509
Operating expenses, exclusive of depreciation and amortization shown separately below	224,474	—	—	224,474
Corporate non-cash deferred stock compensation	10,339	—	—	10,339
Depreciation and amortization	140,659	—	—	140,659

Total operating expenses	375,472	—	—	375,472

Operating loss	(3,963)	—	—	(3,963)
Interest expense, net	48,254	(11,310)	(23,814)	13,130
Loss on extinguishment of debt	9,345	—	—	9,345

Income (loss) before income tax expense	(61,562)	11,310	23,814	(26,438)
Income tax expense	28,008	—	—	28,008

Net income (loss)	$(89,570)	$11,310	$23,814	$(54,446)

Basic and diluted net loss per common share	$(0.83)			$(0.41)

Weighted average common shares outstanding(3)	107,360			132,495
OTHER DATA(4):
Cash flow provided by (used in):
Operating activities	$84,035	$10,438	$23,813	$118,286
Investing activities	(174,409)	—		(174,409)
Financing activities	91,707	—		91,707
Ratio of earnings to fixed charges(5)	—			—

(1)
The pro forma adjustments for the initial public offering completed on August 6, 2003 reflect reduced interest expense after giving effect to (i) the repayment of approximately $448.0 million of senior debt outstanding under our credit facility using the net proceeds from our initial public offering, (ii) the decrease of our average interest rate on the remaining amounts outstanding under our credit facility to 2.75% during 2003 as a result of improved leverage ratios due to the repayment of a portion of our credit facility, and (iii) reduced amortization of deferred loan costs due to the repayment of a portion of our credit facility, as if these events had occurred on January 1, 2003.

(2)
The pro forma adjustments for the February 2004 notes offering and concurrent offering of 9.6 million shares of common stock reflect (i) reduced interest expense and reduced amortization of deferred financing costs due to the redemption of $500 million of our outstanding 6% subordinated debentures using the net proceeds from these offerings, and (ii) increased interest expense and increased amortization of deferred financing costs due to the issuance of $330 million principal amount of notes with an interest rate of 1.875%, as if these events had occurred on January 1, 2003. In connection with the redemption of our outstanding 6% subordinated debentures using the net proceeds from the offerings, we wrote off all of the related deferred financing costs.

(3)
Pro forma weighted average common shares outstanding reflects (i) the exchange of each share of Class B common stock into .518 shares of Class A common stock and the redesignation of the Class A common stock as common stock in connection with our initial public offering, (ii) the sale of 25,300,000 shares of common stock in our initial public offering, (iii) the sale of 9,630,000 newly issued shares of common stock in the concurrent common stock offering, and (iv) all other equity transactions that occurred during 2004, as if these events had occurred on January 1, 2003.

(4)
Other data:

	Actual	Adjustments for the August 6, 2003 Offering(1)	Adjustments for the February 2004 notes and concurrent common stock offerings(2)	Pro Forma
The table below reconciles net loss to EBITDA:
Net income (loss)	$(89,570)	11,310	$23,814	$(54,446)
Interest expense, net	48,254	(11,310)	(23,814)	13,130
Depreciation and amortization	140,659	—	—	140,659
Income tax expense	28,008	—	—	28,008

EBITDA	$127,351	—	$—	$127,351

  We discuss EBITDA and the limitations of this financial measure under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" on page 32. EBITDA consists of income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax plus interest expense (net) and depreciation and amortization. This term is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

(5)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) before income tax (benefit) expense plus fixed charges. "Fixed charges" means total interest incurred on outstanding debt (whether capitalized or expensed), including amortization of deferred financing costs, plus an estimate of interest within rental expense and dividends required on outstanding preference securities. For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by approximately $61.6 million.

  The pro forma ratio of earnings to fixed charges gives effect to the net decrease in interest expense resulting from the application of all of our net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all of our outstanding 6% subordinated debentures, as if these events had occurred on January 1, 2003. The ratio has been computed using an interest rate of 1.875% for the notes. For the year ended December 31, 2003, earnings were insufficient to cover pro forma fixed charges by approximately $37.7 million.

Summary Historical Consolidated Financial Data
(In thousands, except per share amounts)

			Predecessor Company
				Company
			Period from January 1 through June 25, 2001
	Predecessor Company			Period from June 26 through December 31, 2001
	Year Ended December 31,				Year Ended December 31, 2002	Year Ended December 31, 2003
	1999	2000
OPERATING DATA:
Net broadcasting revenue	$178,495	$284,824	$155,297	$168,187	$348,869	$371,509
Operating expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	53,936	81,168	53,960	55,655	94,972	102,237
Selling, general and administrative	61,376	96,191	57,076	56,938	114,622	112,090
Corporate general and administrative	7,010	9,092	5,620	6,038	10,751	10,094
Corporate non-cash deferred stock compensation	1,727	12,246	14,773	—	25,886	10,339
Depreciation and amortization(1)	35,749	76,502	53,077	99,054	143,079	140,659
Non-recurring merger charges(2)	—	—	40,596	—	—	—
Other, net	1,489	(684)	1,922	113	1,231	53

Total operating expenses	161,287	274,515	227,024	217,798	390,541	375,472

Operating income (loss)	17,208	10,309	(71,727)	(49,611)	(41,672)	(3,963)
Interest expense, net	23,508	49,221	41,337	34,821	61,707	48,254
Write off of deferred financing costs due to extinguishment of debt(3)	—	—	39,097	—	—	9,345

Loss from continuing operations before income tax (benefit) expense and discontinued operations	(6,300)	(38,912)	(152,161)	(84,432)	(103,379)	(61,562)
Income tax (benefit) expense(4)	(1,647)	(4,022)	(2,823)	(30,797)	(14,219)	28,008

Loss from continuing operations before discontinued operations, net of tax	(4,653)	(34,890)	(149,338)	(53,635)	(89,160)	(89,570)
Loss from discontinued operations, net of tax(5)	(4,275)	(4,334)	—	—	—	—

Net loss	(8,928)	(39,224)	(149,338)	(53,635)	(89,160)	(89,570)
Dividend requirement and premium paid on redemption of exchangeable preferred stock(6)	20,299	12,474	26,994	2	6	—

Net loss applicable to common shares	$(29,227)	$(51,698)	$(176,332)	$(53,637)	$(89,166)	$(89,570)

Basic and diluted loss from continuing operations before discontinued operations per common share				$(0.56)	$(0.93)	$(0.83)

Basic and diluted net loss per common share				$(0.56)	$(0.93)	$(0.83)

Weighted average common shares outstanding				96,134	96,134	107,360

OTHER DATA(7):
Cash flow provided by (used in):
Operating activities	$15,346	$43,006	$(166)	$17,641	$64,104	$84,035
Investing activities	(318,427)	(795,242)	2,222	(1,063,881)	(14,339)	(174,409)
Financing activities	218,407	742,347	(5,187)	1,046,906	(48,297)	91,707
EBITDA(7)	52,957	86,811	(57,747)	49,443	101,407	127,351
Capital expenditures	16,609	5,453	3,165	4,716	14,695	6,162
Current tax expense (benefit)	946	506	(5)	525	1,059	1,421
Deferred tax expense (benefit)	(2,593)	(4,528)	(2,818)	(31,322)	(15,278)	26,587
Ratio of earnings to fixed charges(8)	—	—	—	—	—	—
	Predecessor Company			Company
	December 31,			December 31,
	1999	2000	2001	2002	2003
BALANCE SHEET DATA:
Cash and cash equivalents	$17,981	$8,092	$666	$2,134	$3,467
Working capital	54,777	41,829	44,997	29,083	52,181
Intangible assets, net	538,664	1,273,520	2,109,825	1,987,480	2,043,286
Total assets	716,613	1,485,564	2,325,352	2,198,333	2,249,333
Long-term debt and other obligations (including current portion)	345,867	864,131	1,070,674	1,033,479	693,175
Exchangeable preferred stock	85,362	96,158	39	—	—
Shareholders' equity	219,209	414,271	940,604	866,575	1,232,444

(1)
We adopted SFAS No. 142 on January 1, 2002. See Note 2 to the Consolidated Financial Statements.

(2)
In connection with our acquisition of Citadel Communications, our predecessor company incurred approximately $40.6 million in non-recurring merger-related charges during the period from January 1, 2001 through June 25, 2001. These charges primarily included $26.9 million paid to employees for the cancellation of stock options as provided for under the merger agreement, $9.8 million for a merger fairness opinion, $2.5 million for legal, accounting and other professional fees and $0.9 million for a legal settlement to its shareholders.

(3)
In connection with our acquisition of Citadel Communications and the related extinguishment of substantially all of its 10 1/4% Senior Subordinated Notes due 2007 and all of our predecessor company's 9 1/4% Senior Subordinated Notes due 2008, our predecessor company recorded a loss of approximately $39.1 million in the period from January 1, 2001 through June 25, 2001. In connection with the repayment of debt using the proceeds of the Company's initial public offering in August 2003 and the amendment of the Company's credit agreement in December 2003, the Company wrote off deferred financing costs of $9.3 million during the year ended December 31, 2003.

(4)
We recorded a non-cash deferred income tax benefit during the period from June 26, 2001 through December 31, 2001. This benefit represents the utilization of deferred tax liabilities recorded at the date of our acquisition of our predecessor company. For the year ended December 31, 2002, due to an increase in valuation allowance related primarily to our net operating loss carryforwards, the tax benefit was limited to $14.2 million. For the year ended December 31, 2003, the income tax expense of $28.0 million was primarily due to the amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of.

(5)
In December 1999, the predecessor company management decided to discontinue the operations of its Internet service provider.

(6)
In connection with our acquisition of Citadel Communications, our predecessor company recorded a $20.2 million premium paid on the redemption of substantially all of its 13 1/4% Exchangeable Preferred Stock. In addition, our predecessor company paid $6.8 million in dividends on the exchangeable preferred stock during the period from January 1, 2001 through June 25, 2001.

(7)
Other data:

        The table below reconciles net loss to EBITDA:

	Predecessor Company		Predecessor Company	Company
	Year Ended December 31,		Period from January 1 through June 25, 2001	Period from June 26 through December 31, 2001
					Year Ended December 31, 2002	Year Ended December 31, 2003
	1999	2000
Net loss	$(8,928)	$(39,224)	$(149,338)	$(53,635)	$(89,160)	$(89,570)
Interest expense, net	23,508	49,221	41,337	34,821	61,707	48,254
Depreciation and amortization	35,749	76,502	53,077	99,054	143,079	140,659
Income tax (benefit) expense	(1,647)	(4,022)	(2,823)	(30,797)	(14,219)	28,008
Loss from discontinued operations, net of tax	4,275	4,334	—	—	—	—

EBITDA	$52,957	$86,811	$(57,747)	$49,443	$101,407	$127,351

  We discuss EBITDA and the limitations of this financial measure under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" on page 32. EBITDA consists of income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax plus interest expense (net) and depreciation and amortization. This term is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

(8)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means loss from continuing operations before income tax benefit and discontinued operations plus fixed charges. "Fixed charges" means total interest incurred on outstanding debt (whether capitalized or expensed), including amortization of deferred financing costs, plus an estimate of interest within rental expense and dividends required on outstanding preference securities. For the years ended December 31, 1999 and 2000, the periods from January 1 through June 25, 2001 and from June 26, 2001 through December 31, 2001, and the years ended December 31, 2002 and 2003, earnings were insufficient to cover fixed charges by approximately $6.3 million, $38.9 million, $152.2 million, $84.4 million, $103.4 million and $61.6 million, respectively.

RISK FACTORS

        You should carefully consider the risks described below, as well as other information included in this prospectus, before making an investment decision regarding our notes. Our business, results of operations or financial condition may be materially and adversely affected by any of these risks. The value of your investment may increase or decrease due to any of these risks.

Risks Related to Our Business

Decreased spending by advertisers can adversely affect our advertising revenue.

        Since virtually all of our revenue is generated from the sale of local, regional and national advertising for broadcast on our radio stations, a recession or downturn in the United States economy could have an adverse effect on us as advertisers generally reduce their spending during economic downturns. In addition, because a substantial portion of our revenue is derived from local advertisers, our ability to generate advertising revenue in specific markets could be adversely affected by local or regional economic downturns. For example, in 2001, due to weakness in the general advertising sector and in our markets, which was further exacerbated by the events of September 11, our pro forma net broadcasting revenue declined 8.5%.

We may lose audience share and advertising revenue to competing radio stations or other types of media competitors.

        We operate in a highly competitive industry. Our radio stations compete for audiences and advertising revenue with other radio stations and station groups, as well as with other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet and direct mail. Audience ratings and market shares are subject to change. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio broadcasting companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio stations may not be able to maintain or increase their current audience ratings and advertising revenue. In addition, from time to time, other stations may change their format or programming, a new station may adopt a format to compete directly with our stations for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance. We cannot assure you that we will be able to maintain or increase our current audience ratings and advertising revenue.

We have substantial indebtedness that could limit our ability to grow and compete.

        Even after retiring our 6% subordinated debentures with the proceeds of the February 2004 notes offering and concurrent common stock offering, we continue to have a substantial amount of debt outstanding, a portion of which bears interest at variable rates. Our financial leverage and, as a result, our debt service obligations, may have an impact on our financial results and operations, including limiting our ability to:

  •
  obtain additional financing for working capital, capital expenditures, acquisitions, debt payments or other corporate purposes;

  •
  compete with competitors that are better capitalized than us; and

  •
  react to changing market conditions, changes in our industry and economic downturns.

        As of December 31, 2003, after giving pro forma effect to the February offerings and repayment of debt, we had indebtedness of $499.0 million, consisting of $330.0 million of notes, $168.1 million under our credit facility and $0.9 million of other indebtedness. Under our credit facility, as of April 30, 2004, we may borrow up to an additional $139.5 million under the revolving portion of our credit facility, in addition to up to $285.0 million that we may solicit under an incremental facility. We may reborrow under our revolving credit facility as needed to fund our working capital needs, for general corporate purposes and to fund the acquisitions of additional radio stations. The terms of our debt are described in greater detail in "Description of Our Other Indebtedness".

If we lose key personnel, including on-air talent, our business could be disrupted and our financial performance could suffer.

        Our business depends upon the continued efforts, abilities and expertise of our executive officers, primarily our Chairman and Chief Executive Officer, Farid Suleman, who joined us in March 2002. We believe that the unique combination of skills and experience possessed by Mr. Suleman would be difficult to replace, and his loss could have a material adverse effect on us, including impairing our ability to execute our business strategy. Mr. Suleman does not have a formal employment agreement. Additionally, our radio stations employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast markets. These on-air personalities are sometimes significantly responsible for the ranking of a station, and for the ability of the station to sell advertising. We cannot assure you that these individuals will remain with our radio stations or will retain their audiences.

We have a history of net losses that may continue for the foreseeable future.

        Our predecessor company had a net loss of $149.3 million for the period from January 1, 2001 through June 25, 2001, and we had a net loss of $53.6 million for the period from June 26, 2001 through December 31, 2001, a net loss of $89.2 million for the year ended December 31, 2002 and a net loss of $89.6 million for the year ended December 31, 2003. The primary reasons for these losses are significant charges for depreciation and amortization relating to our acquisition of Citadel Communications and the acquisition of radio stations, interest charges on our outstanding debt and corporate non-cash deferred stock compensation. If we acquire additional stations, these charges, except for corporate non-cash deferred stock compensation, may increase further. We cannot assure you that we will become profitable in the future and our failure to do so could harm our business and cause the value of our common stock to decline.

If we cannot renew our FCC licenses, our business will be impaired.

        Our business depends upon maintaining our broadcasting licenses issued by the FCC (Federal Communications Commission), which are issued currently for a maximum term of eight years and are renewable. Interested parties may challenge a renewal application. On rare occasions, the FCC has revoked licenses, not renewed them, or renewed them only with significant qualifications, including renewals for less than a full term. We cannot assure you that our pending or future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our operations. If we fail to renew, or renew with substantial conditions or modifications (including renewing one or more of our licenses for a term of fewer than eight years) any of our licenses, it could prevent us from operating the affected station and generating revenue from it. Moreover, governmental regulations and policies may change over time and the changes may have a material adverse impact upon our business, financial condition and results of operations.

We could experience delays in expanding our business, be prevented from making acquisitions or be required to divest radio stations due to antitrust laws and other legislative and regulatory considerations.

        The Federal Trade Commission, the United States Department of Justice and the FCC carefully review our proposed business acquisitions and dispositions under their respective regulatory authority, focusing on the effects on competition, the number of stations owned in a market and the effects on concentration of market revenue share. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed transaction or could require us to modify or abandon an otherwise attractive opportunity.

        The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act of 1934, as amended, which we refer to as the Communications Act, and FCC rules and policies limit the number of broadcasting properties that any person or entity may own, directly or by attribution, in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against us or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock. On June 2, 2003, the FCC concluded an omnibus rulemaking proceeding in which it examined all broadcast ownership rules, including the local radio ownership rule, the broadcast-newspaper ownership rule, the radio-television cross-ownership rule, the local television ownership rule, the national television ownership rule and the dual network rule. The FCC made significant changes to the local radio ownership rule and the way that it reviews radio station transactions. As a result of these changes, our existing station portfolio will exceed the applicable ownership limit in several markets. Existing ownership combinations, however, are "grandfathered," meaning the FCC will not require us to divest stations that we currently own in order to come into compliance with the new rules. The new rules will limit our ability to acquire radio stations that we would have been permitted to acquire under the old rules. Pending transactions are also subject to the new rule. Various aspects of these rule changes were appealed by a number of different entities. The rules were to become effective on September 4, 2003, but were stayed by the U.S. Court of Appeals for the Third Circuit on September 3, 2003. A number of parties also filed requests with the FCC seeking reconsideration of certain aspects of the new rules, including, without limitation, the grandfathering provisions discussed above. In addition, there is significant congressional opposition to the new rules, and bills have been introduced in Congress to modify or repeal the FCC's action, including a requirement that companies divest stations to come into compliance with the revised rules. If the new rules go into effect, we will be required to request a waiver or divest one or more stations, as necessary, in order to obtain FCC approval to consummate our pending acquisition in the Providence, RI market, which we have determined may not comply with the new rules.

There are risks associated with our acquisition strategy.

        Our current acquisition strategy is to identify and acquire radio stations that would expand our station clusters in existing and contiguous markets, as well as provide us entry into new markets that rank in the top 100 based on total market revenue. We believe that the most material risks related to this strategy are:

  •
  increases in prices for radio stations due to increased competition for acquisition opportunities;

  •
  reduction in the number of suitable acquisition targets resulting from continued industry consolidation; and

  •
  failure or unanticipated delays in completing acquisitions due to difficulties in obtaining required regulatory approval, including potential delays resulting from the uncertainty regarding legal challenges to the FCC's adoption of new broadcast ownership rules.

        Additional risks, which we have not yet experienced to a material degree, include:

  •
  difficulty in integrating operations and systems and managing a large and geographically diverse group of stations;

  •
  reduction in the number of suitable acquisition targets resulting from the more restrictive local radio ownership rule adopted by the FCC in June 2003 if such rule becomes effective;

  •
  failure of some acquisitions to prove profitable or generate sufficient cash flow;

  •
  issuance of large amounts of common stock in order to purchase radio stations;

  •
  need to finance acquisitions through funding from the credit or capital markets; and

  •
  inability to finance acquisitions on acceptable terms.

In order to remain competitive, we must respond to changes in technology, services and standards which characterize our industry.

        The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies. We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies. Several new media technologies are being developed, including the following:

  •
  audio programming by cable television systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

  •
  satellite digital audio radio service, which is provided by two companies offering national satellite radio services, including numerous niche formats, with sound quality comparable to that of compact discs;

  •
  in-band on-channel digital radio, which could improve the quality of existing AM and FM stations, including stations owned by us; and

  •
  low-power FM radio, which could result in additional FM radio broadcast outlets designed to serve small, localized areas.

The FCC has begun more vigorous enforcement of its indecency rules, which could have a material adverse effect on our business.

        The FCC's rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm. All broadcasters face the risk of violating the prohibition on the broadcast of indecent material because of the inherent vagueness of the FCC's definition of indecent matter, coupled with the spontaneity of live programming.

        Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole, and has threatened to initiate license revocation proceedings against broadcast licensees for future serious indecency violations. Two Congressional committees have recently conducted hearings related to indecency. Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming, and depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. The FCC had previously initiated an enforcement proceeding in response to a complaint that one of the Company's radio stations broadcast indecent material. The pendancy of this proceeding, as well as the FCC's more vigorous enforcement of its indecency rules, may encourage third parties to challenge our license renewal or assignment applications.

Risks Related to this Offering

The notes rank below our current and future senior indebtedness, and we may be unable to repay our obligations under the notes.

        The notes are unsecured and are subordinated in right of payment to all of our current and future senior indebtedness. Because the notes are subordinate to our senior indebtedness, if we experience:

  •
  a bankruptcy, liquidation or reorganization;

  •
  an acceleration of the notes due to an event of default under the indenture; or

  •
  other specified events;

we will be permitted to make payments on the notes only after we have satisfied all of our senior indebtedness obligations currently outstanding or which we may incur in the future. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. See "Description of Notes—Subordination".

        The indenture for the notes does not limit our ability to incur additional senior indebtedness or senior subordinated debt, to create liens on any of our assets or to issue dividends. We may have difficulty paying what we owe under the notes if we incur additional senior indebtedness. As of December 31, 2003, on a pro forma basis giving effect to the February 2004 notes offering and the concurrent common stock offering, and the use of net proceeds from both offerings, we had outstanding $168.1 million of senior indebtedness and $0.9 million of other indebtedness, in addition to the $330 million principal amount of notes offered in February 2004.

Because of our holding company structure, the notes are effectively subordinated to the obligations of our subsidiaries.

        Because we are a holding company and our assets consist primarily of our equity interests in our operating subsidiaries, our obligations on the notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries or any subsidiaries we may in the future acquire or establish, including trade payables. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. In a bankruptcy, liquidation or reorganization, claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims and claims of the holders of our indebtedness, including the notes.

We are a holding company and depend on our operating subsidiaries for cash to make payments on the notes.

        All of our revenues are generated by our subsidiaries. As a result, we depend upon dividends, incidental expense reimbursement and intercompany transfer of funds from our subsidiaries to meet our payment obligation on the notes. Failure by our subsidiaries to generate sufficient cash flow or restrictions on our subsidiaries' ability to make cash transfers to us will impair our ability to meet our obligations under the notes.

We may not have sufficient funds to repay the notes at maturity or if we experience a fundamental change.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if we experience a fundamental change as defined under the indenture governing the notes, a holder of notes will have the right, subject to certain conditions and restrictions, to require us to repurchase some or all of the notes at a purchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to the repurchase date. At maturity or upon a fundamental change, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due. See "Description of Notes". If the maturity date or fundamental change occurs at a time when our other arrangements prohibit us from repaying the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. The covenants governing our credit agreement restrict us from making any payment or prepayment (including as a result of a fundamental change) or redeeming or otherwise purchasing the notes other than through the issuance of common stock. Although we have the option to repurchase notes that holders elect to have repurchased following a fundamental change through the issuance of common stock, we may not have sufficient authorized and unissued shares to effect the repurchase with such shares. In addition, any future borrowing arrangements or agreements relating to senior indebtedness to which we become a party may contain restrictions on, or prohibitions against, our repayment of the notes. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay the notes. In that case, our failure to repay the notes due upon maturity or upon a fundamental change would constitute an event of default under the indenture. Any default, in turn, may cause a default under the terms of our senior indebtedness. As a result, in those circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit any repayment of the notes until we pay the senior indebtedness in full.

We continue to be controlled by affiliates of Forstmann Little & Co., whose interests may conflict with those of our other stockholders.

        Forstmann Little & Co. Equity Partnership-VI, L.P., Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., which we refer to as the Forstmann Little partnerships, own approximately 58% of our outstanding common stock. The Forstmann Little partnerships will continue to control us even if all of the notes offered in this offering are converted into common stock. Accordingly, they will be able to:

  •
  elect our entire board of directors;

  •
  control our management and policies; and

  •
  determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

        They will also be able to prevent or cause a change in control of us and amend our certificate of incorporation and bylaws at any time.

        Theodore J. Forstmann is the senior partner of, and Sandra J. Horbach and Gordon A. Holmes are general partners of, Forstmann Little & Co. Messrs. Forstmann and Holmes serve as members of our board of directors. Ms. Horbach also serves as a member of our board of directors and as one of our non-executive officers. Our chairman and chief executive officer Farid Suleman is a special limited partner of Forstmann Little & Co. and also provides advice and consulting services to Forstmann Little & Co. Two other directors, Michael A. Miles and J. Anthony Forstmann are special limited partners of Forstmann Little & Co. Mr. Miles also serves on the Forstmann Little advisory board and is an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including us. J. Anthony Forstmann is the brother of Theodore J. Forstmann. See "Management—Certain Relationships and Related Transactions" for a description of these and other relationships and transactions. As a result of these relationships, when conflicts between the interests of the Forstmann Little partnerships and the interests of our other stockholders arise, these directors and officers may not be disinterested. Under Delaware law, although our directors and officers have a duty of loyalty to us, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as the material facts as to the director's or officer's relationship or interest and as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, or the transaction is otherwise fair to us.

        The interests of the Forstmann Little partnerships may conflict with the interests of our other stockholders.

We expect the trading value of the notes to be affected by the price of our common stock and other factors.

        Our common stock is listed on the New York Stock Exchange. We do not know if an active trading market will continue to exist for our common stock or how the common stock will trade in the future. The market price could be subject to wide fluctuations in response to conditions and trends in the radio broadcasting industry and variations in our operating results and estimates. In addition, since our common stock may be less liquid than other stocks whose ownership is less concentrated, these fluctuations may be larger than for the stock of other companies with greater liquidity. The trading price of the notes is, in part, expected to be a function of the market price of our common stock.

Existing stockholders may sell their common stock, which could adversely affect the market price of our common stock.

        Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that these sales could occur, could materially and adversely affect our stock price. As of April 30, 2004, there were 132,507,094 shares of our common stock outstanding. The 25,300,000 shares of common stock that we sold in our initial public offering on August 6, 2003 and the 29,630,000 shares of common stock that we and the selling stockholders sold in the concurrent common stock offering are freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. As of April 30, 2004, 77,558,219 shares of our common stock were "restricted securities" as that term is defined in Rule 144. A significant amount of these shares are subject to 90-day lock up agreements restricting their resale, which expire on May 18, 2004, and are subject to resale restrictions under our stockholder's agreements. We have granted to the Forstmann Little partnerships six demand rights to cause us, at our expense, to file a registration statement under the Securities Act covering resales of the shares of common stock held by them. These shares, along with shares held by our executive officers, other employees and other existing stockholders who can participate in the registrations, represent approximately 59% of our outstanding common stock. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or as these stockholders exercise their registration rights, the market price of our stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

        In addition, the notes are convertible into 12,941,181 shares of common stock, which, upon issuance, will be freely tradeable under the registration statement.

A liquid trading market for the notes may not develop.

        The notes are not listed on any securities exchange or quoted through the National Association of Securities Dealers Automated Quotation System. Although some of the initial purchasers informed us at the time of the initial offering in February 2004 that they intend to make a market in the notes, they have no obligation to do so and may discontinue making a market at any time without notice. The liquidity of any market for the notes depends on the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. If a liquid trading market fails to be sustained for the notes, the trading price of the notes could decline significantly.

The notes are not rated.

        The notes are not rated, and we believe that it is unlikely that the notes will be rated. Lack of a rating may reduce the trading volume, increase the volatility or depress the price of the notes. If, on the other hand, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of our notes and our common stock could be harmed.

We do not currently intend to pay dividends on our common stock.

        While dividends can represent one element of an investment return on our common stock, you should not anticipate receiving any dividends with respect to our shares of common stock issuable upon conversion of the notes, as we do not anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our credit facility limits our ability to pay dividends and make distributions to our stockholders.

The price at which our common stock may be purchased on the New York Stock Exchange is currently lower than the conversion price of the notes and may remain lower in the future.

        Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading on the New York Stock Exchange to the conversion price of the notes. Our common stock trades on the New York Stock Exchange under the symbol "CDL". On May 11, 2004, the last reported sale price of our common stock as reported by the New York Stock Exchange was $16.30 per share. The initial conversion price of the notes is $25.50 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, including those that relate to our future plans, objectives, expectations and intentions. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "expects", "anticipates", "intends", "believes", "estimates", "seeks", and variations of these words and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under "Risk Factors", that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

        These risks and uncertainties include, among other things:

  •
  Advertising demand in our markets;

  •
  The possibility that advertisers may cancel or postpone schedules in response to political events;

  •
  General economic and business conditions, both nationally and in the regions in which we operate;

  •
  Technology changes;

  •
  Competition;

  •
  Our success in executing and integrating acquisitions;

  •
  Our ability to generate sufficient cash flow to meet our debt service obligations and finance operations;

  •
  Our ability to secure financing on attractive terms;

  •
  Changes in business strategy or development plans;

  •
  The ability to attract and retain qualified personnel;

  •
  Existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

  •
  Liability and other claims asserted against us; and

  •
  The level of success of our operating initiatives and strategy.

        Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that our goals will be achieved. These forward-looking statements are made as of the date of this prospectus, and, except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we assume no obligation to update or revise them or provide reasons why actual results may differ.

MARKET AND INDUSTRY DATA

        We based or derived the station and market data we present in this prospectus from third-party sources. Unless otherwise indicated:

  •
  we derived all audience share data and audience ranking information from surveys of people ages 25-54, listening Monday through Sunday, 6 a.m. to 12 midnight, pertaining to each market, based on the Fall 2003 Market Report published by The Arbitron Ratings Company;

  •
  we derived our station group revenue ranking information for the full year 2003, our 2003 market revenue rank, the number of owned and operated stations in the market and the number of station groups in the market from BIA Financial Network, Inc.'s BIAfn's MEDIA Access Pro as of March 17, 2004;

  •
  we obtained our total number of listeners ages 12+ from The Arbitron Ratings Company; and

  •
  we derived radio broadcasting market share of aggregate advertising revenue in each of 1993 and 2003, as well as radio broadcasting, television broadcasting, newspaper publishing and outdoor advertising compound annual growth rates from 1993 through 2003, from Zenith Optimedia's "Global Advertising Expenditure Forecasts" December 2003.

        While we believe these industry publications are reliable, we have not independently verified them.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

DIVIDEND POLICY

        We have not paid dividends in the past and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our credit facility limits our ability to pay dividends and make distributions to our stockholders.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading on the New York Stock Exchange on August 1, 2003, under the symbol "CDL". The table below sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock as reported by the NYSE.

	High	Low
Fiscal Year Ended December 31, 2003:
Third Quarter (beginning August 1, 2003)	$22.08	$18.50
Fourth Quarter	$22.74	$17.92
Fiscal Year Ended December 31, 2004:
First Quarter	$22.28	$16.06
Second Quarter (through May 11, 2004)	$19.05	$15.40

        On May 11, 2004, the last reported sale price of our common stock on the NYSE was $16.30 per share. You should obtain current market quotations before making any decision with respect to an investment in the notes or in our common stock. Based on information available to us and our transfer agent, we believe that as of March 29, 2004, there were 4,664 holders of our common stock.

CAPITALIZATION

        The following table sets forth our cash position and capitalization as of December 31, 2003, on an actual basis and on a pro forma basis. The pro forma column reflects (i) the issuance of $330.0 million principal amount of notes in the February 2004 notes offering, and (ii) the sale by us of 9,630,000 newly issued shares of common stock in the concurrent common stock offering, and (iii) the use of all of our net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all of our outstanding 6% subordinated debentures.

        In addition, you should read the following table in conjunction with "Unaudited Pro Forma Consolidated Condensed Statements of Operations", "Selected Historical Consolidated Financial Data", our consolidated financial statements and the accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Other Indebtedness" which are contained later in this prospectus.

	Actual	Pro forma for the February 2004 notes offering and the concurrent stock offering
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$3,467	$3,467

Long-term debt:
Credit facilities:
Revolving credit loans	99,000	99,000
Term loans	69,111	69,111
6% Subordinated debentures	500,000	—
Convertible subordinated notes	—	330,000
Other debt	862	862

Total debt	668,973	498,973
Less current maturities	8,583	8,583

Total long-term debt	660,390	490,390

Shareholders' equity:
Common stock, par value $.01 per share, 500,000,000 shares authorized, 122,865,469 shares outstanding, actual; 132,495,469 shares outstanding, pro forma for the February 2004 notes offering and the concurrent common stock offering	1,229	1,325
Additional paid-in capital	1,470,403	1,645,827
Deferred compensation	(4,928)	(4,928)
Shareholder notes(1)	(1,895)	(687)
Accumulated deficit	(232,365)	(232,365)

Total shareholders' equity	1,232,444	1,409,172

Total capitalization	$1,892,834	$1,899,562

(1)
Pro forma shareholder notes reflect the repayment of approximately $1.2 million by certain shareholders using proceeds received from the sale of a portion of their common stock in February 2004.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

        The unaudited pro forma consolidated condensed statement of operations has been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2003 gives effect to the February 2004 notes offering and the concurrent common stock offering and the use of our net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all of our outstanding 6% subordinated debentures. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2003 also reflects the application of the net proceeds from our initial public offering on August 6, 2003. The pro forma adjustments have been applied to derive the pro forma consolidated condensed statement of operations as if these transactions were consummated on January 1 of the period presented. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma consolidated condensed statement of operations.

        The unaudited pro forma consolidated condensed statement of operations should not be considered indicative of actual results that would have been achieved had the above transactions been consummated on the dates or for the period indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma consolidated condensed statement of operations should be read in conjunction with our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Condensed Statement of Operations
for the Year Ended December 31, 2003
(In thousands, except per share amounts)

	Year Ended December 31, 2003
	Actual	Adjustments for August 6, 2003 Offering(1)	Adjustments for the February 2004 notes offering and concurrent common stock offering(2)	Pro Forma
OPERATING DATA:
Net broadcasting revenue	$371,509	$—	$—	$371,509
Operating expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	102,237	—	—	102,237
Selling, general and administrative	112,090	—	—	112,090
Corporate general and administrative	10,094	—	—	10,094
Corporate non-cash deferred stock compensation	10,339	—	—	10,339
Depreciation and amortization	140,659	—	—	140,659
Other, net	53	—	—	53

Total operating expenses	375,472	—	—	375,472

Operating loss	(3,963)	—	—	(3,963)
Interest expense, net	48,254	(11,310)	(23,814)	13,130
Write off of deferred financing costs due to extinguishment of debt	9,345	—	—	9,345

Income (loss) before income tax (benefit) expense	(61,562)	11,310	23,814	(26,438)
Income tax expense	28,008	—	—	28,008

Net income (loss)	$(89,570)	$11,310	$23,814	$(54,446)

Basic and diluted net loss per common share	$(0.83)			$(0.41)

Weighted average common shares outstanding(3)	107,360			132,495

OTHER DATA(4):
Cash flow provided by (used in):
Operating activities	$84,035	$10,438	$23,813	$118,286
Investing activities	(174,409)	—	—	(174,409)
Financing activities	91,707	—	—	91,707
Ratio of earnings to fixed charges(5)	—			—

(1)
The pro forma adjustments for the initial public offering completed on August 6, 2003 reflect reduced interest expense after giving effect to (i) the repayment of approximately $448.0 million of senior debt outstanding under our credit facility using the net proceeds from our initial public offering, (ii) the decrease of our average interest rate on the remaining amounts outstanding under our credit facility to 2.75% during 2003 as a result of improved leverage ratios due to the repayment of a portion of our credit facility, and (iii) reduced amortization of deferred loan costs due to the repayment of a portion of our credit facility, as if these events had occurred on January 1, 2003.

(2)
The pro forma adjustments for the February 2004 notes offering and concurrent offering of 9.6 million shares of common stock reflect (i) reduced interest expense and reduced amortization of deferred financing costs due to the redemption of $500 million of our outstanding 6% subordinated debentures using the net proceeds from these offerings, and (ii) increased interest expense and increased amortization of deferred financing costs due to the issuance of $330 million principal amount of notes with an interest rate of 1.875%, as if these events had occurred on January 1, 2003. In connection with the redemption of our outstanding 6% subordinated debentures using the net proceeds from the offerings, we wrote off a significant portion of our deferred financing costs.

(3)
Pro forma weighted average common shares outstanding reflects (i) the exchange of each share of Class B common stock into .518 shares of Class A common stock and the redesignation of the Class A common stock as common stock in connection with our initial public offering, (ii) the sale of 25,300,000 shares of common stock in our initial public offering, (iii) the sale of 9,630,000 newly issued shares of common stock in the concurrent common stock offering, and (iv) all other equity transactions that occurred during 2004, as if these events had occurred on January 1, 2003.

(4)
Other data:

	Actual	Adjustments for August 6, 2003 Offering(1)	Adjustments for the February 2004 notes and concurrent common stock offerings(2)	Pro forma
The table below reconciles net loss to EBITDA:
Net income (loss)	$(89,570)	$11,310	$23,814	$(54,446)
Interest expense, net	48,254	(11,310)	(23,814)	13,130
Depreciation and amortization	140,659	—	—	140,659
Income tax expense	28,008	—	—	28,008

EBITDA	$127,351	—	$—	$127,351

  We discuss EBITDA and the limitations of this financial measure under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" on page 32. EBITDA consists of income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax plus interest expense (net) and depreciation and amortization. This term is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

(5)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means income (loss) before income tax (benefit) expense plus fixed charges. "Fixed charges" means total interest incurred on outstanding debt (whether capitalized or expensed), including amortization of deferred financing costs, plus an estimate of interest within rental expense and dividends required on outstanding preference securities. For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by approximately $61.6 million.

  The pro forma ratio of earnings to fixed charges gives effect to the net decrease in interest expense resulting from the application of all of our net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all of our outstanding 6% subordinated debentures, as if these events had occurred on January 1, 2003. The ratio has been computed using an interest rate of 1.875% for the notes. For the year ended December 31, 2003, earnings were insufficient to cover pro forma fixed charges by approximately $37.7 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        You should read the selected historical consolidated financial data below in conjunction with our consolidated financial statements and the accompanying notes. You should also read Management's Discussion and Analysis of Financial Condition and Results of Operations. All of these materials are contained later in this prospectus. We derived the historical consolidated financial data for the year ended December 31, 2000 and for the period from January 1, 2001 through June 25, 2001 from the audited consolidated financial statements of our predecessor company. We derived the historical consolidated financial data as of December 31, 2002 and 2003 and for the period from June 26, 2001 through December 31, 2001 and for the years ended December 31, 2002 and 2003 from our audited consolidated financial statements. We derived the historical financial data as of December 31, 1999 and 2000 and for the year ended December 31, 1999 and 2000 from the audited consolidated financial statements of our predecessor company which are not contained in this prospectus. The selected consolidated historical financial data may not be indicative of future performance.

Selected Historical Consolidated Financial Data
(In thousands, except per share amounts)

	Predecessor Company		Predecessor Company	Company
	Year Ended December 31,		Period from January 1 through June 25, 2001	Period from June 26 through December 31, 2001
					Year Ended December 31, 2002	Year Ended December 31, 2003
	1999	2000
OPERATING DATA:
Net broadcasting revenue	$178,495	$284,824	$155,297	$168,187	$348,869	$371,509

Operating expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	53,936	81,168	53,960	55,655	94,972	102,237
Selling, general and administrative	61,376	96,191	57,076	56,938	114,622	112,090
Corporate general and administrative	7,010	9,092	5,620	6,038	10,751	10,094
Corporate non-cash deferred stock compensation	1,727	12,246	14,773	—	25,886	10,339
Depreciation and amortization(1)	35,749	76,502	53,077	99,054	143,079	140,659
Non-recurring merger charges(2)	—	—	40,596	—	—	—
Other, net	1,489	(684)	1,922	113	1,231	53

Total operating expenses	161,287	274,515	227,024	217,798	390,541	375,472

Operating income (loss)	17,208	10,309	(71,727)	(49,611)	(41,672)	(3,963)
Interest expense, net	23,508	49,221	41,337	34,821	61,707	48,254
Write off of deferred financing costs due to extinguishment of debt(3)	—	—	39,097	—	—	9,345

Loss from continuing operations before income tax (benefit) expense and discontinued operations	(6,300)	(38,912)	(152,161)	(84,432)	(103,379)	(61,562)
Income tax (benefit) expense(4)	(1,647)	(4,022)	(2,823)	(30,797)	(14,219)	28,008

Loss from continuing operations before discontinued operations, net of tax	(4,653)	(34,890)	(149,338)	(53,635)	(89,160)	(89,570)
Loss from discontinued operations, net of tax(5)	(4,275)	(4,334)	—	—	—	—

Net loss	(8,928)	(39,224)	(149,338)	(53,635)	(89,160)	(89,570)
Dividend requirement and premium paid on redemption of exchangeable preferred stock(6)	20,299	12,474	26,994	2	6	—

Net loss applicable to common shares	$(29,227)	$(51,698)	$(176,332)	$(53,637)	$(89,166)	$(89,570)

Basic and diluted loss from continuing operations before discontinued operations per common share				$(0.56)	$(0.93)	$(0.83)

Basic and diluted net loss per common share				$(0.56)	$(0.93)	$(0.83)

Weighted average common shares outstanding				96,134	96,134	107,360

OTHER DATA(7):
Cash flow provided by (used in):
Operating activities	$15,346	$43,006	$(166)	$17,641	$64,104	$84,035
Investing activities	(318,427)	(795,242)	2,222	(1,063,881)	(14,339)	(174,409)
Financing activities	218,407	742,347	(5,187)	1,046,906	(48,297)	91,707
EBITDA(7)	52,957	86,811	(57,747)	49,443	101,407	127,351
Capital expenditures	16,609	5,453	3,165	4,716	14,695	6,162
Current tax expense (benefit)	946	506	(5)	525	1,059	1,421
Deferred tax expense (benefit)	(2,593)	(4,528)	(2,818)	(31,322)	(15,278)	26,587
Ratio of earnings to fixed charges(8)	—	—	—	—	—	—

	Predecessor Company		Company
	December 31,		December 31,
	1999	2000	2001	2002	2003
BALANCE SHEET DATA:
Cash and cash equivalents	$17,981	$8,092	$666	$2,134	$3,467
Working capital	54,777	41,829	44,997	29,083	52,181
Intangible assets, net	538,664	1,273,520	2,109,825	1,987,480	2,043,286
Total assets	716,613	1,485,564	2,325,352	2,198,333	2,249,333
Long-term debt and other obligations (including current portion)	345,867	864,131	1,070,674	1,033,479	693,175
Exchangeable preferred stock	85,362	96,158	39	—	—
Shareholders' equity	219,209	414,271	940,604	866,575	1,232,444

(1)
We adopted SFAS No. 142 on January 1, 2002. See Note 2 to the Consolidated Financial Statements.

(2)
In connection with our acquisition of Citadel Communications, our predecessor company incurred approximately $40.6 million in non-recurring merger-related charges during the period from January 1, 2001 through June 25, 2001. These charges primarily included $26.9 million paid to employees for the cancellation of stock options as provided for under the merger agreement, $9.8 million for a merger fairness opinion, $2.5 million for legal, accounting and other professional fees and $0.9 million for a legal settlement to its shareholders.

(3)
In connection with our acquisition of Citadel Communications and the related extinguishment of substantially all of its 10 1/4% Senior Subordinated Notes due 2007 and all of our predecessor company's 9 1/4% Senior Subordinated Notes due 2008, our predecessor company recorded a loss of approximately $39.1 million in the period from January 1, 2001 through June 25, 2001. In connection with the repayment of debt using the proceeds of the Company's initial public offering in August 2003 and the amendment of the Company's credit agreement in December 2003, the Company wrote off deferred financing costs of $9.3 million during the year ended December 31, 2003.

(4)
We recorded a non-cash deferred income tax benefit during the period from June 26, 2001 through December 31, 2001. This benefit represents the utilization of deferred tax liabilities recorded at the date of our acquisition of our predecessor company. For the year ended December 31, 2002, due to an increase in valuation allowance related primarily to our net operating loss carryforwards, the tax benefit was limited to $14.2 million. For the year ended December 31, 2003, the income tax expense of $28.0 million was primarily due to the amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of.

(5)
In December 1999, the predecessor company management decided to discontinue the operations of its Internet service provider.

(6)
In connection with our acquisition of Citadel Communications, our predecessor company recorded a $20.2 million premium paid on the redemption of substantially all of its 13 1/4% Exchangeable Preferred Stock. In addition, our predecessor company paid $6.8 million in dividends on the exchangeable preferred stock during the period from January 1, 2001 through June 25, 2001.

(7)
Other data:

  The table below reconciles net loss to EBITDA:

	Predecessor Company		Predecessor Company	Company
	Year Ended December 31,		Period from January 1 through June 25,	Period from June 26 through December 31,	Year Ended December 31,	Year Ended December 31,
	1999	2000	2001	2001	2002	2003
Net loss	$(8,928)	$(39,224)	$(149,338)	$(53,635)	$(89,160)	$(89,570)
Interest expense, net	23,508	49,221	41,337	34,821	61,707	48,254
Depreciation and amortization	35,749	76,502	53,077	99,054	143,079	140,659
Income tax (benefit) expense	(1,647)	(4,022)	(2,823)	(30,797)	(14,219)	28,008
Loss from discontinued operations, net of tax	4,275	4,334	—	—	—	—

EBITDA	$52,957	$86,811	$(57,747)	$49,443	$101,407	$127,351

  We discuss EBITDA and the limitations of this financial measure under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" on page 32. EBITDA consists of income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax plus interest expense (net) and depreciation and amortization. This term is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

(8)
The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, "earnings" means loss from continuing operations before income tax benefit and discontinued operations plus fixed charges. "Fixed charges" means total interest incurred whether capitalized or expensed on outstanding debt plus debt related fees and amortization of deferred financing costs. For the years ended December 31, 1999 and 2000, the periods from January 1 through June 25, 2001 and from June 26, 2001 through December 31, 2001, and the years ended December 31, 2002 and 2003, earnings were insufficient to cover fixed charges by approximately $6.3 million, $38.9 million, $152.2 million, $84.4 million, $103.4 million and $61.6 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Introduction

        Citadel Broadcasting Company, which together with its parent Citadel Communications Corporation, we refer to as our predecessor company, was founded in 1991 and grew rapidly through acquisitions subsequent to the passage of the Telecommunications Act of 1996. In June 2001, affiliates of Forstmann Little & Co. acquired our predecessor company from its public shareholders for an aggregate purchase price, including the redemption of debt and exchangeable preferred stock, of approximately $2.0 billion (the "Acquisition"). On August 6, 2003, we completed an initial public offering of 25.3 million shares of our common stock at $19.00 per share.

        Our operating subsidiary, Citadel Broadcasting Company, owns and operates radio stations and holds FCC licenses in 24 states.

Sources of Revenue

        Our net broadcasting revenue is primarily derived from the sale of broadcasting time to local, regional and national advertisers. Net broadcasting revenue is gross revenue less agency commissions. Local revenue is comprised of advertising sales made within a station's local market or region either directly with the advertiser or through the advertiser's agency. National revenue represents sales made to advertisers/agencies who are purchasing advertising for multiple markets. These sales are typically facilitated by a national representation firm, which serves as our sales agent in these transactions. Our revenue is affected primarily by the advertising rates our radio stations charge as well as the overall demand for radio advertising time in a market. Advertising rates are based primarily on four factors:

  •
  a radio station's audience share in the demographic groups targeted by advertisers, as measured principally by quarterly reports issued by The Arbitron Ratings Company, or Arbitron;

  •
  the number of radio stations, as well as other forms of media, in the market competing for the same demographic groups;

  •
  the supply of and demand for radio advertising time; and

  •
  the size of the market.

In the radio broadcasting industry, seasonal revenue fluctuations are common and are due primarily to variations in advertising expenditures by local and national advertisers. Typically, revenue is lowest in the first calendar quarter of the year and highest in the second and fourth calendar quarters of the year.

Components of Expenses

        Our most significant expenses are (1) sales costs, (2) programming expenses, (3) advertising and promotional expenses and (4) administrative and technical expenses. We strive to control these expenses by working closely with local management and centralizing functions such as finance, accounting, legal, human resources and management information systems. We also use our multiple stations, market presence and purchasing power to negotiate favorable rates with vendors.

        Depreciation and amortization of tangible and intangible assets associated with the acquisition of radio stations and interest carrying charges historically have been significant factors in determining our overall profitability. Based on intangible assets currently held by us and the preliminary allocation of the aggregate purchase price of acquisitions completed during the year ended December 31, 2003, and not giving effect to the closing of pending radio station acquisitions, we expect the total amortization expense incurred will continue to decrease due to the remaining weighted-average useful amortization period of intangible assets subject to amortization.

Non-GAAP Financial Measure

        We use the term "EBITDA" throughout this prospectus. EBITDA consists of income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax plus interest expense (net) and depreciation and amortization.

        This term, as we define it, may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP.

        We use EBITDA as a measure of operating performance, we do not use it as a measure of liquidity. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP or as a measure of liquidity.

        We believe EBITDA is useful to an investor in evaluating our operating performance because:

  •
  it is widely used in the broadcasting industry to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets. We believe that, by eliminating such effects, EBITDA provides a meaningful measure of overall corporate performance exclusive of our capital structure and the method by which our assets were acquired; and

  •
  it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results.

        Our management uses EBITDA:

  •
  as a measurement of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results;

  •
  in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management;

  •
  as a measure for determining our operating budget;

  •
  as a measure for planning and forecasting overall and individual radio station cluster expectations and for evaluating actual results against such expectations; and

  •
  as the basis for incentive bonuses paid to our executive officers and our station managers.

        In 2003, the SEC adopted rules regulating the use of non-GAAP financial measures, such as the one we are using, in filings with the SEC and in disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP. We have included a presentation of net income (loss) as calculated under GAAP and a reconciliation to EBITDA on a consolidated basis, under "Unaudited Pro Forma Consolidated Condensed Statements of Operations" and "Selected Historical Consolidated Financial Data".

Basis of Presentation

        On June 26, 2001, we acquired all of the outstanding common stock of Citadel Communications Corporation. In this prospectus, we refer to Citadel Communications, together with its wholly owned operating subsidiary Citadel Broadcasting Company, prior to June 26, 2001 as our predecessor company. Results for the year ended December 31, 2001 include results for both our predecessor company and us. Results for the period from January 1, 2001 through June 25, 2001 are the results of our predecessor company. As more fully discussed below, our results for 2001 include additional depreciation, amortization and interest expenses, as well as non-recurring merger charges and a loss on extinguishment of debt directly related to our acquisition of Citadel Communications and related transactions in June 2001.

        Certain reclassifications have been made to prior year amounts to conform to the current period presentation.

Results of Operations

        Our results of operations represent the operations of the radio stations owned or operated by us, or for which we provide sales and marketing services, during the applicable periods. The following discussion should be read in conjunction with the accompanying consolidated financial statements and the related notes included in this report.

        Historically, we have managed our portfolio of radio stations through selected acquisitions, dispositions and exchanges, as well as through the use of local marketing agreements, or LMAs, and joint sales agreements, or JSAs. Under an LMA or a JSA, the company operating a station provides programming or sales and marketing or a combination of such services on behalf of the owner of a station. The broadcast revenue and operating expenses of stations operated by us under LMAs and JSAs have been included in our results of operations since the respective effective dates of such agreements.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Net Broadcasting Revenue.    Net broadcasting revenue was $371.5 million for the year ended December 31, 2003, an increase of $22.6 million, or 6.5%, as compared to $348.9 million for the year ended December 31, 2002. The increase was due to higher revenues from most of our existing stations as well as from stations acquired in 2003. National and network revenue increased approximately $0.6 million, or 0.9%, while local revenue increased approximately $22.0 million, or 7.9%. Overall growth in net broadcasting revenues was a result of improving economic factors affecting the advertising climate. Net broadcasting revenue, excluding barter revenue, increased for the year ended December 31, 2003 by $23.5 million, or 6.9%, over the same period in 2002, while barter revenue, which represents revenue earned in exchange for goods or services received from advertisers, decreased $0.8 million, or 10.1% over the same period in 2002. Included in net broadcasting revenue for the year ended December 31, 2003 was approximately $4.8 million in revenue related to radio stations we acquired in New Orleans and Des Moines from Wilks Broadcasting in September 2003.

        Cost of Revenues.    Cost of revenues increased by $7.2 million, or 7.6% to $102.2 million for the year ended December 31, 2003, as compared to $95.0 million for the year ended December 31, 2002. Barter expenses, which represent the value of services received from advertisers in exchange for commercial air-time, decreased by $0.9 million, or 10.8%, over the same period in 2002, while the remaining cost of revenues increased by $8.2 million, or 9.5%, for the year ended December 31, 2003 as compared to the year ended December 31, 2002. This increase is primarily due to approximately $4.4 million in cost of revenues from stations acquired in 2003 and approximately $2.2 million in programming costs at our existing stations.

        Selling, General and Administrative.    Selling, general and administrative expenses decreased $2.5 million, or 2.2%, from $114.6 million for the year ended December 31, 2002 to $112.1 million for the year ended December 31, 2003. This decrease was primarily due to reductions in sales costs of approximately $5.4 million, offset by an increase in selling, general and administrative expenses of approximately $3.9 million related to stations acquired in 2003.

        Corporate General and Administrative Expenses.    Corporate general and administrative expenses were $10.1 million for the year ended December 31, 2003, a decrease of $0.7 million, or 6.5%, as compared to $10.8 million for the year ended December 31, 2002. This decrease was primarily due to a reduction in corporate compensation for the year ended December 31, 2003, as compared to the same period in 2002.

        Corporate Non-Cash Deferred Stock Compensation.    Corporate non-cash deferred stock compensation expense was $10.3 million for the year ended December 31, 2003, a decrease of $15.6 million, or 60.2%, from $25.9 million for the year ended December 31, 2002. The compensation expense relates to stock options granted to our chief executive officer in March 2002 and shares of common stock issued to our chief executive officer in April 2002, and the expense is recognized over the vesting period of the options and shares applicable to each respective option and share tranche, which results in accelerated recognition of compensation expense.

        Operating Loss.    Operating loss was $4.0 million for the year ended December 31, 2003, an improvement of $37.7 million as compared to an operating loss of $41.7 million for the year ended December 31, 2002. This decrease in operating loss was primarily attributable to an increase in revenue and a reduction in corporate non-cash deferred stock compensation.

        Interest Expense (Net of Interest Income).    Interest expense was $48.3 million for the year ended December 31, 2003, a decrease of $13.4 million, or 21.7%, as compared to $61.7 million for the year ended December 31, 2002. The decrease resulted from a decrease in the interest rates payable on our senior indebtedness during the year ended December 31, 2003, which ranged from 2.11% to 4.54% as compared to a range of 3.88% to 6.50% during the year ended December 31, 2002, in addition to a reduction in our overall outstanding indebtedness. During the year ended December 31, 2003, our outstanding debt averaged $887.8 million compared to an average of $1,045.6 million during the year ended December 31, 2002 primarily as a result of the repayment of senior debt with the net proceeds from our initial public offering completed in August 2003.

        Loss on Extinguishment of Debt.    In connection with the repayment of senior debt in the third quarter of 2003, we wrote off deferred financing costs of approximately $8.2 million. In conjunction with the amendment to our credit facility effective in December 2003, we wrote off deferred financing costs of approximately $1.2 million.

        Income Taxes.    Income tax expense for the year ended December 31, 2003 was $28.0 million compared to an income tax benefit of $14.2 million for the year ended December 31, 2002. The income tax expense for the year ended December 31, 2003 was primarily due to the amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of. The income tax benefit for the year ended December 31, 2002 was primarily due to benefits related to our net operating losses offset by increases in the valuation allowance. The income tax expense (benefit) includes current income tax expense of approximately $1.4 million and $1.1 million for the year ended December 31, 2003 and 2002, respectively.

        Net Loss.    As a result of the factors described above, our net loss increased $0.4 million to a net loss of $89.6 million for the year ended December 31, 2003, as compared to a net loss of $89.2 million for the corresponding period in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Net Broadcasting Revenue.    Net broadcasting revenue was $348.9 million for the year ended December 31, 2002, an increase of $25.4 million, or 7.9%, as compared to $323.5 million for the year ended December 31, 2001. The increase was caused by higher revenues at most of our radio stations. National and network revenue increased approximately $11.5 million, or 19.3%, while local revenue increased approximately $13.9 million, or 5.3%. National revenue growth outpaced local revenue growth primarily because 2001 national revenue was negatively impacted more severely than local revenue during the prior year's economic downturn. Overall growth in net broadcasting revenues was a result of the improved economic environment. Net broadcasting revenue, excluding barter revenue, increased $28.5 million, or 9.1%, in 2002 compared to 2001, while barter revenue decreased $3.1 million, or 27.2%.

        Cost of Revenues.    Cost of revenues was $95.0 million for the year ended December 31, 2002, a decrease of $14.6 million, or 13.3%, as compared to $109.6 million for the year ended December 31, 2001. The decrease was principally due to a reduction in barter expense of $12.7 million, or 60.7%.

        Selling, General and Administrative.    Selling, general and administrative expenses increased by $0.6 million, or 0.5%, from $114.0 million for the year ended December 31, 2001 to $114.6 million for the year ended December 31, 2002.

        Corporate General and Administrative Expenses.    Corporate general and administrative expenses were $10.8 million for the year ended December 31, 2002, a decrease of $0.9 million, or 7.7%, as compared to $11.7 million for the year ended December 31, 2001. The decrease was primarily due to a reduction in corporate staffing and related expenses of $1.1 million and a reduction in professional fees of $1.1 million offset by an increase in corporate incentive compensation of $1.3 million.

        Corporate Non-Cash Deferred Stock Compensation.    In 2002, we issued stock options, which have an exercise price less than the fair market value of the underlying stock on the date of grant, and shares of common stock at a price less than the fair market value of the common stock on the date of sale, to our new chief executive officer resulting in a corporate non-cash deferred stock compensation charge of approximately $25.9 million for the year ended December 31, 2002 as compared to $14.8 million incurred during 2001 relating to stock options of our predecessor company. For options granted and shares sold as of December 31, 2002, we expect to incur additional corporate non-cash deferred stock compensation expense of approximately $15.3 million over the next two years.

        Depreciation and Amortization.    Depreciation and amortization expenses were $143.1 million for the year ended December 31, 2002, a decrease of $9.0 million, or 5.9%, as compared to $152.1 million for 2001, primarily due to the adoption of SFAS No. 142 on January 1, 2002 offset by additional amortization of $58.9 million related to the increase in the value of intangibles due to the acquisition of Citadel Communications in June of 2001. If SFAS No. 142 had been issued and we had adopted it on January 1, 2001, our depreciation and amortization expenses would have been reduced by $67.8 million for the year ended December 31, 2001.

        Non-Recurring Merger Charges.    During the year ended December 31, 2001, our predecessor company incurred $40.6 million of non-recurring merger charges.

        Operating Loss.    Operating loss was $41.7 million for the year ended December 31, 2002, an improvement of $79.6 million as compared to an operating loss of $121.3 million for the year ended December 31, 2001. This decrease in operating loss was primarily attributable to the elimination of non-recurring merger charges, higher net broadcasting revenue, lower cost of revenues and lower depreciation and amortization expenses partially offset by an increase in corporate non-cash deferred stock compensation expense.

        Interest Expense (Net of Interest Income).    Interest expense was $61.7 million for the year ended December 31, 2002, a decrease of $14.5 million, or 19.0%, as compared to $76.2 million for the year ended December 31, 2001. The decrease resulted from a significant decrease in the interest rates payable on our senior indebtedness in 2002, which ranged from 3.88% to 5.75% for the year ended December 31, 2002 as compared to a range of 4.60% to 9.56% for the year ended December 31, 2001, partially offset by higher levels of average outstanding indebtedness and amortization of debt issuance costs. During the year ended December 31, 2002, our outstanding debt averaged $1,044.0 million compared to an average of $854.7 million during the year ended December 31, 2001. Additionally, we incurred amortization expense related to debt issuance costs of $3.7 million in 2002 compared to $2.5 million in 2001.

        Income Taxes.    Income tax benefit for the year ended December 31, 2002 was approximately $14.2 million compared to an income tax benefit of approximately $33.6 million for the year ended December 31, 2001. The income tax benefit for the years ended December 31, 2001 and 2002 is primarily due to the net utilization of deferred tax liabilities established at the date we were acquired, June 26, 2001, due to differences in the tax bases and the financial statement carrying amounts of intangibles and property and equipment due to a stock-based acquisition offset by state franchise tax expense. In addition, the income tax benefit for the year ended December 31, 2002 was reduced by the establishment of a valuation allowance related to our deferred tax assets.

        Net Loss.    As a result of the factors described above, our net loss decreased $113.8 million to a loss of $89.2 million for the year ended December 31, 2002, as compared to a loss of $203.0 million for the year ended December 31, 2001.

Liquidity and Capital Resources

        Our primary sources of liquidity are cash provided by operations, undrawn commitments available under our credit facility and proceeds generated from the sale of our debt and equity securities. We have used, and will continue to use, a significant portion of our capital resources to complete acquisitions.

        Our ability to borrow under our credit facility is limited by our ability to comply with financial covenants and representations. See "—Credit Facility Financial Covenants" for a further discussion of our financial covenants. As of December 31, 2003, we were in compliance with all financial covenants under our credit facility.

        Initial Public Offering.    On August 6, 2003, we completed an initial public offering of 25.3 million shares of our common stock at $19.00 per share, resulting in net proceeds to us of approximately $448.0 million, net of underwriting commissions and other issuance costs. We used substantially all of the proceeds from that offering to repay amounts outstanding under our credit facility.

        Follow up Offering.    On February 18, 2004, we completed a public offering of 29,630,000 shares of our common stock at $19.00 per share, including 9,630,000 primary shares sold by us and 20,000,000 shares sold by certain of our shareholders. On the same date, we completed a private placement of $330.0 million of convertible notes due 2011. We used the approximately $500.0 million of net proceeds we received from these two offerings to redeem all of our outstanding 6% subordinated debentures.

        Operating Activities.    Net cash provided by operating activities was $84.0 million for the year ended December 31, 2003, as compared to $64.1 million for the year ended December 31, 2002. The increase in 2003 is primarily the result of an increase in net broadcasting revenue of $22.6 million and a decrease in net interest expense of $13.4 million offset by changes in operating assets and liabilities and an increase in cost of revenues.

        Net cash provided by operating activities was $64.1 million for the year ended December 31, 2002, as compared to $17.5 million for the year ended December 31, 2001. The increase in 2002 is primarily the result of an increase in net broadcasting revenue of $25.4 million, a decrease in cost of revenues and corporate expenses of $14.9 million and a decrease in net interest expense of $14.5 million offset by changes in operating assets and liabilities.

        Investing and Financing Activities.    Net cash used in investing activities increased to $174.4 million for the year ended December 31, 2003, as compared to $14.3 million for the year ended December 31, 2002. During the year ended December 31, 2003, we used approximately $179.7 million for acquisitions of radio stations, including our acquisition of radio stations in Des Moines, IA and New Orleans, LA. These acquisitions were funded by cash flows from operating activities and borrowings under our credit facility. During the year ended December 31, 2003, we made dispositions of radio stations for approximately $16.6 million, of which $5.5 million was in the form of a note.

        Net cash used in investing activities decreased to $14.3 million for the year ended December 31, 2002, as compared to $1,061.7 million for the year ended December 31, 2001. For the year ended December 31, 2002, the primary uses were for the acquisition of a radio station and capital expenditures, which includes buildings, studio equipment, towers and transmitters, vehicles and other assets utilized in the operation of our stations. For the year ended December 31, 2001 the primary use related to our acquisition of Citadel Communications and associated merger costs.

        Net cash provided by financing activities was $91.7 million for the year ended December 31, 2003 as compared to net cash used in financing activities of $48.3 million for the year ended December 31, 2002. For the year ended December 31, 2003, the net cash provided by financing activities was primarily due to net proceeds from our initial public offering of $448.0 million, offset by net payments under our credit facility of $352.9 million. For the year ended December 31, 2002, the net cash used in financing activities was primarily due to net principal payments on senior debt of $35.5 million and approximately $12.3 million in net repurchases of shares of our common stock.

        Net cash used in financing activities was $48.3 million for the year ended December 31, 2002 as compared to net cash flow from financing activities of $1,041.7 million for the year ended December 31, 2001. For the year ended December 31, 2002, the primary use was for the net repayment of debt and repurchase of shares of common stock while in the corresponding period in 2001, the primary source of financing was from the issuance of our common stock of $1,031.7 million related to the acquisition of Citadel Communications.

        During the year ended December 31, 2003, we repurchased unvested shares of our common stock held by former officers and employees at cost for an aggregate purchase price of approximately $4.6 million. A portion of this price was paid in the form of cancellation of a related note receivable.

        During 2002, we repurchased all of the shares of our common stock held by five former executives for an aggregate purchase price of approximately $16.3 million.

        In addition to debt service, our principal liquidity requirements are for working capital and general corporate purposes, capital expenditures and acquisitions of additional radio stations. Our capital expenditures totaled $6.2 million during the year ended December 31, 2003, as compared to $14.7 million during the year ended December 31, 2002. In 2004, we estimate that capital expenditures necessary for maintaining our facilities will be approximately $10.0 million. We believe that cash flows from operating activities, together with availability under our revolving credit facility, should be sufficient for us to fund our current operations for at least the next 12 months.

        In March of 2004, we completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station for a cash purchase price of approximately $94.7 million. The acquisition of the fourth station is expected to occur by the fourth quarter of 2004.

        As of the date of this prospectus, we have outstanding agreements to acquire five radio stations for an aggregate purchase price of approximately $57.8 million and have one agreement to sell four radio stations for a purchase price of approximately $3.8 million.

        Additionally, on November 5, 2002, we entered into an agreement in the form of an option, exercisable through December 31, 2006, to purchase a radio station in the Oklahoma City, OK market for an aggregate cash purchase price of (i) on or before December 31, 2004, $15 million or (ii) after December 31, 2004, the greater of $15 million or 85% of the fair market value of the radio station, as determined by an independent appraisal. We will operate the station under a local marketing agreement during the option period.

        On July 2, 2003, we entered into a local marketing agreement related to a radio station in Knoxville, TN. During the three-year term of this agreement, the current station owner has the option, but not the obligation, to require us to purchase all of the assets of the station for $12.0 million.

        To the extent our capital and liquidity requirements to fund our capital expenditures, pending or future acquisitions or any of our other contractual or commercial commitments exceed the amounts available to us from operating cash flow and under our current credit facility, we intend to seek additional funding in the credit or capital markets and there can be no assurance that we will be able to obtain financing on terms acceptable to us. As of December 31, 2003, we had approximately $168.1 million outstanding under our credit facility and $101.0 million available to us under our revolving credit facility.

Credit Facility

        On June 26, 2001, we entered into a $700 million bank credit facility with a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, as a lender and administrative agent. Effective January 31, 2003, we amended our credit agreement, decreasing the amount outstanding under the tranche B term loan from $250.0 million to $200.0 million. We financed this $50 million reduction through borrowings under our revolving credit facility. On March 31, 2003, we repaid $34.0 million in aggregate under our tranche A and tranche B term loans with borrowings under our revolving credit facility.

        We used substantially all of the net proceeds from the initial public offering completed on August 6, 2003 to first repay amounts outstanding under the tranche B term loan, then to repay amounts outstanding under the revolving portion of the credit facility, with the remaining proceeds used to repay amounts outstanding under the tranche A term loan. Immediately after the application of the net proceeds, we had approximately $78.1 million outstanding under the tranche A term loan. In August 2003, we repaid an additional $9.0 million on the tranche A term loan. In connection with the repayment of notes, we wrote off deferred financing costs of approximately $8.2 million during the third quarter ended September 30, 2003. In September 2003, we borrowed an additional $127.0 million on the revolving portion of the credit facility to fund the acquisition of certain radio stations.

        Effective December 10, 2003, we amended our credit facility which, in part, reduced the applicable margins and commitment fees on our revolving credit facility and tranche A term loan. In connection with this amendment, we wrote off deferred financing costs of $1.2 million. Payments made on the tranche A and tranche B term loans reduce the commitment under our credit agreement and therefore the funds are not available for future borrowings. Our credit facility on December 31, 2003, as amended, consisted of the following:

	Commitment	Balance Outstanding (as of December 31, 2003)
Tranche A term loan	$69,111,111	$69,111,111
Revolving credit facility	200,000,000	99,000,000

        Effective April 5, 2004, we amended our credit facility and, in connection therewith, we activated a portion of our incremental revolving loan facility in the aggregate amount of $57,500,000 and a portion of our incremental term loan facility in the aggregate amount of $57,500,000. The $57,500,000 borrowed under the incremental term facility was used to repay amounts outstanding under the revolving loan facility.

        Availability.    The amount available under our credit facility at December 31, 2003, before giving effect to the incremental facilities, was $101.0 million in the form of revolving credit commitments. This excludes approximately $3.2 million in letters of credit outstanding as of December 31, 2003. As of April 30, 2004, the amount available under our credit facility was $127.5 million, net of $12.0 outstanding in letters of credit. Our ability to borrow under our credit facility is limited by our ability to comply with several financial covenants as well as a requirement that we make various representations and warranties at the time of borrowing.

        Interest.    At our election, interest on any outstanding principal accrues at a rate based on either: (a) the greater of (1) the Prime Rate in effect; (2) the secondary market rate for three-month certificates of deposit from time to time plus 1%; or (3) the Federal Funds Rate plus 0.5%, in each case, plus a spread that ranges from 0.00% to 1.50%, depending on our leverage ratio; or (b) the Eurodollar rate (grossed-up for reserve requirements) plus a spread that ranges from 1.00% to 2.50%, depending on our leverage ratio.

        Maturity and Amortization.    The tranche A term loan is repayable in quarterly installments pursuant to a predetermined payment schedule. The tranche A term loan is repayable over a period of five years in quarterly installments, beginning on September 30, 2004, in amounts ranging from $4.1 million and increasing to $5.1 million for the final four quarterly repayments. The final quarterly payment on the tranche A term loan is due June 26, 2008. The revolving loan facility must be paid in full on or before June 26, 2008. The incremental term facility and incremental revolving loan facility must be paid in full on or before March 31, 2009.

        Fees.    We pay a commitment fee for the daily average unused commitment under the revolving credit commitment. The commitment fee ranges from 0.250% to 0.375% based on a pricing grid depending on our leverage ratio. In addition, we pay fees for each letter of credit issued under our credit facility.

        Commitment Reductions and Repayments.    Our loans under our credit facility must be prepaid with the net proceeds, in excess of $30 million in the aggregate, of specified asset sales and issuances of additional indebtedness, which do not constitute permitted indebtedness under our credit facility. These prepayments are first applied to prepay our term loans and then to prepay our revolving credit loans. The commitment under the revolving portion of our credit facility will generally be permanently reduced by the amount of the mandatory prepayment of this facility. The loans under our credit facility must also be prepaid with 50% of any excess cash flow for any fiscal year, commencing with fiscal year 2003, where, as of the end of that year, (1) we have no revolving credit loans outstanding, (2) we hold cash and cash equivalents in excess of $25 million and (3) our leverage ratio is greater than 4.5 to 1. These prepayments are first applied to prepay our revolving credit loans (without any permanent reduction in commitment amount) and then to prepay term loans.

        Security and Guarantees.    Our operating subsidiary, Citadel Broadcasting Company, is the primary borrower under this facility. We and each of our other subsidiaries have guaranteed the performance of Citadel Broadcasting Company under our credit facility. We and each of our subsidiaries have pledged to our lenders all of the equity interests in and intercompany notes issued by each of our respective subsidiaries.

        Non-Financial Covenants.    Our credit facility contains customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit our ability to incur additional indebtedness, liens and contingent obligations, enter into transactions with affiliates, make acquisitions, declare or pay dividends, redeem or repurchase capital stock, enter into sale and leaseback transactions, consolidate, merge or effect asset sales, make capital expenditures, make investments, loans, enter into derivative contracts, or change the nature of our business. At December 31, 2003 and 2002, we were in compliance with all non-financial covenants under our credit facility.

        Financial Covenants.    Our credit facility contains covenants related to the satisfaction of financial ratios and compliance with financial tests, including ratios with respect to maximum leverage, minimum interest coverage and minimum fixed charge coverage. Our maximum leverage covenant requires that, as of the last day of each fiscal quarter, our ratio of total senior indebtedness (which excludes our 6% subordinated debentures) to consolidated EBITDA (as defined in our credit agreement) for the four immediately preceding fiscal quarters may not be greater than 4.75 to 1 through September 30, 2004, and the ratio declines on October 1 of each year thereafter.

        The definition of consolidated EBITDA in our credit agreement is different from the definition we employ for purposes of our financial reporting. We discuss EBITDA and the limitations of this financial measure under "—Non-GAAP Financial Measure" on page 32.

        For purposes of our financial reporting, we define EBITDA as income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax, plus interest expense (net) and depreciation and amortization. Consolidated EBITDA as defined in our credit agreement provides for several adjustments to the definition of EBITDA that we use for purposes of our financial reporting. The principal adjustments are for non-cash compensation, loss on extinguishment of debt and pro forma adjustments for material acquisitions and dispositions. For the year ended December 31, 2003, our EBITDA (as defined for purposes of our financial reporting) was $127.4 million and our consolidated EBITDA (as defined in our credit agreement) was $151.5 million. Of this $24.1 million difference, $9.3 million was attributable to loss on extinguishment of debt, $10.3 million was attributable to non-cash compensation expense, and $5.2 million was attributable to pro forma adjustments made for material acquisitions. We have included a presentation of net income (loss) calculated under GAAP and a reconciliation to EBITDA on a consolidated basis (as defined for purposes of our financial reporting) under "Unaudited Pro Forma Consolidated Condensed Statements of Operations" and "Selected Historical Consolidated Financial Data".

        Our minimum interest coverage covenant requires that, as of the last day of each fiscal quarter, our ratio of consolidated EBITDA (as defined in our credit agreement) minus various capital expenditures, to consolidated senior interest expense (which excludes interest expense related to our 6% subordinated debentures) for the four immediately preceding fiscal quarters may not be less than 2.00 to 1 through September 30, 2004, and the ratio increases on October 1 of each year thereafter. Our minimum fixed charges coverage covenant requires that, as of the last day of each fiscal quarter, our ratio of consolidated EBITDA (as defined in our credit agreement) minus various capital expenditures and principal debt payments to fixed charges for the four immediately preceding fiscal quarters may not be less than the 1.00 to 1 through September 30, 2004, and the ratio increases on October 1 of each year thereafter. At December 31, 2003 and 2002, we were in compliance with all financial covenants under our credit facility.

Subordinated Debt

        In June 2001, we issued an aggregate of $500.0 million of subordinated debentures to two of the partnerships affiliated with FL&Co. in connection with our acquisition of Citadel Communications. The partnerships affiliated with FL&Co. immediately distributed the subordinated debentures to their respective limited partners. The subordinated debentures are our general senior subordinated obligations, are not subject to mandatory redemption and mature in three equal annual installments beginning June 26, 2012, with the final payment due on June 26, 2014. The debentures bore interest at a fixed rate of 6% payable semi-annually at the end of June and December each year. The balance of debentures outstanding as of December 31, 2003 was $500.0 million. On February 18, 2004, we prepaid all of the outstanding debentures with the net proceeds from the offering by us of 9,630,000 shares of our common stock and the issuance of $330.0 million of convertible subordinated notes. In connection with the repayment of the subordinated debentures, we wrote off deferred financing costs of approximately $10.6 million.

Convertible Notes

        On February 18, 2004, we issued $330.0 million of convertible subordinated notes due 2011 in a private placement to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. The notes bear interest at a rate of 1.875% per annum, payable February 15 and August 15 each year. Holders may convert these notes into common stock at a conversion rate of 39.2157 shares of common stock per $1,000 principal amount of notes, equal to a conversion price of $25.50 per share. We may redeem the notes at any time prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. Holders may require us to repurchase all or part of their notes at par plus accrued interest upon the occurrence of a fundamental change (as defined in the indenture governing the terms of the notes).

Recent Accounting Pronouncements

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The most significant provisions of SFAS No. 145 relate to the rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, but SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Under this new statement, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet certain defined criteria must be reclassified. We adopted this statement on January 1, 2003 and, as provided by this statement, retroactively applied the provisions to all periods presented herein.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. Adoption of SFAS No. 146 was effective on January 1, 2003 and was not retroactive to prior years. Our adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Our adoption of FIN No. 45 on January 1, 2003 did not have a material impact on our financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—and amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for the fiscal years ending after December 15, 2002. SFAS No. 148's amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing consolidated financial statements for interim periods beginning after December 15, 2002.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements. FIN No. 46 was effective for one transaction we entered into in 2003 (see Note 3 to our consolidated financial statements included elsewhere in this prospectus). The FASB amended FIN No. 46 in December of 2003. The revised provisions of FIN No. 46 will be effective for us in the first quarter of 2004. This interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Our adoption of FIN No. 46 is not expected to have a material impact on our financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales of securities that do not yet exist. Our adoption of SFAS No. 149 on July 1, 2003 did not have a material impact on our financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after

June 15, 2003. We adopted the standard on July 1, 2003. Our adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on our financial position or results of operations.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable judgments. Actual results could differ from these estimates under different assumptions and conditions.

        We consider the following policies to be most critical in understanding the judgments involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flows.

        Allowance for Doubtful Accounts.    We recognize an allowance for doubtful accounts based on historical experience of bad debts as a percent of our aged outstanding receivables. Based on historical information, we believe that our allowance is adequate. However, changes in general economic, business and market conditions could affect the ability of our customers to make their required payments; therefore, the allowance for doubtful accounts is reviewed monthly and changes to the allowance are updated as appropriate.

        Impairment of Intangible Assets.    On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets", and were required to assess our goodwill and FCC licenses for impairment within the first six months of 2002, and on at least an annual basis thereafter. Our intangible assets include FCC licenses, goodwill and other intangible assets. As of December 31, 2003 and December 31, 2002, we had approximately $2,043.3 million and $1,987.5 million, respectively, in intangible assets, which represent approximately 91% and 90%, respectively, of our total assets. The fair value of our FCC licenses and goodwill is dependent on the cash flows of our stations. We utilize independent appraisals to determine the fair value of FCC licenses and goodwill for significant acquisitions in the year of the acquisition. These appraisals principally use the discounted cash flow methodology. This income approach consists of a quantitative model, which incorporates variables such as market advertising revenues, market revenue share projections, anticipated operating profit margins and various discount rates. The variables used in the analysis reflect historical station and advertising market growth trends, as well as anticipated performance and market conditions. In years subsequent to the acquisition, we evaluate each market to determine if any significant changes have occurred in the market that would negatively impact the value of the FCC licenses. We review the current year's cash flows of the market compared to the year of the acquisition and the audience share ratings of the market as compared to the year of acquisition. Multiples of operating cash flow are also considered.

        Our impairment testing for goodwill is determined based primarily on discounted expected future cash flows to be generated from each market. These cash flows are then compared to the net book value of all intangible and tangible assets of each market, including goodwill. If the cash flows exceed the book value of all intangible and tangible assets, then no impairment of goodwill exists.

        In the future, if our estimates change, we may be required to record impairment charges for these intangible assets, which could have a material impact on our financial condition or results of operations.

        Contingencies and Litigation.    On an on-going basis, we evaluate our exposures related to contingencies and litigation and record a liability when available information indicates that a liability is probable and estimable. We also disclose significant matters that are reasonably possible to result in a loss or are probable but not estimable.

        Income Taxes.    We utilize the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We currently have a significant valuation allowance related to our deferred tax assets and continue to evaluate the valuation allowance on a quarterly basis. Changes in the valuation allowance may have a material impact on net income (loss).

Contractual and Commercial Commitments

        The following tables and discussion reflect our significant contractual obligations and other commercial commitments as of December 31, 2003:

	Payments Due by Period (in millions)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Notes payable and subordinated debt	$668.1	$8.1	$32.5	$127.5	$500.0
Pending acquisitions(1)	31.7	31.7	—	—	—
Sports broadcasting and employment contracts	54.1	18.8	22.1	11.8	1.4
Operating leases	35.6	7.2	11.1	5.6	11.7
Other contractual obligations	32.4	14.7	17.0	0.7	—

Total contractual cash obligations	$821.9	$80.5	$82.7	$145.6	$513.1

(1)
Our pending acquisitions are subject to the satisfaction of various conditions, including the receipt of required regulatory approvals. See "Federal Regulation of Radio Broadcasting—Multiple Ownership Rules". This table assumes that these conditions will be satisfied and that all of our pending acquisitions will be completed within one year. In March of 2004, we completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station for a cash purchase price of approximately $94.7 million. The acquisition of the fourth station is expected to occur by the fourth quarter of 2004. Amounts related to the transactions in Memphis have not been included in the table above and were funded primarily using borrowings under our credit facility. As of the date of this prospectus, we have outstanding agreements to acquire five radio stations for an aggregate purchase price of approximately $57.8 million. On February 18, 2004, we sold 9,630,000 shares, and certain shareholders sold 20,000,000 shares, of our common stock at $19.00 per share. Additionally, we concurrently sold $330.0 million principal amount of convertible subordinated notes. We used all of the net proceeds from these transactions to retire our subordinated debentures. Effective April 5, 2004, we amended our credit facility and, in connection therewith, we activated a portion of our incremental revolving loan facility in the aggregate amount of $57,500,000 and a portion of our incremental term loan facility in the aggregate amount of $57,500,000. The $57,500,000 borrowed under the incremental term facility was used to repay amounts outstanding under the revolving loan facility.

        We expect that we will be able to fund our remaining obligations and commitments with cash flow from operations. To the extent we are unable to fund these obligations and commitments with cash flow from operations, we intend to fund these obligations and commitments with proceeds from borrowings under our credit facility. The tranche A term loan under our credit facility is repayable in quarterly installments, beginning on September 30, 2004 with the final quarterly payment due June 26, 2008. The incremental term facility is due March 31, 2009. We anticipate that we will be able to fund these obligations with cash flow from operations. Our $330.0 million in 1.875% convertible subordinated notes are due February 15, 2011, with interest payable February 15 and August 15 each year. To the extent that our cash flow from operations is insufficient to repay the 1.875% convertible subordinated notes, we may be required to seek additional funding from the credit or capital markets in order to repay the remaining balance of these convertible subordinated notes. Interest payments related to the convertible subordinated notes and our credit facility have not been included in the contractual obligation table above.

        The following table sets forth our debt as of December 31, 2003, on an actual basis and on a pro forma basis. The pro forma column reflects (i) the issuance of $330 million aggregate principal amount of notes in the February 2004 notes offering, (ii) the issuance of 9,630,000 shares of our common stock offered by us in the concurrent common stock offering, and (iii) the use of all of our net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all of our outstanding 6% subordinated debentures.

	Actual	Pro forma for the February 2004 notes offering and the concurrent stock offering
Long-term debt:
Credit facilities:
Revolving credit loans	$99,000	$99,000
Term loans	69,111	69,111
6% Subordinated debentures	500,000	—
Convertible subordinated notes	—	330,000
Other debt	862	862

Total debt	668,973	498,973
Less current maturities	8,583	8,583

Total long-term debt	$660,390	$490,390

Off-Balance Sheet Arrangements

        On July 2, 2003, we entered into a local marketing agreement related to a radio station in Knoxville, TN. During the three-year term of this agreement, the current station owner has the option, but not the obligation, to require us to purchase all of the assets of the station for $12.0 million. In accordance with FIN No. 46, we have determined that this is a variable interest entity and that we are the primary beneficiary of the variable interest entity. Accordingly, the entity has been included in our consolidated operations since August 2003.

        In connection with one of our pending acquisitions, we have agreed to guarantee up to $20.0 million of the seller's financing and have provided a standby letter of credit of $6.5 million under our senior debt facility.

        We have no other material off-balance sheet arrangements or transactions.

Seasonality

        In the radio broadcasting industry, seasonal revenue fluctuations are common and are due primarily to variations in advertising expenditures by local and national advertisers. Typically, revenue is lowest in the first calendar quarter of the year and highest in the second and fourth calendar quarters of the year.

Impact of Inflation

        We do not believe inflation has a significant impact on our operations. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to a number of financial market risks in the ordinary course of business. We believe our primary financial market risk exposure pertains to interest rate changes primarily as a result of our credit agreement, which bears interest based on variable rates. We have not taken any action to cover interest rate market risk, and are not a party to any interest rate market risk management activities. We have performed a sensitivity analysis assuming a hypothetical increase in interest rates of 100 basis points applied to the $168.1 million of variable rate debt that was outstanding as of December 31, 2003. Based on this analysis, the impact on future earnings for the following twelve months would be approximately $1.7 million of increased interest expense. This potential increase is based on certain simplifying assumptions, including a constant level of variable rate debt and a constant interest rate based on the variable rates in place as of December 31, 2003.

BUSINESS OF CITADEL

Overview of Citadel

        Citadel is the sixth largest radio broadcasting company in the United States based on net broadcasting revenue. As of April 30, 2004, we owned and operated 148 FM and 58 AM radio stations in 44 markets located in 24 states across the country. We have a well-clustered radio station portfolio that is diversified by programming formats, geographic regions, audience demographics and advertising clients. We rank first or second in audience share in 30 of our 41 rated markets. Our top 25 markets accounted for approximately 81% of our 2003 revenue.

        Our radio stations are predominantly located in mid-sized markets, which we define as those ranked 30 to 150 by market revenue. We believe mid-sized markets are attractive because they generally have fewer signals and competitors than larger markets, derive a significant portion of their revenue from local advertisers and offer more opportunities for further consolidation. Accordingly, we believe mid-sized markets offer greater opportunities for revenue growth, both organically and through acquisitions. We also believe that our diversified portfolio of mid-market stations has strong positions in their marketplaces. In addition, we believe that we have the experienced management, strategy and financial resources to maximize the value of our current stations as well as grow through acquisitions.

        Our operating strategy is to maximize revenues and profits through the ownership and operation of leading radio station clusters in the nation's most attractive markets. We seek to build geographic, format and customer diversity reducing our dependence on any particular local economy, market, station, on-air personality or advertiser.

        Our current acquisition strategy focuses on identifying and acquiring radio stations that would expand our station clusters in existing and contiguous markets, as well as provide us entry into new markets that generally rank in the top 100 based on total market revenue. Since January 1, 2003, we have acquired or entered into agreements to acquire radio stations in four new top 100 markets (including two top 50 markets), New Orleans, Des Moines, Memphis and Springfield, as well as stations in existing and contiguous markets, including Modesto/Stockton and Oklahoma City. With our experienced management team and financial resources, we believe that we can improve the operations and financial performance of these stations. Additionally, we seek to gradually dispose of non-core radio stations that do not complement our overall strategy.

        We were incorporated in Delaware in 1993. Our predecessor company was founded in 1991 and grew rapidly through acquisitions subsequent to the passage of the Telecommunications Act of 1996. In June 2001, affiliates of Forstmann Little & Co. acquired our predecessor company from its public shareholders for an aggregate price, including the redemption of debt and exchangeable preferred stock, of approximately $2.0 billion.

        Our Chairman and Chief Executive Officer, Farid Suleman, has over 17 years of experience in the media industry. Prior to joining our company in March 2002, he was the Chief Executive Officer of Infinity Broadcasting. Under his leadership, we have assembled a highly experienced management team, including our Chief Operating Officer, Judith Ellis, a 28-year radio industry veteran, who joined our company in February 2003. We have also strengthened our programming, sales and regional management positions. Our management team has instilled a strong focus and discipline on improving business operations and maximizing the growth opportunities and margin potential of our stations. These efforts include investing in and improving programming, developing regional clusters to attract both regional and national advertisers, improving sales practices to drive revenue growth and reducing costs.

        On August 6, 2003, we completed an initial public offering of 25.3 million shares of our common stock at $19.00 per share, resulting in net proceeds to us of approximately $448.0 million. We used substantially all of the net proceeds from the offering to repay amounts outstanding under our credit facility, resulting in a substantial decrease in our debt.

        On February 18, 2004, we completed a public offering of 29,630,000 shares of our common stock, including 9,630,000 primary shares sold by us and 20,000,000 shares sold by certain of our shareholders, at $19.00 per share, before underwriting discount of $0.66 per share. On the same date, we completed a private placement of $330.0 million of the notes which are being registered hereby, before underwriting discount of approximately $6.6 million. We used the approximately $500.0 million of net proceeds we received from these two offerings to redeem all of our outstanding 6% subordinated debentures. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for more information).

Our Stations

        The table below summarizes the markets in which we owned and operated radio stations as of April 30, 2004.

		Number of Owned and Operated Commercial Stations in the Market
				Number of Our Stations(1)(2)			Our Station Group Audience Share
						Number of Station Owners in the Market			Our Station Group Revenue Rank(4)
	Market Revenue Rank
		FM	AM	FM	AM		Share	Rank(3)
Salt Lake City, UT	34	26	22	4	3	20	17.8	3	3
Nashville, TN	38	23	25	2	—	31	8.6	4	4
New Orleans, LA	40	18	17	5	—	19	14.3	3	3
Buffalo, NY	42	13	13	3	2	12	23.5	3	3
Memphis, TN	46	22	22	3	—	16	10.5	2	2
Providence, RI	49	14	15	4	2	16	20.8	2	2
Birmingham, AL	50	19	21	3	2	20	21.1	2	2
Oklahoma City, OK	54	17	13	5	2	13	23.0	2	3
Albuquerque, NM	58	23	15	5	3	14	31.6	1	1
Grand Rapids, MI	58	15	14	3	1	12	19.6	2	3
Tucson, AZ	63	15	14	3	2	12	20.7	2	3
Knoxville, TN	66	16	21	3	1	19	27.5	1	1
Harrisburg/Carlisle/York, PA	68	12	11	3	1	12	12.6	3	3
Syracuse, NY	69	18	12	3	1	7	22.9	2	2
Little Rock, AR	71	21	14	7	3	17	36.2	1	1
Baton Rouge, LA	74	13	8	4	2	7	30.6	1	2
Columbia, SC	75	14	9	3	1	8	22.0	3	3
Colorado Springs, CO	76	13	8	3	2	11	26.8	1	1
Des Moines, IA	78	16	9	4	1	8	23.6	3	3
Allentown/Bethlehem, PA	79	6	10	2	—	9	18.5	2	2
Wilkes-Barre/Scranton, PA	80	21	18	5	1	13	24.4	2	2
Charleston, SC	84	19	10	5	3	10	30.1	1	1
Reno, NV	86	17	11	3	1	12	22.2	2	2
Lansing/East Lansing, MI	88	10	7	4	2	7	42.1	1	1
Boise, ID	92	18	9	4	2	8	34.1	1	1
Spokane, WA	94	18	10	4	3	9	24.8	3	2
Saginaw/Bay City, MI	96	14	5	5	—	8	27.9	2	1
Chattanooga, TN	97	14	14	3	1	15	18.4	3	2
Modesto, CA	103	14	6	5	1	8	29.0	1	1
Johnson City/Kingsport/Bristol, TN	110	12	20	2	3	16	20.5	2	2
Lafayette, LA	110	18	11	5	3	11	35.4	1	2
Portland, ME	115	16	7	6	—	6	37.3	1	2
Flint, MI	120	9	8	1	1	8	6.1	3	3
Portsmouth/Dover/Rochester, NH	125	10	6	4	—	7	13.1	1	2
Worcester, MA	143	4	7	3	—	7	15.7	2	2
Binghamton, NY	164	11	5	3	2	7	36.1	1	1

New London, CT	179	9	2	3	1	4	14.6	3	1
Stockton, CA	189	5	4	2	—	5	17.3	1	1
Muncie-Marion, IN	232	6	4	1	1	4	N/A	N/A	3
New Bedford, MA	255	2	4	1	1	4	11.4	1	1
Augusta/Waterville, ME	263	7	5	2	2	4	14.9	2	2
Ithaca, NY	271	4	3	1	1	4	12.8	2	2
Other(5)	N/A	N/A	N/A	4	—	N/A	N/R	N/R	N/A

Total				148	58

NR
Not rated.
N/A
Information not available.

(1)
The market assignments on this table reflect the way we cluster our regional station groups for accounting and operational purposes and do not necessarily mean that the station is located in the market as defined by Arbitron or the FCC. Compliance with the FCC's local radio ownership limits is measured by reference to the number of stations a company holds in a particular market as that market is defined by the FCC. For a discussion of the impact of the new FCC rules on us and our station clusters, see "Federal Regulation of Radio Broadcasting—Multiple Ownership Rules" and "Federal Regulation of Radio Broadcasting—Time Brokerage".

(2)
In addition to the stations listed in this table, we entered into an option agreement on November 5, 2002 to acquire one FM station serving the Oklahoma City, OK market and are currently operating this station under a local marketing agreement. On January 8, 2003, we entered into an asset purchase agreement to acquire two FM stations in the Providence, RI market and are currently operating these stations under a local marketing agreement. On July 2, 2003, we entered into a local marketing agreement related to a radio station in Knoxville, TN. On December 5, 2003, we sold one FM station in Lafayette, LA and are currently selling advertising time on this station under a joint sales agreement. Under a joint sales agreement, the owner of the radio station grants a third party the exclusive right to sell the radio station's commercial air-time to advertisers. On February 9, 2004, we entered into an agreement to exchange five of our radio stations in the Bloomington, IL market for two stations in the Harrisburg/Lancaster, PA market and four stations in the Erie, PA market, plus a cash payment to us. Both parties have entered into reciprocal local marketing agreements. On March 23, 2004 we completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station in Memphis. Some of our local marketing agreements and joint sales agreements do not comply with the FCC's new ownership limits. We will be required to terminate these agreements or otherwise come into compliance with the FCC's ownership rules no later than two years after the FCC's new rules become effective. We do not believe that termination of these agreements or our actions to come into compliance with the new rules with respect to these agreements will have a material impact on our business or our results of operations.

(3)
The Station Group Audience Share Rank is the ranking of our station group among all station groups within the demographic of people ages 25-54, listening Monday through Sunday, 6 a.m. to 12 midnight based upon the total station group's audience share in that market.

(4)
The Station Group Revenue Rank is the ranking, by station group market revenue, of our station group among all station groups in that market.

(5)
Includes radio stations in our Kokomo, IN and Presque Isle, ME markets, which are not rated by Arbitron.

Operating Strategy

        Our operating strategy is to maximize revenues and profits through the ownership and operation of leading radio station clusters in the nation's most attractive markets.

        Operate and Develop Leading Station Clusters.    We believe that it is important to own multiple stations in each of the markets in which we operate in order to maximize our ability to achieve leadership positions, increase operating efficiencies and compete more effectively with other forms of local media. We rank first or second in audience share in 30 of our 41 rated markets. Our stations cover a wide range of programming formats, geographic regions, audience demographics and advertising clients.

        Emphasize Programming.    We analyze market research and competitive factors to identify the key programming attributes that we believe will best position each station to develop a distinctive identity, or a local brand, and to maximize its appeal to local audiences and advertisers. Our programming strategy includes developing or contracting with significant on-air talent, creating recognizable brand names for selected stations. We believe this strategy significantly enhances the presence, marketability and competitiveness of our stations, leading to greater audience share and consequently higher revenues and operating income excluding non-cash expenses (depreciation, amortization and amortization of non-cash stock compensation).

        Build Geographic, Format and Customer Diversity.    We seek to diversify our portfolio of radio stations in many respects. Our stations are located in markets throughout the country and serve diverse target demographics through a broad range of programming formats such as rock, country, adult contemporary, oldies, urban and sports/news/talk. This diversity reduces our dependence on any particular local economy, market, station, format, on-air personality or advertiser. Similarly, we seek to develop a broad base of local and regional advertisers. During the year ended December 31, 2003, we generated approximately 83% of our net broadcasting revenue from local and regional advertising and approximately 17% from the sale of national advertising. No single advertiser accounted for more than 10% of our net broadcasting revenue.

        Apply Improved Sales and Marketing to Capture Greater Share of Advertising Revenues.    The development of a high-quality local sales organization in each of our markets is critical to our success. We rank first or second in revenue market share in 31 of our 41 ranked markets. In each market, we assess our station portfolio, the local market environment and the strength of our sales personnel to determine whether to pursue a "cluster sale" strategy or to create a separate sales force for each station. We place significant emphasis on recruiting quality sales people, setting clear financial and sales goals and rewarding achievement of those goals with generous commissions and bonus compensation. We also target regional sales, which we define as sales in regions surrounding our markets to companies that advertise in our markets, through our local sales force. We reach national advertisers in partnership with a national representative firm, offering advertising time on individual stations or across our overall network, which, according to Arbitron, currently reaches an audience of approximately 15.2 million listeners per week.

        Participate in Local Communities.    As a local sales and advertising medium, we place significant emphasis on serving the local community and our stations have won numerous local community awards. We believe our active involvement reinforces our position in the local communities and significantly improves the marketability of our radio broadcast time to advertisers who are targeting these communities.

        Optimize Technical Capabilities.    We believe that a strong signal is an important component of a station's success. We seek to operate stations with the strongest signals in their respective markets and view signal strength as an important consideration in any acquisitions we make.

Acquisition Strategy

        Our current acquisition strategy focuses on identifying and acquiring radio stations that would expand our station clusters in existing and contiguous markets, as well as provide us entry into new markets that generally rank in the top 100 based on total market revenue. Since January 1, 2003, we have acquired or entered into agreements to acquire radio stations in four new top 100 markets (including two top 50 markets), New Orleans, Des Moines, Memphis, and Springfield, as well as stations in existing and contiguous markets, including Modesto/Stockton and Oklahoma City. We seek to implement effective operating strategies and apply our infrastructure across all existing and acquired stations in order to improve the operating income excluding non-cash expenses of acquired stations compared to their performance under prior ownership. We also seek to gradually dispose of non-core radio stations that do not complement our overall strategy. In analyzing acquisition opportunities, we consider the following criteria:

  •
  our ability to improve the operating performance of the stations;

  •
  our ability to acquire a new or improve an existing cluster of stations towards achieving a higher share of revenue in the market;

  •
  the number and quality of competing commercial radio signals, as well as the number and nature of competitors, in the market;

  •
  the power and quality of the stations' broadcasting signals; and

  •
  the general economic conditions in the market.

        We believe our acquisition strategy affords a number of benefits, including:

  •
  the development of a broad, geographically diversified footprint that allows us to deliver advertising on a local, regional and national basis, to create revenue diversity;

  •
  improved margins through the improvement of operations of acquired stations, the consolidation of facilities and the elimination of redundant expenses;

  •
  enhanced revenues by offering advertisers a broad range of advertising packages, by clustering our stations; and

  •
  enhanced appeal to more skilled industry management talent as we achieve market-leading positions and national scale.

Acquisitions and Dispositions

        All of our acquisitions have been accounted for using the purchase method of accounting. As such, the results of operations of the acquired stations have been included in our results of operations from the date of acquisition.

2004 Acquisitions and Pending Acquisitions

        In March of 2004, we completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station for a cash purchase price of approximately $94.7 million. The acquisition of the fourth station is expected to occur by the fourth quarter of 2004.

        As of the date of this prospectus, we have outstanding agreements to acquire five radio stations for an aggregate purchase price of approximately $57.8 million.

        Additionally, on November 5, 2002, we entered into an agreement in the form of an option, exercisable through December 31, 2006, to purchase a radio station in the Oklahoma City, OK market for an aggregate cash purchase price of (i) on or before December 31, 2004, $15.0 million or (ii) after December 31, 2004, the greater of $15.0 million or 85% of the fair market value of the radio station, as determined by an independent appraisal. We will operate the station under a local marketing agreement during the option period.

        On July 2, 2003, we entered into a local marketing agreement related to a radio station in Knoxville, TN. During the three-year term of this agreement, the current station owner has the option, but not the obligation, to require the Company to purchase all of the assets of the station for $12.0 million.

2003 Acquisitions and Dispositions

        During the year ended December 31, 2003, we completed seven acquisitions for a total of twenty radio stations with an aggregate purchase price of approximately $179.7 million, including, on September 8, 2003, the acquisition of five radio stations in the Des Moines, IA market, four radio stations in the New Orleans, LA market, and two radio stations in the Springfield, MO market for an aggregate cash purchase price of approximately $133.3 million.

        During the year ended December 31, 2003, we completed six dispositions of a total of twelve radio stations, including the two stations in the Springfield, MO market, for an aggregate price of approximately $16.6 million, of which $5.5 million was in the form of a note.

2002 Acquisitions and Dispositions

        On September 30, 2002, we acquired the assets of one radio station in Oklahoma City, OK for approximately $3.1 million. We had been operating this station under a local marketing agreement from April 1, 2002 through the date of acquisition. We made no dispositions of radio stations during 2002.

2001 Acquisitions and Dispositions

        During the period from January 1, 2001 through June 25, 2001, our predecessor company acquired one radio station in Flint, MI for a purchase price of approximately $0.6 million. During the period from June 26, 2001 through December 31, 2001, we acquired six radio stations for a combined purchase price of approximately $67.2 million, including, on July 1, 2001, a transaction to acquire five radio stations in the Tucson, AZ market for approximately $66.3 million.

        On July 1, 2001, we sold two FM radio stations, one AM radio station and the right to program and sell commercial advertising for one FM radio station, all of which serve the Atlantic City/Cape May, NJ market, for approximately $19.4 million.

Advertising Revenue

        Our revenue is generated primarily from the sale of local, regional and national advertising for broadcast on our radio stations. In 2003, approximately 83% of our net broadcast revenue was generated from the sale of local and regional advertising and approximately 17% was generated from the sale of national advertising. The major categories of our advertisers include automotive companies, retail merchants, restaurants, fast food chains, telephone companies and grocery stores.

        Each station's local sales staff solicits advertising either directly from the local advertiser or indirectly through an advertising agency. Through direct advertiser relationships, we can better understand the advertiser's business needs and more effectively design advertising campaigns to sell the advertiser's products. We employ personnel in each of our markets to assist in the production of commercials for the advertiser. In-house production, combined with effectively designed advertising, establishes a stronger relationship between the advertiser and the station cluster. National sales are made by a firm specializing in radio advertising sales on the national level, in exchange for a commission based on gross revenue. We also target regional sales, which we define as sales in regions surrounding our markets, to companies that advertise in our markets, through our local sales force.

        Depending on the programming format of a particular station, we estimate the optimum number of advertising spots that can be broadcast while maintaining listening levels. Our stations strive to maximize revenue by managing advertising inventory. Pricing is adjusted based on local market conditions and our ability to provide advertisers with an effective means of reaching a targeted demographic group. Each of our stations has a general target level of on-air inventory. This target level of inventory may vary throughout the day but tends to remain stable over time. Much of our selling activity is based on demand for our radio stations' on-air inventory and, in general, we respond to changes in demand by varying prices rather than changing our target inventory level for a particular station. Therefore, most changes in revenue reflect demand-driven pricing changes.

        A station's listenership is reflected in ratings surveys that estimate the number of listeners tuned to the station and the time they spend listening. Advertisers and advertising representatives use station ratings to consider advertising with the station. We use station ratings to chart audience levels, set advertising rates and adjust programming. The radio broadcast industry's principal ratings service is Arbitron, which publishes periodic ratings surveys for significant domestic radio markets. These surveys are our primary source of audience ratings data.

        We believe that radio is one of the most efficient and cost-effective means for advertisers to reach specific demographic groups. Advertising rates charged by radio stations are based primarily on the following:

  •
  the supply of, and demand for, radio advertising time;

  •
  a station's share of audiences in the demographic groups targeted by advertisers, as measured by ratings surveys estimating the number of listeners tuned to the station at various times; and

  •
  the number of stations in the market competing for the same demographic groups.

Industry

        Overview.    The overall U.S. radio advertising industry has grown over the last several decades. Radio stations generate the majority of their revenue from the sale of advertising time to local and national spot advertisers and national network advertisers, primarily as a medium for local advertising. Total radio advertising industry revenue in the United States grew at a compound annual growth rate of approximately 9% over the past 30 years, and approximately 7% from 1993 through 2003, to reach $19.6 billion in 2003. The growth in radio advertising industry revenue has been relatively stable over this period. Expenditures on radio advertising have increased in 28 of the past 30 years, with 1991 and 2001 being the only years during that period of time in which the radio industry experienced an overall revenue decline. We believe this consistent growth is attributable to the relative stability of the industry's audience base, radio's ability to reach targeted demographics and its historical ability to increase its share of overall advertising spending.

        Pervasive Reach.    According to the Radio Advertising Bureau's "Radio Marketing Guide and Fact Book for Advertisers, 2003-2004 Edition", radio reaches 94% of all consumers every week. Consumers on average spend three hours each day, or 44% of their media time from 6 a.m. to 6 p.m., with radio.

        Ability to Reach Target Demographics.    A typical commercial radio station is programmed according to a single format, which may be a variety of music (such as country, rock, adult contemporary, or oldies) or other programming (such as sports or news/talk). A station's format enables it to target a specific segment of listeners sharing certain listening preferences and demographic attributes. As a result, the station is able to market its broadcast time to advertisers seeking to reach that specific audience segment. Furthermore, larger radio operators, which have emerged through consolidation since the enactment of the Telecommunications Act of 1996, have the capability of reaching these specifically targeted demographic groups on both a local basis (through individual stations) and a regional and national basis (by aggregating stations that share a particular format).

        Increased Share of Advertising Spending.    Radio advertising has been able to gain market share from other advertising media, including television, newspapers and outdoor advertising. Radio's compound annual growth rate of approximately 7.4% from 1993 through 2003, as described above, exceeded the comparable growth rates of broadcast television, daily newspapers and outdoor advertising revenue, which grew by 3.9%, 3.7% and 6.0%. During that period, radio's share of aggregate advertising revenue grew from 6.7% to 8.6%.

        Mid-Sized Markets.    Approximately 92% of our 2003 revenues were derived from stations located in mid-sized markets, which we define as those ranked 30 to 150 by market revenue. Thirty-four of the 43 markets in which we own and operate stations are mid-sized markets. We believe the market opportunity in mid-sized markets is attractive for several reasons:

  •
  Fewer competitive signals and operators.    Mid-sized markets have on average approximately half of the number of radio stations found in larger markets, which we define as those ranked 1 to 29 by market revenue, so we generally face less direct format competition and fewer competitors. This enhances our opportunity to achieve leadership positions and allows our stations to achieve a higher profile in their markets.

  •
  Emphasis on local revenue.    Mid-sized markets generally derive a greater portion of their revenue from local, as opposed to national, advertising spending, and generally do not experience significant revenue concentration with individual advertisers. In addition, by developing direct relationships with local advertisers, radio operators in mid-sized markets have the opportunity to develop customized, value-added advertising products for their customers.

  •
  Opportunity for acquisitions and further consolidation.    The two largest radio station operators accounted for approximately 28% of total industry revenue in 2002. The next eight largest radio station operators only accounted for approximately 15% of total industry revenue in the same period. We believe that the operating characteristics of mid-sized markets are attractive and that there continue to be opportunities for acquisitions in these markets due to the greater attention historically given to the larger markets by radio station acquirers.

Competition

        We operate in a highly competitive industry. Our radio stations compete for audiences and advertising revenue directly with other radio stations as well as with other media, such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, the Internet, outdoor advertising and direct mail, within their respective markets. Our audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on our revenue in that market and possibly adversely affect our revenue in other markets.

        Our radio stations compete for listeners and advertising revenue directly with other radio stations within their respective markets. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong listener base consisting of a specific demographic group in each of our markets, we are able to attract advertisers seeking to reach those listeners. From time to time, competitors may change their stations' format or programming to compete directly with our stations for audiences and advertisers, or may engage in aggressive promotional campaigns, which could result in lower ratings and advertising revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Audience preferences as to format or programming in a particular market may also shift due to demographic or other reasons.

        Factors that are material to a radio station's competitive position include management experience, the station's audience rank in its local market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area. We attempt to improve our competitive position in each market by researching stations' programming, implementing advertising and promotional campaigns aimed at the demographic groups for which our stations program and managing our sales efforts to attract a larger share of advertising revenue. We also compete with other radio station groups to purchase additional stations.

        Although the radio broadcasting industry is highly competitive, barriers to entry do exist (which can be mitigated to some extent by, among other things, changing existing radio station formats and upgrading power). The operation of a radio station requires a license or other authorization from the FCC, and the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities in that market. In addition, the FCC's multiple ownership rules have historically limited the number of stations that may be owned or controlled by a single entity in a given market. Changes in the FCC's multiple ownership rules resulting from the Telecommunications Act of 1996 created opportunities for us to acquire and consolidate radio stations in our markets. On June 2, 2003, the FCC concluded an omnibus rulemaking proceeding in which it examined all broadcast ownership rules, including the local radio ownership rule, the broadcast-newspaper ownership rule, the radio-television cross-ownership rule, the local television ownership rule, the national television ownership rule and the dual network rule. The FCC adopted new rules that significantly change how the FCC reviews radio station transactions. Although the FCC made no change to the local radio ownership limits themselves (i.e., in a market with 45 or more radio stations, a company may own eight stations in a single market, but no more than five in the same service, AM or FM), the FCC changed how it defines and counts the number of stations in a "market". The rule change has the effect in some instances of both (i) decreasing the number of radio stations deemed to be in the market overall, thereby lowering the applicable ownership tier, and (ii) increasing the number of radio stations that we are deemed to own in the market. Under the new rule, our existing station portfolio will exceed the applicable ownership limit in nine markets. Existing ownership combinations, however, are "grandfathered," meaning the FCC will not require us to divest stations that we currently own in order to come into compliance with the new rules. The new rule also affects our ability to expand our ownership in certain markets. We may be required to divest one or more stations or obtain a waiver in order to obtain FCC approval to consummate pending transactions in three markets. We do not believe these divestitures, if required, would be material to our business or acquisition strategy. The FCC's ownership proceeding has also delayed our ability to complete certain pending acquisitions.

        The new rules were to become effective on September 4, 2003, but were stayed by the U.S. Court of Appeals for the Third Circuit on September 3, 2003 pending the outcome of appeals filed by several entities. A number of parties also filed requests with the FCC seeking reconsideration of certain aspects of the new rules. Although the FCC is currently processing assignment and transfer of control applications using the rules in effect prior to the June 2, 2003 decision, if a proposed acquisition would not comply with the new rules, processing of the FCC application related to the acquisition may be delayed. We have determined that our pending acquisition in the Providence, RI, market may not comply with the new rules. With respect to the Providence acquisition, we intend to request a waiver or agree to divest, as necessary, to comply with the new rules. There is also significant congressional opposition to the new rules, and bills have been introduced in Congress to modify or repeal the FCC's action, including a requirement that companies divest stations to come into compliance with the revised rules. We cannot assess in advance what impact such court and administrative proceedings and legislation might have on our business or what other matters might be considered in the future by the FCC. For a discussion of FCC regulation and the provisions of the Telecommunications Act of 1996 resulting in rapid consolidation in the radio industry, see "Federal Regulation of Radio Broadcasting".

        The radio broadcasting industry is also subject to technological change, evolving industry standards and the emergence of new media technologies. Several new media technologies have been or are being developed, including the following:

  •
  audio programming by cable television systems, direct broadcast satellite systems, Internet content providers (both landline and wireless) and other digital audio broadcast formats;

  •
  satellite digital audio radio service, which has resulted in the introduction of two new subscriber-based satellite radio services with numerous channels and sound quality equivalent to that of compact discs;

  •
  in-band on-channel digital radio, which could improve the quality of existing AM and FM radio signals, including stations owned by us; and

  •
  low power FM radio, which has resulted in additional FM radio broadcast outlets that are designed to serve small, localized areas.

        The radio broadcasting industry historically has grown despite the introduction of new technologies for the delivery of entertainment and information, including the introduction of new technologies used in the car such as audio cassettes, compact discs and cellular telephones. A growing population, greater use of the automobile and increased commuter times have contributed to this growth. Some of the new technologies, particularly satellite digital audio radio service, will compete for the consumer's attention in the car. We cannot assure you that this historical growth will continue.

Environmental

        As the owner, lessee, or operator of various real properties and facilities, we are subject to various federal, state, and local environmental laws and regulations. Historically, compliance with these laws and regulations has not had a material adverse effect on our business. There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

Employees

        As of March 31, 2004, we had 2,257 full-time employees and 1,231 part-time employees. None of these employees is covered by collective bargaining agreements. We consider our relations with our employees generally to be good.

        We employ several on-air personalities in our respective markets. We enter into employment agreements with certain on-air personalities in order to protect our interests in these employee relationships. We do not believe that the loss of any one of these on-air personalities would have a material adverse effect on our consolidated financial condition or results of operations.

Properties and Facilities

        The types of properties required to support each of our radio stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna sites are generally located so as to provide maximum market coverage.

        We currently own studio facilities in 23 of our markets and own transmitter and antenna sites in 41 of our markets. We lease the remaining studio and office facilities, including office space in Las Vegas, NV, which is not related to the operations of a particular station, as well as the remaining transmitter and antenna sites. We do not anticipate any significant difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own substantially all of our other equipment, consisting principally of transmitting antennae, transmitters, studio equipment and general office equipment.

Legal Proceedings

        In a complaint filed on June 5, 2003, with the United States District Court for the District of Connecticut, we were named as one of numerous defendants in litigation seeking monetary damages arising from the injuries and deaths of certain concertgoers at a Rhode Island nightclub. The complaint contains multiple causes of action, only a small number of which are brought against us, in which our sole involvement was to advertise the concert on one of our stations and to distribute promotional tickets provided by the organizers. The complaint alleges, among other things, that the organizers and sponsors of the concert failed to control crowd size, failed to obtain pyrotechnic permits, failed to inspect fireproofing at the club and failed to maintain emergency exits in workable condition, which contributed to the injuries and deaths of plaintiffs when pyrotechnic devices on the stage ignited soundproofing materials adjacent to the stage during the concert. The complaint alleges that we were a co-sponsor of the concert and asserts claims against us based on theories of joint venture liability and negligence. A motion is currently pending that would remove this case to the United States District Court for the District of Rhode Island and consolidate it with other cases arising out of the Rhode Island nightclub fire before such Court. We believe that plaintiffs' claims against us are without merit and intend to defend these claims vigorously.

        On October 1, 2003, we terminated our National Radio Sales Representation Agreement with McGavren Guild Radio, Inc. ("McGavren"). Based on McGavren's breach of its obligations, we believe that we properly terminated our relationship with McGavren. On October 23, 2003, McGavren filed an arbitration demand seeking damages in excess of $65 million. We believe we have claims against McGavren for failure to perform under the agreement and, on November 20, 2003, we answered McGavren's arbitration demand and served our statement of counterclaim against McGavren. We intend to vigorously pursue our claim and defend the claim asserted by McGavren.

        We have entered into a new sales representation agreement with Katz Media Group, Inc.

        We are subject to other claims and lawsuits arising in the ordinary course of our business. We believe that none of these legal proceedings would have a material adverse impact on our results of operations, cash flows or financial condition.

FEDERAL REGULATION OF RADIO BROADCASTING

Introduction

        Our ownership, operation, purchase and sale of radio stations is regulated by the FCC, which acts under authority derived from the Communications Act. Among other things, the FCC:

  •
  assigns frequency bands for broadcasting;

  •
  determines the particular frequencies, locations, operating powers and other technical parameters of stations;

  •
  issues, renews, revokes and modifies station licenses;

  •
  determines whether to approve changes in ownership or control of station licenses;

  •
  regulates equipment used by stations; and

  •
  adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations.

        The FCC has the power to impose penalties for violations of its rules or the Communications Act, including fines, the grant of abbreviated license renewal terms or, for particularly egregious violations, the denial of a license renewal application, the revocation of a license or the denial of FCC consent to acquire additional radio stations.

        The following is a brief summary of some provisions of the Communications Act and of specific FCC regulations and policies. The summary is not a comprehensive listing of all of the regulations and policies affecting radio stations. For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.

License Grant and Renewal

        Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. Licenses are renewed through an application to the FCC. A station may continue to operate beyond the expiration date of its license if a timely filed license application is pending. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed, although we cannot assure you that all of our licenses will be renewed. The non-renewal, or renewal with substantial conditions or modifications, of one or more of our FCC radio station licenses could have a material adverse effect on our business.

        The FCC classifies each AM and FM station. An AM station operates on either a clear channel, regional channel or local channel. A clear channel is one on which AM stations are assigned to serve wide areas. Clear channel AM stations are classified as either:

  •
  Class A stations, which operate on an unlimited time basis and are designed to render primary and secondary service over an extended area;

  •
  Class B stations, which operate on an unlimited time basis and are designed to render service only over a primary service area; or

  •
  Class D stations, which operate either during daytime hours only, during limited times only or on an unlimited time basis with low nighttime power.

        A regional channel is one on which Class B and Class D AM stations may operate and serve primarily a principal center of population and the rural areas contiguous to it. A local channel is one on which AM stations operate on an unlimited time basis and serve primarily a community and the suburban and rural areas immediately contiguous to it. Class C AM stations operate on a local channel and are designed to render service only over a primary service area that may be reduced as a consequence of interference.

        The minimum and maximum facilities requirements for an FM station are determined by its class. Some FM class designations depend upon the geographic zone in which the transmitter of the FM station is located. In general, commercial FM stations are classified as Class A, B1, C3, B, C2, C1, C0 and C, in order of increasing power and antenna height. The FCC recently adopted a rule that subjects Class C FM stations to involuntary downgrades to Class C0 in various circumstances if they do not meet certain antenna height specifications. Three of our stations have recently been downgraded, and a few proceedings are pending that could result in downgrades but the downgrades have no effect on the stations' existing signals. We have several applications currently pending to upgrade the facilities of various of our stations.

        The following table sets forth the metropolitan market served (the city of license may differ), call letters, FCC license classification, frequency, power and FCC license expiration date of each of the stations that we own. Our wholly owned subsidiary, Citadel Broadcasting Company, holds our licenses. Pursuant to FCC rules and regulations, many AM radio stations are licensed to operate at a reduced power during the nighttime broadcasting hours, which results in reducing the radio station's coverage during the nighttime hours of operation. Both power ratings are shown if different. For FM stations, the maximum effective radiated power (ERP) in the main lobe is given. The market assignments on this table reflect our regional station groups for accounting and operational purposes and do not necessarily reflect assignment of a station to the relevant market as defined by Arbitron.

MARKET	STATION	FCC CLASS	HAAT IN METERS	(ERP) IN KILOWATTS (DAY/NIGHT)	FREQUENCY	EXPIRATION DATE OF LICENSE
Albuquerque, NM	KBZU (FM)	C	1260	17.5	96.3 MHz	10/1/2005
	KKOB—FM	B	N/A	50	770 kHz	10/1/2005
	KKOB (FM)	C	1265	20	93.3 MHz	10/1/2005
	KMGA (FM)	C	1259	19.5	99.5 MHz	10/1/2005
	KNML (AM)	B	N/A	5	610 kHz	10/1/2005
	KRST (FM)	C	1268	22	92.3 MHz	10/1/2005
	KTBL (AM)	B	N/A	1.0	1050 kHz	10/1/2005
	KTZO (FM)	C	1293	20	103.3 MHz	10/1/2005
Allentown/Bethlehem, PA	WCTO (FM)	B	152	50	96.1 MHz	8/1/2006
	WLEV (FM)	B	327	10.9	100.7 MHz	8/1/2006
Augusta/Waterville, ME	WEBB (FM)	C1	93	61	98.5 MHz	4/1/2006
	WEZW (AM)	C	N/A	1	1400 kHz	4/1/2006
	WMME (FM)	B	152	50	92.3 MHz	4/1/2006
	WTVL (AM)	C	N/A	1	1490 kHz	4/1/2006
Baton Rouge, LA	KOOJ (FM)	C1	296	100	93.7 MHz	6/1/2004
	KQXL (FM)	C2	148	50	106.5 MHz	6/1/2004
	WBBE (FM)	C	306	100	103.3 MHz	6/1/2004
	WEMX (FM)	C1	299	100	94.1 MHz	6/1/2004
	WIBR (AM)	B	N/A	5.0/1.0	1300 kHz	6/1/2004
	WXOK (AM)	B	N/A	5.0/1.0	1460 kHz	6/1/2004

Binghamton, NY	WAAL (FM)	B	332	7.1	99.1 MHz	6/1/2006
	WHWK (FM)	B	292.6	10	98.1 MHz	6/1/2006
	WNBF (AM)	B	N/A	9.3/5.0	1290 kHz	6/1/2006
	WWYL (FM)	A	254	0.93	104.1 MHz	6/1/2006
	WYOS (AM)	B	N/A	5/0.5	1360 kHz	6/1/2006
Birmingham, AL	WAPI (AM)	B	N/A	50.0/5.0	1070 kHz	4/1/2004
	WJOX (AM)	B	N/A	50.0/0.50	690 kHz	4/1/2004
	WRAX (FM)	C	377	100	107.7 MHz	4/1/2012
	WYSF (FM)	C	309	100	94.5 MHz	4/1/2012
	WZRR (FM)	C	309	100	99.5 MHz	4/1/2004
Bloomington, IL	WBNQ (FM)	B	142	50	101.5 MHz	12/1/2004
	WBWN (FM)	B1	100	25	104.1 MHz	12/1/2004
	WJBC (AM)	C	N/A	1	1230 kHz	12/1/2004
	WJEZ (FM)	A	149	1.3	98.9 MHz	12/1/2004
	WTRX—FM	B1	144	12.0	93.7 MHz	12/1/2004
Boise, ID	KBOI (AM)	B	N/A	50	670 kHz	10/1/2005
	KIZN (FM)	C	828	48	92.3 MHz	10/1/2005
	KKGL (FM)	C	828	48	96.9 MHz	10/1/2005
	KQFC (FM)	C	828	48	97.9 MHz	10/1/2005
	KZMG (FM)	C	828	48	93.1 MHz	10/1/2005
	KTIK (AM)	B	N/A	5.0/0.60	1350 kHz	10/1/2005
Buffalo, NY	WEDG (FM)	B	106	49	103.3 MHz	6/1/2006
	WGRF (FM)	B	217	24	96.9 MHz	6/1/2006
	WHLD (AM)	B	N/A	5.0/1.0	1270 kHz	6/1/2006
	WHTT—FM	B	118	50	104.1 MHz	6/1/2006
	WMNY (AM)	D	N/A	1	1120 kHz	6/1/2006
Charleston, SC	WMGL (FM)	C3	128.9	6.5	101.7 MHz	12/1/2011
	WNKT (FM)	C	299.9	100	107.5 MHz	12/1/2011
	WSSX—FM	C0	305	100	95.1 MHz	12/1/2011
	WSUY (FM)	C	539.5	99	96.9 MHz	12/1/2011
	WTMA (AM)	B	N/A	5.0/1.0	1250 kHz	12/1/2003
	WTMZ (AM)	B	N/A	0.5	910 kHz	12/1/2003
	WWWZ (FM)	C2	150	50	93.3 MHz	12/1/2003
	WXTC (AM)	B	N/A	5	1390 kHz	12/1/2003
Chattanooga, TN	WGOW (AM)	B	N/A	5.0/1.0	1150 kHz	8/1/2004
	WGOW—FM	A	87	6	102.3 MHz	8/1/2004
	WOGT (FM)	C3	295	2.85	107.9 MHz	8/1/2004
	WSKZ (FM)	C	329	100	106.5 MHz	8/1/2004
Colorado Springs, CO	KKFM (FM)	C	698	71	98.1 MHz	4/1/2005
	KKMG (FM)	C	695	57	98.9 MHz	4/1/2005
	KSPZ (FM)	C	670	60	92.9 MHz	4/1/2005
	KBZC (AM)	B	N/A	5/1	1300 kHz	4/1/2005
	KVOR (AM)	B	N/A	3.3/1.5	740 kHz	4/1/2005
Columbia, SC	WISW (AM)	B	N/A	5.0/2.5	1320 kHz	12/1/2003
	WLXC (FM)	A	100	6	98.5 MHz	12/1/2003
	WOMG (FM)	A	94	6	103.1 MHz	12/1/2003
	WTCB (FM)	C1	240	100	106.7 MHz	12/1/2003

Des Moines, IA	KBGG (AM)	B	63.7	10.0/1.0	1700 kHz	2/1/2005
	KHKI (FM)	C1	137	115	97.3 MHz	2/1/2005
	KGGO (FM)	C	325	100	94.9 MHz	2/1/2005
	KJJY (FM)	C2	165	41	92.5 MHz	2/1/2005
	KBGG—FM	C2	165	41	98.3 MHz	2/1/2005
Flint, MI	WFBE (FM)	B	74	50	95.1 MHz	10/1/2004
	WTRX (AM)	B	N/A	5.0/1.0	1330 kHz	10/1/2004
Grand Rapids, MI	WBBL (AM)	C	N/A	1	1340 kHz	10/1/2004
	WKLQ (FM)	B	152	50	94.5 MHz	10/1/2004
	WLAV (FM)	B	149	50	96.9 MHz	10/1/2004
	WODJ (FM)	B	150	50	107.3 MHz	10/1/2004
Harrisburg/Carlisle/York, PA	—WCPP (FM)	B	283	14	106.7 MHz	8/1/2006
	WQXA (AM)	D	N/A	1/0.033	1250 kHz	8/1/2006
	WQXA—FM	B	215	25.1	105.7 MHz	8/1/2006
	WCAT—FM	A	100	3	102.3 MHz	8/1/2006
Ithaca, NY	WIII (FM)	B	223	23.5	99.9 MHz	6/1/2006
	WKRT (AM)	B	N/A	1.0/0.50	920 kHz	6/1/2006
Johnson City/Kingsport/Bristol, TN	WGOC (AM)	B	N/A	10.0/0.81	640 kHz	8/1/2004
	WJCW (AM)	B	N/A	5.0/1.0	910 kHz	8/1/2004
	WKIN (AM)	B	N/A	5.0/0.50	1320 kHz	8/1/2004
	WKOS (FM)	A	150	2.75	104.9 MHz	8/1/2004
	WQUT (FM)	C	457	99	101.5 MHz	8/1/2004
Knoxville, TN	WIVK (FM)	C	626	91	107.7 MHz	8/1/2004
	WNOX (AM)	B	N/A	10	990 kHz	8/1/2004
	WNOX—FM	A	100	6	99.1 MHz	8/1/2004
	WYIL—FM	C3	174	8	98.7 MHz	8/1/2004
Kokomo, IN	WWKI (FM)	B	143.3	50	100.5 MHz	8/1/2004
Lafayette, LA	KDYS (AM)	B	N/A	10.0/0.5	1520 kHz	6/1/2004
	KFXZ (FM)	A	151	2.6	106.3 MHz	6/1/2004
	KNEK (AM)	D	N/A	0.25	1190 kHz	6/1/2004
	KNEK—FM	C3	100	25	104.7 MHz	6/1/2004
	KRRQ (FM)	C2	135	50	95.5 MHz	6/1/2004
	KSMB (FM)	C	329	100	94.5 MHz	6/1/2004
	KVOL (AM)	B	N/A	5.0/1.0	1330 kHz	6/1/2004
	KXKC (FM)	C0	300	100	99.1 MHz	6/1/2004
Lansing/East Lansing, MI	WFMK (FM)	B	183	28	99.1 MHz	10/1/2004
	WITL (FM)	B	196	26.5	100.7 MHz	10/1/2004
	WJIM (AM)	C	N/A	0.89	1240 kHz	10/1/2004
	WJIM—FM	B	156	45	97.5 MHz	10/1/2004
	WMMQ (FM)	B	150	50	94.9 MHz	10/1/2004
	WVFN (AM)	D	N/A	0.50/0.05	730 kHz	10/1/2004
Little Rock, AR	KAAY (AM)	A	N/A	50	1090 kHz	6/1/2004
	KARN (AM)	B	N/A	5	920 kHz	6/1/2004
	KARN—FM	A	100	3	102.5 MHz	6/1/2004
	KIPR (FM)	C1	286	100	92.3 MHz	6/1/2004
	KKRN (FM)	A	100	6	101.7 MHz	6/1/2004
	KLAL (FM)	C2	95	50	107.7 MHz	6/1/2004
	KLIH (AM)	B	N/A	2.0/1.2	1250 kHz	6/1/2004
	KOKY (FM)	A	118	4.1	102.1 MHz	6/1/2004
	KURB (FM)	C	392	99	98.5 MHz	6/1/2004
	KVLO (FM)	C2	150	50	102.9 MHz	6/1/2004

Memphis, TN	WGKX (FM)	C	303	100	105.9 MHz	8/1/2004
	WSRR—FM	C1	169	35	98.1 MHz	8/1/2004
	WJZN (FM)	C1	346	40	98.9 MHz	8/1/2004
Modesto, CA	KATM (FM)	B	152	50	103.3 MHz	12/1/2005
	KDJK (FM)	A	624	0.071	103.9 MHz	12/1/2005
	KESP (AM)	B	N/A	1	970 kHz	12/1/2005
	KHKK (FM)	B	152	50	104.1 MHz	12/1/2005
	KHOP (FM)	B	193	29.5	95.1 MHz	12/1/2005
	KWNN (FM)	A	119	2	98.3 MHz	12/1/2005
Muncie/Marion, IN	WMDH (AM)	B	N/A	0.25	1550 kHz	8/1/2004
	WMDH—FM	B	152.4	50	102.5 MHz	8/1/2004
Nashville, TN	WGFX (FM)	C1	368	58	104.5 MHz	8/1/2004
	WKDF (FM)	C0	375.8	100	103.3 MHz	8/1/2004
New Bedford, MA	WBSM (AM)	B	N/A	5.0/1.0	1420 kHz	4/1/2006
	WFHN (FM)	A	99	6	107.1 MHz	4/1/2006
New London, CT	WQGN—FM	A	84	3	105.5 MHz	4/1/2006
	WSUB (AM)	D	N/A	1.0/0.072	980 kHz	4/1/2006
	WXLM (FM)	A	100	3	102.3 MHz	4/1/2006
	WMOS (FM)	A	96	6	104.7 MHz	6/1/2006
New Orleans, LA	KMEZ (FM)	C3	184	4.7	102.9 MHz	6/1/2004
	KKND (FM)	C1	299	98	106.7 MHz	6/1/2004
	WPRF (FM)	C3	134	14	94.9 MHz	6/1/2004
	WOPR (FM)	A	106	5.3	94.7 MHz	6/1/2004
	WCKW—FM	C	593	100	92.3 MHz	6/1/2004
Oklahoma City, OK	KATT—FM	C	363	97	100.5 MHz	6/1/2005
	KKWD (FM)	A	96	6	97.9 MHz	6/1/2005
	WWLS—FM	A	100	6	104.9 MHz	6/1/2005
	KYIS (FM)	C	335.3	100	98.9 MHz	6/1/2005
	WWLS (AM)	B	N/A	5.0/1.0	640 kHz	6/1/2005
	KSYY (FM)	A	256	0.8	105.3 MHz	6/1/2005
	WKY (AM)	B	N/A	5.0/5.0	930 kHz	6/1/2005
Portland, ME	WBLM (FM)	C	436	100	102.9 MHz	4/1/2006
	WCLZ (FM)	B	122	48	98.9 MHz	4/1/2006
	WCYI (FM)	B	193	27.5	93.9 MHz	4/1/2006
	WCYY (FM)	B1	147	11.5	94.3 MHz	4/1/2006
	WHOM (FM)	C	1140.9	48	94.9 MHz	4/1/2006
	WJBQ (FM)	B	271.3	16	97.9 MHz	4/1/2006
Portsmouth/Dover/Rochester, NH	WOKQ (FM)	B	150	50	97.5 MHz	4/1/2006
	WPKQ (FM)	C	1181	21.5	103.7 MHz	4/1/2006
	WSAK (FM)	A	100	3	102.1 MHz	4/1/2006
	WSHK (FM)	A	113.1	2.2	105.3 MHz	4/1/2006
Presque Isle, ME	WBPW (FM)	C1	131	100	96.9 MHz	4/1/2006
	WOZI (FM)	C2	368	7.9	101.9 MHz	4/1/2006
	WQHR (FM)	C	390	95	96.1 MHz	4/1/2006
Providence, RI	WPRO (AM)	B	N/A	5	630 kHz	4/1/2006
	WPRO—FM	B	168	39	92.3 MHz	4/1/2006
	WSKO (AM)	B	N/A	5	790 kHz	4/1/2006
	WSKO—FM	A	163	2.3	99.7 MHz	4/1/2006
	WWLI (FM)	B	152	50	105.1 MHz	4/1/2006
	WKKB (FM)	A	200	1.55	100.3 MHz	4/1/2006

Reno, NV	KBUL—FM	C	699	72	98.1 MHz	10/1/2005
	KKOH (AM)	B	N/A	50	780 kHz	10/1/2005
	KNEV (FM)	C	695	60	95.5 MHz	10/1/2005
	KWYL (FM)	C	892	39	102.9 MHz	10/1/2005
Saginaw/Bay City, MI	WHNN (FM)	C	311	100	96.1 MHz	10/1/2004
	WILZ (FM)	A	126	2.9	104.5 MHz	10/1/2004
	WIOG (FM)	B	244	86	102.5 MHz	10/1/2004
	WKQZ (FM)	C2	169	39.2	93.3 MHz	10/1/2004
	WYLZ (FM)	A	151	2.6	100.9 MHz	10/1/2004
Salt Lake City, UT	KBEE (AM)	D	N/A	10.0/0.196	860 kHz	10/1/2005
	KBEE—FM	C	894	40	98.7 MHz	10/1/2005
	KBER (FM)	C	1140	25	101.1 MHz	10/1/2005
	KENZ (FM)	C	869	43	107.5 MHz	10/1/2005
	KFNZ (AM)	B	N/A	5	1320 kHz	10/1/2005
	KJQS (AM)	C	N/A	1	1230 kHz	10/1/2005
	KUBL—FM	C	1140	26	93.3 MHz	10/1/2005
Spokane, WA	KZBD (FM)	C	582	100	105.7 MHz	2/1/2006
	KEYF (AM)	B	N/A	5/.26	1050 kHz	2/1/2006
	KDRK—FM	C	725	52	93.7 MHz	2/1/2006
	KEYF—FM	C	490	100	101.1 MHz	2/1/2006
	KGA (AM)	A	N/A	50	1510 kHz	2/1/2006
	KJRB (AM)	B	N/A	5	790 kHz	2/1/2006
	KYWL (FM)	C1	432	39	103.9 MHz	2/1/2006
Stockton, CA	KJOY (FM)	A	98	4	99.3 MHz	10/1/2005
	KWIN (FM)	A	97	3	97.7 MHz	12/1/2005
Syracuse, NY	WAQX—FM	B1	91	25	95.7 MHz	6/1/2006
	WLTI (FM)	A	61	4	105.9 MHz	6/1/2006
	WNSS (AM)	B1	N/A	5	1260 kHz	6/1/2006
	WNTQ (FM)	B1	201	97	93.1 MHz	6/1/2006
Tucson, AZ	KCUB (AM)	B	N/A	1	1290 kHz	10/1/2005
	KHYT (FM)	C	620	82	107.5 MHz	10/1/2005
	KIIM—FM	C	621	90	99.5 MHz	10/1/2005
	KSZR (FM)	A	93	6	97.5 MHz	10/1/2005
	KTUC (AM)	C	N/A	1	1400 kHz	10/1/2005
Wilkes-Barre/Scranton, PA	WARM (AM)	B	N/A	5	590 kHz	8/1/2006
	WBHT (FM)	A	336	0.5	97.1 MHz	8/1/2006
	WBSX (FM)	B	222	19.5	97.9 MHz	8/1/2006
	WSJR (FM)	A	207	1.45	93.7 MHz	8/1/2006
	WBHD (FM)	A	308	0.3	95.7 MHz	8/1/2006
	WMGS (FM)	B	422	5.3	92.9 MHz	8/1/2006
Worcester, MA	WORC—FM	A	125	1.87	98.9 MHz	4/1/2006
	WWFX (FM)	A	146	2.85	100.1 MHz	4/1/2006
	WXLO (FM)	B	172	37	104.5 MHz	4/1/2006

Transfers or Assignments of Licenses

        The Communications Act prohibits the assignment of a broadcast license or transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to grant approval, the FCC considers a number of factors pertaining to the licensee (and proposed licensee), including:

  •
  compliance with the various rules and policies limiting common ownership of media properties in a given market;

  •
  the "character" of the licensee and those persons holding "attributable" interests in the licensee; and

  •
  compliance with the Communications Act's limitations on alien ownership, as well as compliance with other FCC regulations and policies.

        To obtain FCC consent to assign a broadcast license or transfer control of a broadcast licensee, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for not less than 30 days during which time interested parties, including listeners, advertisers and competitors, may file petitions to deny or other objections against the application. These types of petitions are filed from time to time with respect to proposed acquisitions. Informal objections to assignment and transfer of control applications may be filed at any time up until the FCC acts on the application. Once the FCC staff grants an application, interested parties may seek reconsideration of that grant for 30 days, after which time the FCC may for another ten days reconsider the grant of the FCC staff on the FCC's own motion. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any party other than the assignee or transferee specified in the application.

Multiple Ownership Rules

        The FCC rules impose specific limits on the number of commercial radio stations an entity can own in a particular geographic area. These local radio ownership rules preclude us from acquiring certain stations we might otherwise seek to acquire. The rules also effectively prevent us from selling stations in an area to a buyer that has reached its ownership limit in the market unless the buyer divests other stations. The local radio ownership rules are as follows:

  •
  in markets with 45 or more radio stations, ownership is limited to eight commercial stations, no more than five of which can be either AM or FM;

  •
  in markets with 30 to 44 radio stations, ownership is limited to seven commercial stations, no more than four of which can be either AM or FM;

  •
  in markets with 15 to 29 radio stations, ownership is limited to six commercial stations, no more than four of which can be either AM or FM; and

  •
  in markets with 14 or fewer radio stations, ownership is limited to five commercial stations or no more than 50% of the market's total, whichever is lower, and no more than three of which can be either AM or FM.

        On June 2, 2003, the FCC concluded an omnibus rulemaking proceeding in which it examined all broadcast ownership rules, including the local radio ownership rule, the broadcast-newspaper ownership rule, the radio-television cross-ownership rule, the local television ownership rule, the national television ownership rule and the dual network rule. With respect to radio, the FCC retained the specific limits on the number of commercial radio stations an entity can own in a particular geographic market. The FCC, however, changed the way it defines the relevant geographic market and counts the number of stations in that market. The FCC abandoned the "signal contour" method of defining the market for radio stations that are located in areas where Arbitron ranks stations. These geographic areas are called "Arbitron Metros". Under the new rules, the FCC determines the number of radio stations in an Arbitron Metro, for purposes of determining the ownership limit, by counting all commercial and non-commercial radio stations licensed to communities within the Arbitron Metro, plus all radio stations licensed to communities located outside of the Metro but treated by Arbitron as "home" to the Metro. Unlike under the previous rules, both commercial and non-commercial stations are counted in determining the number of stations in a market. The FCC uses the same methodology to determine the number of stations that a single company is deemed to own or control, directly or by attribution.

        For radio stations located outside of an Arbitron Metro, the FCC will continue to use its previous signal contour-based methodology, with two modifications. The FCC also initiated a new rulemaking proceeding to develop a new method of defining markets located outside of Arbitron Metros. We own few radio stations in unrated markets. We do not believe that the FCC's rule changes as they apply to unrated markets will have any material effect on our business plan.

        The FCC's rule changes as they apply to radio stations in Arbitron Metros have several potential adverse effects. In some markets, the new rules have the effect of both (i) decreasing the number of radio stations deemed to be in the market overall, thereby lowering the applicable ownership tier, and (ii) increasing the number of radio stations that we are deemed to own in the market. For example, the number of overall stations in some of our markets will be reduced from 45 or more to fewer than 45, thereby reducing the applicable ownership limit from eight radio stations, no more than five of which may be AM or FM, to seven radio stations, no more than four of which may be AM or FM. In addition, in several markets, we will be deemed to own or control more radio stations than we were deemed to own or control under the old rules.

        Our existing station portfolio exceeds the applicable ownership limit under the new Arbitron Metro rule by approximately twelve stations in nine markets. Furthermore, some of our existing station portfolio may be subject to compliance with both the Arbitron-Metro based rule and the modified signal-contour methodology. It is not yet clear how the FCC will apply its new ownership rules in this situation. Under the new rules, however, we will not be required to divest existing owned stations in order to come into compliance with the new limits. Instead, existing ownership combinations are "grandfathered". Divestitures will be required only if we seek to transfer control of the stations or we attempt to acquire additional stations in the market. The FCC's rules contain an exception to the divestiture requirement in the case of transfers to "small businesses" as defined by the FCC. The rules also contain an exception to the divestiture requirement in the case of pro forma transfers of control, which we believe would apply in the event of any transfer of control that may be deemed to occur if as a result of future offerings by us or sales by the Forstmann Little partnerships, the Forstmann Little partnerships cease to own a controlling interest in us, or, there is a change in control of the Forstmann Little partnerships, provided that no other person acquires control.

        Under the FCC's current rules, radio stations that are operated under local marketing agreements may be treated as owned for purposes of the local radio ownership limit. See "—Time Brokerage". The new rules extend this treatment to certain joint sales agreements. Some of our existing local marketing agreements and joint sales agreements do not comply with the new local radio ownership rule. Unlike existing ownership combinations, non-compliant joint sales agreements and local marketing agreements are not permanently grandfathered, but must be terminated, if non-compliant, no later than two years after the new rules become effective.

        In addition, we have determined that our pending acquisition in the Providence, RI market may not comply with the new rules. With respect to the Providence acquisition, we intend to request a waiver or agree to divest, as necessary, to comply with the new rules.

        The FCC also eliminated the cross-ownership rules that limited or prohibited radio station ownership by the owner of television stations or a daily newspaper in the same market and replaced these rules with a new cross-media rule. Under the new cross-media rule, the following limits apply:

  •
  in markets with three or fewer TV stations, no cross-ownership is permitted among TV, radio and newspapers, although a company may request a waiver if it can show that the TV station does not serve the area served by the cross-owned property (i.e. the radio station or newspaper);

  •
  in markets with between four and eight TV stations, combinations are limited to one of the following:

•
a daily newspaper, one TV station, and up to half of the radio station limit for that market, or

•
a daily newspaper, and up to the radio station limit for that market, but no TV stations, or

•
two TV stations (if permissible under the local TV ownership rule), and up to the radio station limit for that market, but no daily newspapers.

•
in markets with nine or more TV stations, the FCC eliminated the newspaper-broadcast cross-ownership ban and the television-radio cross-ownership ban.

        The new rules were to become effective on September 4, 2003, but were stayed by the U.S. Court of Appeals for the Third Circuit on September 3, 2003 pending the outcome of appeals filed by several entities. A number of parties also filed requests with the FCC seeking reconsideration of certain aspects of the new rules. Although the FCC is currently processing assignment and transfer of control applications using the rules in effect prior to the June 2, 2003 decision, if a proposed acquisition would not comply with the new rules, processing of the FCC application related to the acquisition may be delayed. There is significant congressional opposition to the new rules, and bills were introduced in the 108th Congress, 1st Session to modify or repeal the FCC's action. On June 19, 2003, the Senate Committee on Commerce, Science and Transportation reported S. 1046, which would repeal several of the ownership rules adopted by the FCC on June 2, 2003. S. 1046, as reported by the Senate Commerce Committee, would also eliminate grandfathering of non-compliant radio combinations within one year of enactment. S. 1046 would also reinstate the radio/TV cross-ownership and newspaper/broadcast cross-ownership rules, reinstate the 35% cap on national television ownership, require the FCC to review the media ownership rules every five years, rather than every two years as currently required by the Telecommunications Act of 1996, and require the FCC to hold at least five public hearings before the next modification of media ownership rules.

        In addition, on June 26, 2003, the Senate Commerce Committee reported S. 1264, the annual legislation authorizing and appropriating funds for the FCC. This legislation also includes several media-related provisions, including with respect to the ownership rules, instructing the FCC to review its media ownership rules every five years, rather than every two years as currently required, expressly allowing the FCC to strengthen or broaden any ownership restriction as necessary in the public interest, and disallowing the 50% discount for UHF television stations purchased or transferred after June 2, 2003 for purposes of calculating the national audience reach of a television station group and compliance with the television national audience cap. On July 15, 2003, several Senators introduced a resolution, S.J. Res. 17, that if adopted would void the new ownership rules under the Congressional Review Act.

        On July 23, 2003, the House of Representatives approved by an overwhelming vote the Fiscal Year 2004 Commerce, Justice, and State Spending Bill. This appropriations bill includes a provision that would prohibit the FCC from using any authorized funds to grant licenses for a commercial television station if the grant would result in the licensee having a national audience reach in excess of 35%. The Senate has not yet approved, but will consider in the near future, a similar appropriations bill. Any differences between the House and Senate appropriations bills will be resolved during the committee conference on these bills. The House appropriations bill as approved only relates to television ownership, not radio, and therefore would have no effect on us.

        At this time, it is uncertain whether any potential congressional proposals will become law or what effect such legislation will have on us and our ability to acquire additional stations. If the provision of S. 1046 requiring divestitures to come into compliance with the Arbitron-based geographic market approach for defining local radio markets were to become law, we would be required to divest approximately twelve stations in nine markets. We have evaluated the potential impact of this divestiture requirement and we believe that the required divestitures would not have a materially adverse effect on us as a whole, because we could come into compliance by divesting underperforming or technically inferior stations, and divestitures may have the effect of leveling the competitive playing field in markets where existing competitors own radio stations in excess of the new limits. In addition, the requirement that other companies divest stations may create acquisition opportunities for us in other markets.

Ownership Attribution Rules

        The FCC's multiple ownership rules apply to "attributable" interests in broadcast stations or daily newspapers held by an individual, corporation, partnership or other association. In the case of corporations directly or indirectly controlling broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock are generally attributable. Some passive investors are attributable only if they hold 20% or more of the corporation's voting stock. However, all minority shareholder interests (other than interests subject to the debt/equity rule discussed in the next paragraph) are exempt from attribution if a single shareholder controls a majority of the voting shares in the corporation. Although the FCC had previously revoked the single majority shareholder exemption, on December 3, 2001, following a court decision that found the FCC's elimination of the exemption in the context of the FCC's cable ownership attribution rules to be arbitrary and capricious, the FCC suspended enforcement of the elimination of the exemption pending the outcome of a rulemaking to reconsider this matter.

        Notwithstanding the presence of a single majority shareholder, the FCC will attribute the interests of various creditors or investors in a corporation under the so-called "debt/equity plus" rule. Under this rule, a major programming supplier or a same-market owner will be treated as an attributable owner of a station if the supplier or owner holds debt or equity, or both, in the station that is greater than 33% of the value of the station's total debt plus equity. A major programming supplier includes any programming supplier that provides more than 15% of the station's weekly programming hours. A same-market owner includes any attributable owner of a media company, including broadcast stations, cable television, and newspapers, located in the same market as the station, but only if the owner is attributable under an FCC attribution rule other than the debt/equity plus rule.

        The attribution rules could limit the number of radio stations we may acquire or own in any market and may also limit the ability of various potential buyers of stations owned by us from being able to purchase some or all of the stations that they might otherwise wish to purchase from us. To address the possibility that attributable interests held by minority shareholders could limit our ability to acquire stations, our certificate of incorporation provides that our capital stock is subject to redemption by action of our board of directors to the extent necessary to bring us into compliance with the FCC's ownership rules.

Alien Ownership Rules

        The Communications Act prohibits the issuance or holding of broadcast licenses by aliens, including any corporation if more than 20% of its capital stock is collectively owned or voted by aliens. In addition, the FCC may prohibit any corporation from holding a broadcast license if the corporation is directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by aliens, if the FCC finds that the prohibition is in the public interest. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation, and the FCC has made such affirmative findings only in limited circumstances. These restrictions apply in similar fashion to other forms of businesses and organizations, including partnerships and limited liability companies. Our certificate of incorporation provides that our capital stock is subject to redemption by action of our board of directors to the extent necessary to bring us into compliance with the Communications Act or FCC regulations or prevent the loss of any of our FCC licenses.

Time Brokerage

        Over the years, a number of radio stations have entered into what have commonly been referred to as time brokerage agreements or local marketing agreements. While these agreements may take varying forms, under a typical time brokerage agreement, separately owned and licensed radio stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these arrangements, separately owned stations could agree to function cooperatively in programming, advertising sales and similar matters, subject to the requirement that the licensee of each station maintain independent control over the programming and operations of its own station. One typical type of time brokerage agreement is a programming agreement between two separately owned radio stations serving a common service area, whereby the licensee of one station provides substantial portions of the broadcast programming for airing on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during those program segments.

        The FCC's rules provide that a radio station that brokers more than 15% of its weekly broadcast time on another station serving the same market will be considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market where we own a radio station, we would not be permitted to enter into a time brokerage agreement with another local radio station in the same market that we could not own under the local ownership rules, unless our programming on the brokered station constituted 15% or less of the other local station's programming time on a weekly basis. FCC rules also prohibit a radio station from duplicating more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) directly or through a time brokerage agreement where the brokered and brokering stations that it owns or programs serve substantially the same area.

        The FCC's new ownership rules extend ownership attribution to certain joint sales agreements as well. See "—Multiple Ownership Rules". Under a joint sales agreement, one radio station sells the commercial time on a separately owned and licensed radio station, but does not provide programming as under a time brokerage or local marketing agreement. A radio station that sells more than 15% of the advertising time of another radio station in the same market will be considered to have an attributable ownership interest in the other station for purposes of the FCC's multiple ownership rules. As a result, we will no longer be able to enter into a joint sales agreement providing for the sale of more than 15% of the advertising time of another radio station that we could not own. Under the FCC's new ownership rules, companies have two years to terminate non-compliant time brokerage and joint sales agreements or otherwise come into compliance with the new limits. We do not believe that termination of these agreements or our actions to come into compliance with the new rules with respect to these agreements will have a material impact on our business or our results of operations.

Programming and Operation

        The Communications Act requires broadcasters to serve the public interest. Since 1981, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of types of programming responsive to the needs of a station's community of license. However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain records demonstrating responsiveness. Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, although listener complaints may be filed and considered at any time and must be maintained in the station's public file.

        The FCC's rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm. All broadcasters face the risk of violating the prohibition on the broadcast of indecent material because of the inherent vagueness of the FCC's definition of indecent matter, coupled with the spontaneity of live programming.

        Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole, and has threatened to initiate license revocation proceedings against broadcast licensees for future serious indecency violations. Two Congressional committees have recently conducted hearings related to indecency. Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming, and depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material. We have one outstanding indecency proceeding against one of our stations stations in Albuquerque, NM. The pendancy of this proceeding, as well as the FCC's more vigorous enforcement of its indecency rules, may encourage third parties to challenge our license renewal or assignment applications. As a result of these developments, the Company has increased internal controls to reduce the risk of broadcast of indecent material in violation of the FCC's rules.

        Stations also must pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, the broadcast of obscene or indecent programming, the advertisement of casinos and lotteries, sponsorship identification and technical operations, including limits on radio frequency radiation.

        The FCC adopted new EEO rules for broadcasters which became effective March 10, 2003. The new rules are outreach and recruitment focused and require that broadcasters: (1) widely disseminate information for each full-time job vacancy, except for vacancies filled in exigent circumstances; (2) provide notification to community and recruitment organizations that have requested information on all or selected job vacancies; and (3) participate in "longer-term" recruitment initiatives, such as job fairs, internships, scholarships and EEO/anti-discrimination training programs. Broadcasters remain subject to the FCC's anti-discrimination policy but the use of minority or women-targeted recruitment sources is no longer mandated. The new rules also require a broadcaster to keep extensive internal records regarding its recruitment efforts including information regarding its recruitment sources and interviewees, notification to requesting community groups and specifics regarding participation in the longer-term initiatives. Broadcasters must also prepare and place in the public inspection file (and on their website if they maintain one) an annual EEO public file report that details recruitment efforts and interviewee totals, the referral sources used for each vacancy, the community groups notified, and specifics regarding participation in longer-term recruitment initiatives. Broadcasters are subject to an FCC mid-term review in the fourth year of the license term and an FCC review as part of the license renewal application, both requiring the submission of the annual EEO public file report for the preceding two years with a statement certifying that the broadcaster's reports are accurate. As of June 30, 2003, the FCC has not reinstated its requirement for a broadcaster to submit its annual workforce employment information to the FCC for statistical purposes. The FCC is expected to address the workforce employment information and filing requirements in a separate Report and Order. Also pending is the FCC's review of recruitment requirements for part-time vacancies and it issued a Further Notice of Proposed Rulemaking in conjunction with the new rules to solicit public comment on this issue. The FCC is expected to issue final rules regarding part-time vacancies in 2004.

        The FCC has issued a decision holding that a broadcast station may not deny a candidate for federal political office a request for broadcast advertising time solely on the grounds that the amount of time requested is not the standard length of time which the station offers to its commercial advertisers. The effect that this FCC decision will have on our programming and commercial advertising is uncertain at this time.

        Periodically, we may be required to obtain special temporary authority (STA) from the FCC to operate one or more of the stations in a manner different from the licensed parameters so that we can complete scheduled construction or maintenance or so that we may repair damaged or broken equipment without interrupting service. We are currently operating some stations under STAs in the ordinary course of business.

        In the ordinary course of business, we have received complaints or the FCC has initiated inquiries about whether we have broadcast indecent programming or violated technical requirements.

Proposed and Recent Changes

        Congress, the FCC or other federal agencies may in the future consider and adopt new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of our radio stations, result in the loss of audience share and advertising revenue for our radio stations, and affect our ability to acquire additional radio stations or finance acquisitions. These matters include:

  •
  changes in the FCC's ownership rules and policies, including changes to the local radio ownership rules and the limitations on the cross-ownership of radio and other media (see "—Multiple Ownership Rules");

  •
  proposals to increase regulatory fees or to impose spectrum use or other fees on FCC licensees;

  •
  technical and frequency allocation matters and changes to broadcast technical requirements;

  •
  proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

  •
  proposals to restrict or prohibit the advertising of on-line casinos or on-line sports-betting services;

  •
  proposals to limit the tax deductibility of advertising expenses by advertisers;

  •
  restatement in revised form of FCC's equal employment opportunity rules and revision to rules relating to political broadcasting; and

  •
  proposals to regulate or prohibit payments to stations by independent record promoters.

        The FCC recently selected In-Band, On-Channel™ technology as the exclusive standard for digital services for terrestrial AM and FM broadcasters. The FCC has authorized the immediate commencement of "hybrid" transmissions—simultaneous transmissions in both analog and digital—pending the adoption of formal licensing and service rules, using In-Band, On-Channel™ systems for FM stations. Tests of the In-Band, On Channel™ technology for AM stations are ongoing and hybrid transmissions for AM stations have not yet been authorized. Digital audio broadcasting's advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services. In-Band, On-Channel™ technology will permit radio stations to transmit radio programming in both analog and digital formats, and eventually in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what formal licensing and service rules the FCC will adopt regarding digital audio broadcasting and what effect these regulations will have on our business or the operations of our stations.

        In January 2000, the FCC created a new low power FM radio service. The new low power stations operate at a maximum power of between ten and 100 watts in the existing FM commercial and non-commercial band. Low power stations may be used by governmental and non-profit organizations to provide non-commercial educational programming or public safety and transportation radio services. No existing broadcaster or other media entity is permitted to have an ownership interest or enter into any program or operating agreement with any low power FM station. During the first two years of the new service, applicants must be based in the area that they propose to serve. Applicants are not permitted to own more than one station nationwide during the initial two-year period. After the initial two-year period, entities are allowed to own up to five stations nationwide, and after three years, the limit will be raised to ten stations nationwide. A single person or entity may not own two low power stations whose transmitters are less than seven miles from each other. The authorizations for the new stations are not transferable. In April 2001, the FCC adopted a third channel interference protection standard, and prohibited any applicant from obtaining a low power FM station who has previously operated a station without a license.

        At this time it is difficult to assess the competitive impact of these new stations. Although the new low power stations must comply with certain technical requirements aimed at protecting existing FM radio stations from interference, we cannot be certain of the level of interference that low power stations will cause after they begin operating. Moreover, if low power FM stations are licensed in the markets in which we operate, the low power stations may compete with us for listeners. The low power stations may also limit our ability to obtain new licenses or to modify our existing facilities, or cause interference to areas of existing service that are not protected by the FCC's rules, any of which may have a material adverse effect on our business.

        On January 28, 2003, Senator Russell Feingold reintroduced a bill in the U.S. Senate entitled "The Competition in Radio and Concert Industries Act". The bill purports to address anti-competitive practices in the radio and concert industries. Among other things, the bill would impose a 60% national audience reach cap for commercial radio stations and a local radio ownership cap of 35% of the local audience share or 35% of the local radio revenue. It would also prohibit the FCC from relaxing the present local numerical radio ownership caps. The bill would further regulate local marketing agreements, joint sales agreements and other contractual relationships between radio stations, including limiting the duration of local marketing agreements entered into after the enactment of the legislation to no more than one year.

        The Feingold legislation would also modify Federal law that prohibits the payment of money, services or other valuable consideration to a radio station or station employee in exchange for the inclusion of any matter in the station's programming without on-air disclosure (known as payola). Currently, many radio stations, including stations owned by us, have arrangements with independent record promoters pursuant to which stations receive consideration from promoters in exchange for giving those promoters advance notice of new songs added to a particular station's play-list. The Feingold legislation would prohibit a radio station from using its control over any matter broadcast to extract consideration from a record company, artist, concert promoter, or other entity. It is unclear what impact the legislation, if adopted, would have on existing relationships between radio stations and independent record promoters.

        We cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

Federal Antitrust Considerations

        The Federal Trade Commission and the Department of Justice, which evaluate transactions to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active recently in their review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets.

        For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, require the parties to file Notification and Report Forms with the Federal Trade Commission and the Department of Justice and to observe specified waiting period requirements before consummating the acquisition. During the initial 30-day period after the filing, the agencies decide which of them will investigate the transaction. If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days. On the other hand, if the agency determines that the transaction requires a more detailed investigation, then, at the conclusion of the initial 30-day period, it will issue a formal request for additional information. The issuance of a formal request extends the waiting period until the 20th calendar day after the date of substantial compliance by all parties to the acquisition. Thereafter, the waiting period may only be extended by court order or with the consent of the parties. In practice, complying with a formal request can take a significant amount of time. In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction. These discussions and negotiations can be time consuming, and the parties may agree to delay completion of the acquisition during their pendency.

        At any time before or after the completion of a proposed acquisition, the Federal Trade Commission or the Department of Justice could take action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business or other assets acquired. Acquisitions that are not required to be reported under the Hart-Scott-Rodino Act may be investigated by the Federal Trade Commission or the Department of Justice under the antitrust laws before or after completion. In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

        As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that commencement of operations under time brokerage agreements, local marketing agreements, joint sales agreements and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the Hart-Scott-Rodino Act could violate the Hart-Scott-Rodino Act. In connection with acquisitions subject to the waiting period under the Hart-Scott-Rodino Act, so long as the Department of Justice policy on the issue remains unchanged, we would not expect to commence operation of any affected station to be acquired under a time brokerage agreement, local marketing agreement or similar agreement until the waiting period has expired or been terminated.

MANAGEMENT

Directors, Executive Officers and Other Significant Personnel

        The following sets forth information regarding our directors, executive officers and other significant personnel as of April 30, 2004. Each of our executive officers holds an identical position with Citadel Broadcasting Company, our wholly owned operating subsidiary:

Name	Age	Position
Farid Suleman	52	Chief Executive Officer and Chairman of the Board (Class III)
Judith A. Ellis	55	Chief Operating Officer
Randy L. Taylor	41	Vice President—Finance and Secretary
Eric Logan	33	President—Programming
Bill Figenshu	53	Regional President
John King	54	Regional President
Wayne P. Leland	39	Regional Vice President
David W. Checketts	48	Director (Class I)
J. Anthony Forstmann	65	Director (Class I)
Theodore J. Forstmann	64	Director (Class III)
Gordon A. Holmes	35	Director (Class II)
Sandra J. Horbach	43	Director (Class II), Vice President and Assistant Secretary
Michael A. Miles	64	Director (Class III)
Charles P. Rose, Jr.	62	Director (Class I)
Herbert J. Siegel	75	Director (Class II)

        Farid Suleman is our Chairman of the Board and Chief Executive Officer. Mr. Suleman joined us in March 2002. Prior to joining us, from February 2001 to February 2002, Mr. Suleman was President and Chief Executive Officer of Infinity Broadcasting Corp., one of the largest radio and outdoor advertising companies in the United States. He was Executive Vice President, Chief Financial Officer, Treasurer and a director of Infinity Broadcasting from September 1998 to February 2001 when Infinity Broadcasting was acquired by Viacom Inc. Mr. Suleman was named Senior Vice President, Finance of CBS in August 1998 and Senior Vice President and Chief Financial Officer of the CBS Station Group in June 1997. Mr. Suleman is a director of Westwood One, Inc. and was also Westwood One's Executive Vice President and Chief Financial Officer from February 1994 to March 2002. Mr. Suleman has also been a special limited partner of Forstmann Little & Co. since March 2002 and is a director of McLeodUSA Incorporated.

        Judith A. Ellis is our Chief Operating Officer. Ms. Ellis joined us in February 2003. Prior to joining us, Ms. Ellis served since 1997 as Senior Vice President/Market Manager for Emmis Communications Corporation.

        Randy L. Taylor is our Vice President—Finance and Secretary. He has been our Vice President since January 2001 and our Secretary since April 2003. From April 1999 to January 2001, Mr. Taylor served as Vice President—Controller. Mr. Taylor served as Controller of Aladdin Gaming Holding, LLC from July 1998 to April 1999 when he joined us.

        Eric Logan is our President—Programming. Mr. Logan joined us in July 2003. Prior to joining us, Mr. Logan served as Vice President of Programming for Infinity Broadcasting Corp. from 2002 to 2003 and Programming Director and Operations Manager in various markets, including Chicago and San Francisco, from 1995 through 2002. Mr. Logan's legal name is Erik I. Toppenberg but he is more commonly known as Eric Logan.

        Bill Figenshu is a Regional President. Mr. Figenshu joined us in July 2003. Mr. Figenshu has 33 years of experience in the radio industry and served as Senior Vice President at Infinity Broadcasting Corp. from 1998 to 2003. Prior to that, Mr. Figenshu was Senior Vice President of AMFM Inc. from 1997 to 1998 and President of Viacom Radio from 1986 to 1997.

        John King is a Regional President. Mr. King joined us in January 2002. From September 2000 to September 2001, Mr. King served as Senior Vice President of Regional Operations for Clear Channel Communications. From 1992 to August 2000, he held management positions in Regional Management, General Management, Programming and Operations with Capstar Communications, Inc., AMFM Inc. and SFX Broadcasting. Mr. King's legal name is French J. Damewood but he is more commonly known as John King.

        Wayne P. Leland is a Regional Vice President. Mr. Leland joined us in April 2000 when Citadel Communications acquired Spring Broadcasting Co. and he currently oversees eleven markets. Mr. Leland has been active in the radio industry since 1986. Prior to joining us, Mr. Leland was the Chief Operating Officer for Spring Broadcasting Co. from 1997 to 2000.

        David W. Checketts has been a Director since 2002. Mr. Checketts is currently Chairman of Sports Capital Partners, a consulting and investment capital firm. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden. From March 1991 to September 1994, Mr. Checketts was the President of the New York Knicks basketball team. From September 1990 to March 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz basketball team. Mr. Checketts currently serves on the board of directors of JetBlue Airways Corporation and McLeodUSA Incorporated.

        J. Anthony Forstmann has been a Director since 2001. He has been a Managing Director of J.A. Forstmann & Co., a merchant banking firm, since October 1987. In 1968, he co-founded Forstmann-Leff Associates, an institutional money management firm with $6 billion in assets. He is a special limited partner of Forstmann Little & Co. He is also a director of Community Health Systems, Inc. He is the brother of Theodore J. Forstmann.

        Theodore J. Forstmann has been a Director since 2001. He has been a general partner of FLC XXIX Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of McLeodUSA Incorporated and Community Health Systems, Inc. He is the brother of J. Anthony Forstmann.

        Gordon A. Holmes has been a Director since 2001. He has been a general partner of FLC XXIX Partnership, L.P. since 2001. Prior to becoming a general partner of FLC XXIX Partnership, Mr. Holmes was an associate at Forstmann Little & Co., which he joined in January 1998. From August 1995 to December 1997, Mr. Holmes was an associate at Goldman, Sachs & Co.

        Sandra J. Horbach has been a Director since 2001. Ms. Horbach has also served as a non-executive Vice President and Assistant Secretary since June 2002. She has been a general partner of FLC XXIX Partnership, L.P. since 1993. She is also a director of The Yankee Candle Company, Inc. and Community Health Systems, Inc.

        Michael A. Miles has been a Director since 2001. Mr. Miles served as Chairman and Chief Executive Officer of Philip Morris Companies, Inc. from 1991 to 1994. He is also a director of AMR Corporation, Dell Computer Corp., Exult Inc., Morgan Stanley & Co., Sears, Roebuck and Co., AOL Time Warner Inc. and The Allstate Corporation, Inc. He is also a special limited partner of Forstmann Little & Co. and serves on the Forstmann Little advisory board.

        Charles P. Rose, Jr. has been a Director since 2003. Mr. Rose currently serves as executive producer, executive editor and host of Charlie Rose, a nightly one-hour interview program on the PBS television network, which premiered in 1991. Since 1998, he also has served as a correspondent for the CBS television network news program 60 Minutes II.

        Herbert J. Siegel has been a Director since 2003. Mr. Siegel was Chairman of the Board and President of Chris-Craft Industries, Inc. and Chairman of the Board of BHC Communications, Inc. since before 1997 until July 2001, when the two companies were acquired by The News Corporation Limited. Mr. Siegel remains a senior advisor to The News Corporation Limited.

The Board of Directors

        Our board of directors is currently comprised of nine directors.

        Our restated certificate of incorporation provides for a classified board of directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board. The term of the initial Class I directors will terminate on the date of the 2004 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 2005 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2006 annual meeting of stockholders.

        Beginning in 2004, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. Each of the four Forstmann Little partnerships has a contractual right, for so long as it holds any shares of our common stock, to designate a nominee for election to our board of directors and we are obligated to solicit proxies in favor of each of these four nominees and to use reasonable efforts to cause each of these four nominees to be elected. The nominees of the Forstmann Little Partnerships are Theodore J. Forstmann, Sandra J. Horbach, Gordon A. Holmes and J. Anthony Forstmann.

        Our board of directors has a standing audit committee. The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance function. The audit committee also oversees the audit efforts of our independent accountants and takes those actions it deems necessary to satisfy itself that the accountants are independent of management. The members of the audit committee are Michael A. Miles and David W. Checketts, both of whom qualify as independent directors under the applicable rules of the NYSE and the SEC. We have committed to adding an additional director who will qualify as an independent director under the applicable rules above by the first anniversary of the initial public offering which was completed in August 2003.

        We do not currently have any other standing committees of the board. Although we have not established formal nominating/governance or compensation committees, Theodore Forstmann, Sandra J. Horbach and Farid Suleman have from time to time acted as an ad hoc committee for the purpose of identifying and recruiting qualified board members and Theodore Forstmann and Sandra J. Horbach have acted as an ad hoc compensation committee in reviewing and negotiating the terms of compensation of our Chairman and CEO, Farid Suleman.

        On October 25, 2002, we granted options to purchase 50,000 shares of our common stock to our directors who were neither our executive officers nor a general partner of Forstmann Little & Co. The directors who received these options were David W. Checketts, J. Anthony Forstmann and Michael A. Miles. On February 28, 2003, we granted Charles P. Rose, Jr. options to purchase 50,000 shares of our common stock. The exercise price of the options granted to Messrs. Checketts, Forstmann, Miles and Rose is $16.00, which was based on the estimated fair market value of the underlying common stock on the date of grant. The options have a term of ten years and vest in four equal annual installments beginning on the first anniversary of the grant date, so long as the holder is a director of Citadel on the applicable vesting date. On July 28, 2003, we granted options to purchase 50,000 shares of our common stock to Herbert J. Siegel. The exercise price of Mr. Siegel's options was the initial public offering price of $19.00 per share. Directors do not receive any fees for serving on our board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees.

Compensation Committee Interlocks and Insider Participation

        Our board of directors does not currently have a compensation committee. During 2003, Theodore J. Forstmann and Sandra J. Horbach participated in deliberations on behalf of our board of directors concerning compensation of our chief executive officer, Farid Suleman. During 2003, Mr. Forstmann, Ms. Horbach and Mr. Suleman participated in deliberations concerning executive officer compensation, other than Mr. Suleman's compensation. Sandra J. Horbach currently serves as one of our officers and as an officer of our subsidiaries but receives no compensation for her services. Farid Suleman, our chief executive officer, did not participate in deliberations regarding his compensation. None of our other board members is either a current or former executive officer or employee of us or any of our subsidiaries. Each of Theodore J. Forstmann, Gordon A. Holmes and Sandra J. Horbach is a general partner in partnerships affiliated with the Forstmann Little partnerships. See "—Certain Relationships and Related Transactions".

Executive Compensation

        The following table sets forth information with respect to compensation for the last three completed fiscal years (or, if shorter, the actual period of employment) paid for services to our Chief Executive Officer, our two other most highly paid executive officers who were serving as executive officers on December 31, 2003, and an additional officer who ceased to be an employee in 2003.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Position	Year	Base Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)(1)
Farid Suleman Chairman and Chief Executive Officer	2003 2002	1,000,000 787,500	— 1,000,000	— 4,150,000	138 69
Judith A. Ellis Chief Operating Officer (2)	2003	320,833	229,167	100,000	11,172
Randy L. Taylor Vice President—Finance and Secretary	2003 2002 2001	225,000 186,458 175,000	25,000 75,000 —	— 25,000 —	7,260 3,760 154,107
D. Robert Proffitt Former President (3)	2003 2002 2001	179,642 300,000 300,000	— 150,000 —	— 50,000 —	126,694 5,651 1,642,967

(1)
Included in 2003 are payments of premiums for term life insurance and car allowances, as summarized by the table below. Also included is a severance payment in the amount of $124,125 to Mr. Proffitt following his termination of employment.

	Insurance Premiums ($)	Auto Allowance ($)
Farid Suleman	138	—
Judith A. Ellis	172	11,000
Randy L. Taylor	60	7,200
D. Robert Proffitt	69	2,500
(2)
Ms. Ellis joined our company in February 2003.

(3)
Mr. Proffitt ceased to be an employee on July 11, 2003. See "—Certain Relationships and Related Transactions".

Option Grants in Last Fiscal Year

        The following table shows all options to acquire shares of our common stock granted to the executive officers named in the Summary Compensation Table above for the fiscal year ended December 31, 2003.

Option Grants in Last Fiscal Year
Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Date of Grant	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Citadel Employees in Fiscal Year(2)	Exercise or Base Price ($/Share)	Expiration Date	0% ($)	5% ($)	10% ($)
Farid Suleman	—	—	—	—	—	—	—	—
Judith A. Ellis(3)	2/15/03	100,000	22.4%	16.00	2/15/2013	300,000	1,494,900	3,328,111
Randy L. Taylor	—	—	—	—	—	—	—	—
D. Robert Proffitt(4)	—	—	—	—	—	—	—	—

(1)
These amounts are based on assumed appreciation rates of 0%, 5% and 10%, as prescribed by the SEC rules, and are not intended to forecast possible future appreciation, if any, of our stock price. The amounts have been calculated using the initial public offering price of $19.00 per share.

(2)
The table shows the percentage of total options granted to our employees during the fiscal year ended December 31, 2003.

(3)
These options become exercisable at a rate of 25% per year, with the first 25% exercisable on February 15, 2004, and an additional 25% becoming exercisable on each of February 15, 2005, 2006 and 2007. See "—Citadel's 2002 Long-Term Incentive Plan".

(4)
Mr. Proffitt ceased to be an employee on July 11, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table shows the aggregate options exercised by the executive officers named in the Summary Compensation Table above for the fiscal year ended December 31, 2003, as well as the value of the options held by such persons on December 31, 2003.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Farid Suleman	—	—	2,075,000	2,075,000	$39,155,250	$39,155,250
Judith A. Ellis	—	—	—	100,000	—	637,000
Randy L. Taylor	—	—	6,250	18,750	39,813	119,438
D. Robert Proffitt(2)	—	—	—	—	—	—

(1)
The amounts have been calculated using the closing price of our common stock on the NYSE on December 31, 2003, which was $22.37 per share.

(2)
Mr. Proffitt ceased to be an employee on July 11, 2003. All Mr. Proffitt's options were forfeited upon his resignation.

Employment Terms of Farid Suleman

        Farid Suleman joined our company in March 2002. The following are the key terms of his employment pursuant to a letter, dated February 15, 2002, from Theodore J. Forstmann of Forstmann Little & Co. to Farid Suleman:

  •
  Mr. Suleman's annual salary is $1 million per year and is subject to annual review and adjustment;

  •
  Mr. Suleman is eligible for an annual bonus of $1 million, payable either in cash or in the form of warrants to purchase our common stock, at the option of our board of directors. The amount of the annual bonus is determined by our board of directors generally based on our overall performance during our last fiscal year. If the bonus is paid in the form of warrants to purchase our common stock, the warrants will be valued, as determined by our board of directors, on the date of payment. The warrants will be fully vested at the time of payment and will have a ten-year term;

  •
  Mr. Suleman has received options and purchased shares of common stock, as described below; and

  •
  Mr. Suleman is entitled to our standard employee benefit package.

        We granted to Mr. Suleman options to purchase 4,150,000 shares of our common stock in connection with his becoming our Chief Executive Officer. These options have a term of ten years and have a per share exercise price of $3.50. The $3.50 exercise price was determined by negotiations between us and Mr. Suleman and was not based on fair market value. Accordingly, we recorded deferred compensation of $39.6 million in connection with the grant of these options.

        Mr. Suleman's Stock Option Agreement.    Mr. Suleman's options were granted pursuant to a written stock option agreement. Twenty-five percent of the options were exercisable on March 4, 2002, the grant date, and an additional 25% of the options became exercisable on March 4, 2003. An additional 25% of the options will become exercisable on each of March 4, 2004 and 2005. These options are generally exercisable only by Mr. Suleman during his lifetime and are not transferable.

        Unexercisable options expire on the date of Mr. Suleman's termination of employment. If Mr. Suleman is terminated for cause, exercisable options also expire on the date of his termination of employment. Options which are exercisable upon Mr. Suleman's termination of employment expire on the earlier of:

  •
  the expiration of the options; and

  •
  60 days after he is terminated.

        Mr. Suleman may exercise options for purposes of proportionately participating in the sale of shares of our common stock by the Forstmann Little partnerships or in a change of control of our company in which the Forstmann Little partnerships cease to own any shares of our voting stock. Any unexercised options will terminate after a change of control of our company, unless we provide that they do not terminate.

        Mr. Suleman's stock option agreement also provides that, if there is a sale of shares of our common stock by the Forstmann Little partnerships or a change of control of our company in which the Forstmann Little partnerships cease to own any shares of our voting stock, Mr. Suleman may be required by us to proportionately exercise his options and participate in the sale of shares by the Forstmann Little partnerships.

        The stock option agreement permits us to terminate all of Mr. Suleman's options if he engages in prohibited or competitive activities.

        Mr. Suleman's Stockholder's Agreement.    Upon exercise of any of his options, Mr. Suleman is required to enter into a stockholder's agreement with us. The description below summarizes the terms of the form of the stockholder's agreement currently in effect.

        Transfer Restrictions.    The stockholder's agreement provides that Mr. Suleman may not transfer the shares issued to him upon exercise of his options, except under his will. These transfer restrictions will terminate if the Forstmann Little partnerships cease to own at least 20% of our outstanding voting stock.

        Participation in the Sale of Stock by the Forstmann Little Partnerships.    The stockholder's agreement provides that Mr. Suleman may participate proportionately in any sale by the Forstmann Little partnerships of their shares of our common stock to a third party. In addition, Mr. Suleman may, and may be required to (if determined by our board of directors), participate proportionately in a public offering of shares of common stock by the Forstmann Little partnerships, by selling the same percentage of his shares that the Forstmann Little partnerships are selling of their shares. If the Forstmann Little partnerships sell their common stock to a third party, the Forstmann Little partnerships may require Mr. Suleman to sell a proportionate amount of his shares and, if stockholder approval of the transaction is required, to vote his shares in favor of the sale.

        Our Option to Repurchase Mr. Suleman's Stock Upon His Termination.    We have the option to purchase, at their fair value, all of the shares of common stock purchased by Mr. Suleman upon exercise of his options after his termination of employment. In addition, if Mr. Suleman engages in prohibited or competitive activities, or criminal acts, or grossly or willfully neglects his duties, we have the option to purchase all of the shares of common stock then held by Mr. Suleman, at a purchase price equal to the lesser of his cost or the book value per share.

Stockholder's Agreements

        In June 2001, simultaneously with our acquisition of Citadel Communications, 15 of our employees (together with two entities controlled by an employee) were awarded the right to purchase, and actually purchased, shares of our common stock. Mr. Taylor, one of our executive officers, was among these

15 employees and purchased 88,785 shares of common stock for approximately $6.76 per share. In addition, in February 2002, we agreed with Mr. Suleman that he would purchase $4.0 million of our shares of common stock in connection with his joining our company in March 2002. Mr. Suleman paid for these shares in April 2002. Mr. Suleman purchased a total of 592,074 shares of common stock for approximately $6.76 per share, which was not based on fair market value. Accordingly, we recorded deferred compensation of $1.5 million in connection with the sale of these shares. In May 2003, Judith A. Ellis, our Chief Operating Officer, was awarded the right to purchase, and actually purchased, a total of 48,899 shares of our common stock for approximately $10.23 per share. The price paid for these shares was based upon the estimated fair value of the shares on the date of purchase after applying a discount consistent with the discount applied to shares of common stock issued to management, which occurred primarily in June 2001. These members of our management entered into stockholder's agreements relating to these shares of our common stock, which, among other things, restrict the transfer of the shares of common stock. For a description of these transfer restrictions, see "—Transfer Restrictions". The stockholder's agreements are substantially identical and are summarized below. As of March 31, 2004, we have an aggregate amount of 1,280,516 shares of common stock subject to stockholder's agreements.

        Transfer Restrictions.    The stockholder's agreements provide that the stockholder may not transfer the shares, except under his or her will. These transfer restrictions will terminate if the Forstmann Little partnerships cease to own at least 20% of our outstanding voting stock.

        Participation in the Sale of Stock by the Forstmann Little Partnerships.    The stockholder's agreements provide that the stockholder may participate proportionately in any sale by the Forstmann Little partnerships of their shares of our common stock to a third party. In addition, the stockholder may, and may be required to (if determined by our board of directors), participate proportionately in a public offering of shares of common stock by the Forstmann Little partnerships, by selling the same percentage of his or her shares that the Forstmann Little partnerships are selling of their shares. If the Forstmann Little partnerships sell their common stock to a third party, the Forstmann Little partnerships may require the stockholder to sell a proportionate amount of his or her shares and, if stockholder approval of the transaction is required, to vote his or her shares in favor of the sale.

        We have advised our employee stockholders, including Mr. Suleman, that our board of directors will not require them to sell any of their shares of common stock in connection with the concurrent common stock offering. Employee stockholders have advised us that they intend to sell 81,015 shares of common stock in aggregate in connection with the concurrent common stock offering. See "Principal Stockholders". Mr. Suleman and Ms. Ellis have advised us that they do not intend to sell any of their shares of common stock in connection with the concurrent common stock offering.

        Vesting.    The common stock that employees other than Mr. Suleman and Ms. Ellis purchased vests at a rate of 20% per year, beginning June 26, 2002. The common stock purchased by Ms. Ellis vests at a rate of 20% per year, beginning May 21, 2004. Twenty-five percent of Mr. Suleman's common stock vested on March 4, 2002 and 25% vested on March 4, 2003. An additional 25% of the common stock that he purchased will vest on each of March 4, 2004 and 2005.

        Our Option to Repurchase the Stockholder's Stock Upon His or Her Termination.    If a stockholder's employment is terminated, we have the option to purchase any unvested shares of common stock held by the stockholder. The purchase price for these shares is the stockholder's cost. If a stockholder engages in prohibited or competitive activities, or criminal acts, or grossly or willfully neglects his or her duties, we have the option to purchase any shares of common stock held by the stockholder. The purchase price for these shares is the lesser of the stockholder's cost or the book value per share.

        Stockholder's Option to Require Us to Repurchase the Stockholder's Stock Upon His or Her Termination.    If a stockholder's employment is terminated without cause, a stockholder may require us to purchase all, but not less than all, of the shares of common stock held by the stockholder. The purchase price for these shares is the stockholder's cost, except that in the case of the repurchase of vested shares from a stockholder terminated by reason of death, permanent disability or adjudicated incompetency, the purchase price is fair value.

Citadel's 2002 Long-Term Incentive Plan

        Our 2002 Long-Term Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and stock options that do not so qualify (including reload options), stock appreciation rights (including limited stock appreciation rights), performance awards, restricted stock and restricted units. Our and our subsidiaries' directors, officers, and salaried employees, as well as individuals who provide services to us and our subsidiaries as independent contractors, are eligible to receive grants under the stock plan. The stock plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code and for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act of 1934.

        The stock plan authorizes the issuance of 5,000,000 shares of our common stock, with adjustments to give effect to changes in our capitalization. The common stock that may be issued under the stock plan consists of common stock or shares of other classes of stock the value of which is derived from financial measures established by our board of directors. Generally, our board of directors has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule of options and awards and the exercise price of options.

        The stock plan generally provides that the term of any option may not exceed ten years. The stock plan permits our board of directors to determine the effect of a change in control on options and awards granted under the plan.

        As of April 30, 2004, options to purchase 3,833,625 shares of our common stock were outstanding under the stock plan, with exercise prices ranging from $16.00 per share to $20.20 per share. The number of outstanding options does not include 4,150,000 options held by Mr. Suleman, which were granted outside of the stock plan.

Citadel Broadcasting Company 401(k) Retirement Savings Plan

        We currently maintain the Citadel Broadcasting Company 401(k) Retirement Savings Plan for the benefit of substantially all of our employees, including our executive officers. The plan is tax-qualified under Section 401 of the Internal Revenue Code. The plan permits participants to make pre-tax deferrals of up to 20% of their base salary or base wages. We make a matching contribution for each participant of up to 2% of the participant's base salary or base wages (depending on the participant's deferrals). The plan also permits us to make profit-sharing contributions. In general, participants become vested in these matching contributions at a rate of 20% per year beginning upon the completion of two years of service. We intend to amend the plan in various ways, including to provide that these matching contributions may be made in the form of shares of our common stock.

Certain Relationships and Related Transactions

        In June 2001, we were capitalized by four partnerships affiliated with Forstmann Little & Co. and members of our management, to acquire Citadel Communications, which was then a publicly owned company. We financed the acquisition by issuing our common stock to the Forstmann Little partnerships and members of management, by incurring indebtedness under our credit facility and by issuing an aggregate of $500 million of subordinated debentures to two of the Forstmann Little partnerships. These partnerships immediately distributed the subordinated debentures to their respective limited partners. On February 18, 2004, we prepaid all of the outstanding subordinated debentures with the net proceeds from the offering by us of 9,630,000 shares of common stock and the issuance of $330.0 million of convertible subordinated notes. See "Description of Our Other Indebtedness".

        Each of the four Forstmann Little partnerships has a contractual right, for so long as it holds any shares of our common stock, to designate a nominee for election to our board of directors and we are obligated to solicit proxies in favor of each of these four nominees and to use reasonable efforts to cause each of these four nominees to be elected. See "—The Board of Directors".

        We have also granted to the Forstmann Little partnerships six demand rights to cause us to file a registration statement under the Securities Act covering resales of all shares of common stock held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants "piggyback" registration rights permitting the Forstmann Little partnerships to include their registrable securities in a registration of securities by us. Under the agreement, we will pay the expenses of these registrations. See "Shares Eligible for Future Sale—Registration Rights". See "Principal Stockholders".

        Our chairman and chief executive officer Farid Suleman is a special limited partner of Forstmann Little & Co. Mr. Suleman is paid $1.2 million per annum for providing advice and consulting services to Forstmann Little & Co. as a special limited partner. Mr. Suleman has the right to invest in Forstmann Little & Co. portfolio investments from time to time. Mr. Suleman has informed us that he has not invested in the Forstmann Little partnerships' investment.

        We reimburse Forstmann Little & Co. and its affiliates for expenses paid on our behalf and receive reimbursements from Forstmann Little & Co. for expenses paid on its behalf including travel and related expenses, and office and other miscellaneous expenses. For the year ended December 31, 2003, we reimbursed Forstmann Little & Co. and its affiliates a net amount of approximately $1.8 million. Forstmann Little & Co. also provides use of office space to our executive officers at no cost.

        FL Aviation Corp., an affiliate of Forstmann Little & Co., operates and maintains our corporate aircraft at cost. In connection therewith, we reimburse all costs incurred by FL Aviation Corp. in operating the aircraft.

        Theodore J. Forstmann is the senior partner of, and Sandra J. Horbach and Gordon A. Holmes are general partners of, Forstmann Little & Co. Messrs. Forstmann and Holmes serve as members of our board of directors. Ms. Horbach also serves as a member of our board of directors and as a non-executive officer of us and our subsidiaries, although Ms. Horbach receives no compensation for her services as an officer. Michael A. Miles and J. Anthony Forstmann are special limited partners of Forstmann Little & Co. Mr. Miles also serves on the Forstmann Little advisory board and, as such, has an economic interest in the Forstmann Little partnerships. Mr. Miles is also an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including us. J. Anthony Forstmann is the brother of Theodore J. Forstmann.

        Effective July 11, 2003, D. Robert Proffitt ceased to be employed as our President and on July 15, 2003, in accordance with our rights under our stockholder's agreement with Mr. Proffitt, we repurchased all unvested shares of our common stock held by Mr. Proffitt at cost for an aggregate purchase price of approximately $1.2 million.

        On May 21, 2003, Judith A. Ellis, our Chief Operating Officer, purchased a total of 48,899 shares of our common stock for approximately $10.23 per share. These shares of common stock are subject to a stockholder's agreement, which, among other things, restricts the transfer of the shares of common stock. For a description of these transfer restrictions, see "—Stockholder's Agreements—Transfer Restrictions".

        Effective March 31, 2003, Donna L. Heffner resigned as our Executive Vice President, Chief Financial Officer and Secretary and from all executive officer and director positions that she held with our subsidiaries. On May 12, 2003, in accordance with our rights under our stockholder's agreement with Ms. Heffner, we repurchased all unvested shares of our common stock held by Ms. Heffner at cost for an aggregate purchase price of approximately $1.6 million.

        On February 18, 2004, we completed a public offering of 29,630,000 shares of our common stock at $19.00 per share, including 9,630,000 primary shares sold by us and 20,000,000 shares sold by certain of our stockholders. The 20,000,000 shares included 19,856,626 and 18,338 shares of common stock sold by Forstmann Little & Co. and its affiliates, and Randy Taylor, one of our executive officers, respectively.

        Randy L. Taylor, one of our executive officers, has been indebted to us since June 2001 under a promissory note which bears an annual interest rate of 5.02%. This note is full recourse against Mr. Taylor. This note was delivered to us by Mr. Taylor in partial payment for his purchase of our common stock. The promissory note is secured by the 88,785 shares of common stock to which it relates. Based on the closing price of our common stock on the NYSE on December 31, 2003 of $22.37 per share, the shares of common stock are valued at $1,986,120. To the extent Mr. Taylor sells any common stock, the note requires that the net proceeds he receives, after taxes, be used to reduce the outstanding balance under his note. The highest amount outstanding under Mr. Taylor's note since January 1, 2003 was $413,704. On February 18, 2004, Mr. Taylor repaid $304,466 of his note using proceeds of the sale of 18,338 shares of common stock.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2004. The table includes:

  •
  each person who is known by us to be the beneficial owner of more than 5% of the outstanding common stock;

  •
  each of our directors;

  •
  each executive officer named in the summary compensation table; and

  •
  all directors and executive officers as a group.

        Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless indicated below, the address for each individual listed below is City Center West, Suite 400, 7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128.

        As of April 30, 2004, there were 132,507,094 shares of our common stock outstanding.

	Shares Beneficially Owned(1)
Name
	Number	Percent
5% Stockholders:
Forstmann Little & Co. Equity Partnership-VI, L.P.(2)	34,484,608	26.02%
Forstmann Little & Co. Equity Partnership-VII, L.P.(2)	11,064,880	8.35%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P.(2)	21,662,812	16.35%
Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P.(2)	9,065,403	6.84%
Directors:
Farid Suleman(2)(3)(4)	3,704,574	2.73%
David W. Checketts(5)	51,500	*
J. Anthony Forstmann(2)(5)	12,500	*
Theodore J. Forstmann(2)	76,277,703	57.57%
Gordon A. Holmes(2)	—	*
Sandra J. Horbach(2)	76,277,703	57.57%
Michael A. Miles(2)(5)(6)	12,500	*
Charles P. Rose, Jr.(5)	32,500	*
Herbert J. Siegel	—	*
Other Named Executive Officers:
Judith A. Ellis(7)	93,899	*
Randy L. Taylor(8)	76,697	*
D. Robert Proffitt	93,944	*
All Directors and Executive Officers as a Group (12 persons) (9)	80,355,817	59.22%

*
Less than 1%.

(1)
A person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when a person or persons has the right to acquire them (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which a person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the percentage of outstanding shares of any person as shown in the table does not necessarily reflect the person's actual voting power at any particular date.

(2)
The general partner of Forstmann Little & Co. Equity Partnership-VI, L.P., a Delaware limited partnership ("Equity-VI"), and Forstmann Little & Co. Equity Partnership-VII, L.P., a Delaware limited partnership ("Equity-VII"), is FLC XXXII Partnership, L.P., a New York limited partnership. The general partners of FLC XXXII Partnership, L.P. are Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon A. Holmes and T. Geoffrey McKay. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., a Delaware limited partnership ("MBO-VII"), and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P., a Delaware limited partnership ("MBO-VIII"), is FLC XXXIII Partnership, L.P., a New York limited partnership. The general partners of FLC XXXIII Partnership, L.P. are Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon A. Holmes and T. Geoffrey McKay. Accordingly, each of the individuals named above, other than Mr. Holmes and Mr. McKay for the reasons described below, may be deemed the beneficial owners of shares owned by Equity-VI, Equity-VII, MBO-VII and MBO-VIII and, for purposes of this table, beneficial ownership is included. Mr. Holmes and Mr. McKay do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock of the Company held by Equity-VI, Equity-VII, MBO-VII or MBO-VIII; and, accordingly, Mr. Holmes and Mr. McKay are not deemed to be a beneficial owner of these shares. Messrs. Theodore J. Forstmann and J. Anthony Forstmann are brothers. Mr. Miles is a member of the Forstmann Little advisory board and is an investor in certain affiliated partnerships of Forstmann Little & Co., which give him an economic interest in certain portfolio investments, including the Company. Messrs. J. Anthony Forstmann, Michael A. Miles and Farid Suleman are special limited partners of Forstmann Little & Co. None of the other limited partners in each of Equity-VI, Equity-VII, MBO-VII and MBO-VIII is otherwise affiliated with the Company or Forstmann Little & Co. The address of Equity-VI, Equity-VII, MBO-VII and MBO-VIII is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153. The address for Theodore J. Forstmann, Sandra J. Horbach, Thomas H. Lister, Winston W. Hutchins, Jamie C. Nicholls, Gordon A. Holmes, T. Geoffrey McKay, Farid Suleman, Michael A. Miles and J. Anthony Forstmann is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(3)
Includes 3,112,500 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of this prospectus.

(4)
Mr. Suleman holds 20,000 shares as custodian for his children, for which he disclaims any beneficial ownership. These shares were not considered for purposes of calculating Mr. Suleman's beneficial ownership interest.

(5)
Includes 12,500 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided.

(6)
Pursuant to a contractual arrangement with FLC XXXII Partnership, L.P., an affiliate of Forstmann Little & Co. Equity Partnership-VI, L.P., Mr. Miles is entitled to payment from such affiliate in respect of certain share dispositions to the extent proceeds of dispositions exceed $13.00 per share. Alternatively, Mr. Miles may purchase such shares for $13.00 per share. These shares were not considered for purposes of calculating Mr. Miles' beneficial ownership interests.

(7)
Includes 25,000 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided.

(8)
Includes 6,250 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided.

(9)
Includes 3,193,750 shares subject to options that are currently exercisable or exercisable within 60 days of the date as of which this information is provided.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in February 2004. The notes were resold by the initial purchasers to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

        The following table sets forth the name of each selling securityholder, the principal amount at maturity of notes, as of February 18, 2004, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table below based on information given to us by the selling securityholders on or prior to April 30, 2004. However, any or all of the notes or shares of our common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or our common stock that will be held by the selling securityholders upon consummation of any sales pursuant to this prospectus. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the extent we are advised of the changes. From time to time, additional information concerning ownership of the notes and our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

        Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

        As of April 30, 2004, there were 132,507,094 shares of our common stock outstanding.

Name	Principal Amount of Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding Prior to this Offering*	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Conversion Shares of Common Stock Offered(2)	Number of Shares of Common Stock Beneficially Owned After this Offering(3)
Adventis Pension Master Trust	155,000	*	—	6,078	—
Alexian Brothers Medical Center	120,000	*	—	4,706	—
Allstate Insurance Company	2,500,000	*	—	98,039	—
Aloha Airlines Non-Pilots Pension Trust	75,000	*	—	2,941	—
Aloha Pilots Retirement Trust	40,000	*	—	1,569	—
Alpine Associates	3,010,000	*	—	118,039	—
Alpine Associates, L.P.	390,000	*	—	15,294	—
American AAdvantage Funds	140,000	*	—	5,490	—
American Investors Life Insurance Company	400,000	*	—	15,686	—
AmerUs Life Insurance Company	2,000,000	*	—	78,431	—
Arbitex Master Fund L.P.	11,800,000	3.58%	—	462,745	—
Arkansas PERS	1,300,000	*	—	50,980	—
Astrazeneca Holdings Trust	390,000	*	—	15,294	—

Attorney's Title Insurance Fund	110,000	*	—	4,314	—
Bancroft Convertible Fund, Inc.	1,250,000	*	—	49,020	—
Basso Holdings Ltd.	1,500,000	*	—	58,824	—
Basso Multi-Strategy Holding Fund Ltd.	1,500,000	*	—	58,824	—
Bear, Stearns & Co. Inc.	1,000,000	*	—	39,216	—
Boilermaker—Blacksmith Pension Trust	1,700,000	*	—	66,667	—
Boilermakers Blacksmith Pension Trust	1,575,000	*	—	61,765	—
BP Amoco PLC Master Trust	573,000	*	—	22,471	—
C&H Sugar Company Inc.	90,000	*	—	3,529	—
CALAMOS® Global Convertible Fund—CALAMOS® Investment Trust	730,000	*	—	28,627	—
CALAMOS® Global Growth & Income Fund—CALAMOS® Investment Trust	7,450,000	2.26%	—	292,157	—
CALAMOS® Growth & Income Portfolio—CALAMOS® Advisors Trust	120,000	*	—	4,706	—
CALAMOS® Growth and Income Fund—CALAMOS® Investment Trust	18,000,000	5.45%	—	705,882	—
The California Wellness Foundation	250,000	*	—	9,804	—
Canyon Capital Arbitrage Master Fund, LTD	10,500,000	3.18%	—	411,765	—
The Canyon Value Realization Fund (Cayman), LTD	14,350,000	4.35%	—	562,745	—
Canyon Value Realization Fund, L.P.	5,250,000	1.59%	—	205,882	—
Canyon Value Realization MAC 18, LTD. (RMF)	2,100,000	*	—	82,353	—
CEMEX Pension Plan	80,000	*	—	3,137	—
Chrysler Corporation Master Trust	1,185,000	*	—	46,471	—
CitiJL, Ltd.	169,000	*	—	6,627	—
City of Knoxville Pension System	170,000	*	—	6,667	—
CNH CA Master Account, L.P.	500,000	*	—	19,608	—
The Cockrell Foundation	45,000	*	—	1,765	—
Common Fund Event Driven Co Ltd.	128,000	*	—	5,020	—
Convertible Securities Fund	30,000	*	—	1,176	—
Credit Suisse First Boston LLC	31,850,000	9.65%	—	1,249,020	—
Delaware Dividend Income Fund, A Series of Delaware Group Equity Funds V	500,000	*	—	19,608	—
Delaware PERS	1,250,000	*	—	49,020	—
Delta Air Lines Master Trust	425,000	*	—	16,667	—
Delta Air Lines Master Trust—CV	300,000	*	—	11,765	—
Delta Airlines Master Trust	685,000	*	—	26,863	—
Delta Pilots Disability and Survivorship Trust	240,000	*	—	9,412	—
Delta Pilots Disability & Survivorship Trust—CV	145,000	*	—	5,686	—
DKR Saturn Event Driven Holding Fund Ltd.	2,500,000	*	—	98,039	—
DKR Saturn Holding Fund Ltd.	2,500,000	*	—	98,039	—
DKR SoundShore Opportunity Holding Fund Ltd.	2,000,000	*	—	78,431	—
DKR SoundShore Strategic Holding Fund Ltd.	1,500	*	—	59	—
Dodeca Fund, L.P.	1,540,000	*	—	60,392	—

Dorinco Reinsurance Company	475,000	*	—	18,627	—
The Dow Chemical Company Employees' Retirement Plan	1,440,000	*	—	56,471	—
Duke Endowment	355,000	*	—	13,922	—
Ellsworth Convertible Growth and Income Fund, Inc.	1,250,000	*	—	49,020	—
The Fondren Foundation	85,000	*	—	3,333	—
Froley Revy Investment Convertible Security Fund	105,000	*	—	4,118	—
Goldman, Sachs & Co.	500,000	*	72,500	19,608	72,500
Grace Brothers, LTD.	2,000,000	*	—	78,431	—
Grace Convertible Arbitrage Fund, LTD.	7,000,000	2.12%	—	274,510	—
Hawaiian Airlines Employees Pension Plan — IAM	25,000	*	—	980	—
Hawaiian Airlines Pension Plan for Salaried Employee's	5,000	*	—	196	—
Hawaiian Airlines Pilots Retirement Plan	70,000	*	—	2,745	—
Highbridge International, LLC	15,000,000	4.55%	—	588,235	—
Hillbloom Foundation	30,000	*	—	1,176	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	152,000	*	—	5,961	—
ICI American Holdings Trust	285,000	*	—	11,176	—
Indianapolis Life Insurance Company	500,000	*	—	19,608	—
Inflective Convertible Opportunity Fund I, L.P.	60,000	*	—	2,353	—
Institutional Benchmarks Master Fund, LTD	538,000	*	—	21,098	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	140,000	*	—	5,490	—
International Truck & Engine Corporation Retiree Health Benefit Trust	40,000	*	—	1,569	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	185,000	*	—	7,255	—
Jefferies & Company Inc.	3,000	*	—	118	—
JMG Capital Partners, LP	3,000,000	*	—	117,647	—
JMG Triton Offshore Fund, LTD.	5,000,000	1.52%	—	196,078	—
KBC Financial Products USA, Inc.	330,000	*	—	12,941	—
Kettering Medical Center Funded Depreciation Account	100,000	*	—	3,922	—
Knoxville Utilities Board Retirement System	80,000	*	—	3,137	—
LDG Limited	159,000	*	—	6,235	—
Levco Alternative Fund, Ltd.	5,871,000	1.78%	—	230,235	—
Lexington Vantage Fund c/o TQA Investors, LLC	40,000	*	—	1,569	—
Lincoln National Convertible Securities Fund	1,500,000	*	—	58,824	—
Louisiana CCRF	145,000	*	—	5,686	—
Louisiana Workers Compensation #2	65,000	*	—	2,549	—
Louisiana Workers Compensation Corporation	210,000	*	—	8,235	—
Lyxor/JLC Fund Ltd.	466,000	*	—	18,275	—

Lyxor Master Fund	200,000	*	—	7,843	—
Macomb County Employees' Retirement System	185,000	*	—	7,255	—
Man Convertible Bond Master Fund, Ltd.	4,781,000	1.45%	—	187,490	—
Maystone Continuum Master Fund, LTD.	6,000,000	1.82%	—	235,294	—
McMahan Securities Co. L.P.	600,000	*	—	23,529	—
MFS Mid Cap Value A Series of MFS Sunlife Series Trust	150,000	*	—	5,882	—
MFS Mid Cap Value Fund, A Series of Series Trust XI	2,000,000	*	—	78,431	—
MFS Total Return Fund, A Series of Series Trust V	2,300,000	*	—	90,196	—
Microsoft Corporation	480,000	*	—	18,824	—
Morgan Stanley Convertible Securities Trust	2,000,000	*	—	78,431	—
Motion Picture Industry Health Plan—Active Member Fund	70,000	*	—	2,745	—
Motion Picture Industry Health Plan—Retiree Member Fund	50,000	*	—	1,961	—
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	2,500,000	*	—	98,039	—
Nations Convertible Securities Fund	5,970,000	1.81%	—	234,118	—
Nuveen Preferred & Convertible Fund JQC	6,250,000	1.89%	—	245,098	—
Nuveen Preferred & Convertible Income Fund JPC	4,725,000	1.43%	—	185,294	—
OCLC Online Computer Library Inc.	40,000	*	—	1,569	—
OCM Convertible Trust	600,000	*	—	23,529	—
OCM Global Convertible Secruities Fund	45,000	*	—	1,765	—
Oppenheimer Convertible Secruities Fund	4,000,000	1.21%	—	156,863	—
Partner Reinsurance Company Ltd.	255,000	*	—	10,000	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	360,000	*	—	14,118	—
Prisma Foundation	70,000	*	—	2,745	—
Prudential Insurance Co. of America	75,000	*	—	2,941	—
Purchase Associates II, L.P.	478,000	*	—	18,745	—
Purchase Associates, L.P.	838,000	*	—	32,863	—
Qwest Occupational Health Trust	75,000	*	—	2,941	—
SCI Endowment Care Common Trust Fund—First Union	45,000	*	—	1,765	—
SCI Endowment Care Common Trust Fund—National Fiduciary Services	180,000	*	—	7,059	—
SCI Endowment Care Common Trust Fund—Suntrust	100,000	*	—	3,922	—
Southern Farm Bureau Life Insurance	635,000	*	—	24,902	—
Sphinx Convertible Arb. Fund SPC	144,000	*	—	5,647	—
Sphinx Fund c/o TQA Investors, LLC	107,000	*	—	4,196	—
SPT	1,060,000	*	—	41,569	—
SSI Blended Market Neutral L.P.	298,000	*	—	11,686	—
SSI Hedged Convertible Market Neutral L.P.	276,000	*	—	10,824	—

The St. Paul Travelers Companies, Inc.—Commercial Lines	60,000	*	—	2,353	—
The St. Paul Travelers Companies, Inc.—Personal Lines	40,000	*	—	1,569	—
St. Thomas Trading, Ltd.	6,219,000	1.88%	—	243,882	—
State Employees' Retirement Fund of the State of Delaware	345,000	*	—	13,529	—
State of Oregon/Equity	3,875,000	1.17%	—	151,961	—
State of Oregon/SAIF Corporation	1,775,000	*	—	69,608	—
Syngenta AG	220,000	*	—	8,627	—
TQA Master Fund, LTD	1,543,000	*	—	60,510	—
TQA Master Plus Fund, LTD	2,370,000	*	—	92,941	—
Tribeca Investments, LTD	3,000,000	*	—	117,647	—
Tribeca Investments, LTD	8,000,000	2.42%	—	313,725	—
UBS O'Connor, LLC F/B/O O'Connor Global Convertible Portfolio	150,000	*	—	5,882	—
Union Carbide Retirement Account	700,000	*	—	27,451	—
United Food and Commercial Workers Local 1262 and Employers Pension Fund	385,000	*	—	15,098	—
Univar USA Inc. Retirement Plan	485,000	*	—	19,020	—
UnumProvident Corporation	110,000	*	—	4,314	—
US Bank FBO Benedictine Health Systems	125,000	*	—	4,902	—
Vanguard Convertible Securities Fund, Inc.	4,375,000	1.33%	—	171,569	—
Viacom Inc. Pension Plan Master Trust	16,000	*	—	627	—
Victus Capital, LP	6,000,000	1.82%	—	235,294	—
White River Securities, L.L.C.	1,000,000	*	—	39,216	—
Xauex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	450,000	*	—	17,647	—
Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC	331,000	*	—	12,980	—
Any other holder of notes or future transferee from any such holder(4)	56,663,500	16.93%	—	2,222,103	—

	330,000,000	100.00%	72,500	12,941,181	72,500

*
Less than 1%

(1)
Shares in this column do not include shares of common stock listed in the column to the right, which are issuable upon conversion of the notes offered hereby.

(2)
The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 39.2157 shares per $1,000 principal amount of notes at maturity. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3)
Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)
Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Our Credit Facility

        On June 26, 2001, we entered into a $700 million bank credit facility with a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, as a lender and administrative agent. Effective January 31, 2003, we amended our credit agreement, decreasing the amount outstanding under the tranche B term loan from $250.0 million to $200.0 million. We financed this $50 million reduction through borrowings under our revolving credit facility. On March 31, 2003, we repaid $34.0 million in aggregate under our tranche A and tranche B term loans with borrowings under our revolving credit facility.

        We used substantially all of the net proceeds from the initial public offering completed on August 6, 2003 to first repay amounts outstanding under the tranche B term loan, then to repay amounts outstanding under the revolving portion of the credit facility, with the remaining proceeds used to repay amounts outstanding under the tranche A term loan. Immediately after the application of the net proceeds, we had approximately $78.1 million outstanding under the tranche A term loan. In August 2003, we repaid an additional $9.0 million under the tranche A term loan. In connection with the repayment of notes, we wrote off deferred financing costs of approximately $8.2 million during the third quarter ended September 30, 2003. In September 2003, we borrowed an additional $127.0 million on the revolving portion of the credit facility to fund the acquisition of certain radio stations.

        Effective December 10, 2003, we amended our credit facility which, in part, reduced the applicable margins and commitment fees on our revolving credit facility and tranche A term loan. In connection with this amendment, we wrote off deferred financing costs of $1.2 million. Payments made on the tranche A and tranche B term loans reduce the commitment under the credit agreement and therefore the funds are not available for future borrowings. Our credit facility on December 31, 2003, as amended, consisted of the following:

	Commitment	Balance Outstanding (as of December 31, 2003)
Tranche A term loan	$69,111,111	$69,111,111
Revolving credit facility	200,000,000	99,000,000

        Effective April 5, 2004, we amended our credit facility and, in connection therewith, we activated a portion of our incremental revolving loan facility in the aggregate amount of $57,500,000 and a portion of our incremental term loan facility in the aggregate amount of $57,500,000. The $57,500,000 borrowed under the incremental term facility was used to repay amounts outstanding under the revolving loan facility.

        Availability.    The amount available under our credit facility at December 31, 2003, before giving effect to the incremental facilities, was $101.0 million in the form of revolving credit commitments. This excludes approximately $3.2 million in letters of credit outstanding as of December 31, 2003. As of April 30, 2004, the amount available under our credit facility was $127.5 million, net of $12.0 million outstanding in letters of credit. Our ability to borrow under our credit facility is limited by our ability to comply with several financial covenants as well as a requirement that we make various representations and warranties at the time of borrowing.

        Interest.    At our election, interest on any outstanding principal accrues at a rate based on either: (a) the greater of (1) the Prime Rate in effect; (2) the secondary market rate for three-month certificates of deposit from time to time plus 1%; or (3) the Federal Funds Rate plus 0.5%, in each case, plus a spread that ranges from 0.00% to 1.50%, depending on our leverage ratio; or (b) the Eurodollar rate (grossed-up for reserve requirements) plus a spread that ranges from 1.00% to 2.50%, depending on our leverage ratio.

        Maturity and Amortization.    The tranche A term loan is repayable in quarterly installments pursuant to a predetermined payment schedule. The tranche A term loan is repayable over a period of five years in quarterly installments, beginning on September 30, 2004, in amounts ranging from $4.1 million and increasing to $5.1 million for the final four quarterly repayments. The final quarterly payment on the tranche A term loan is due June 26, 2008. The revolving loan facility must be repaid in full on or before June 26, 2008. The incremental term facility and incremental revolving facility must be paid in full on or before March 31, 2009.

        Fees.    We pay a commitment fee for the daily average unused commitment under the revolving credit commitment. The commitment fee ranges from 0.250% to 0.375% based on a pricing grid depending on our leverage ratio. In addition, we pay fees for each letter of credit issued under our credit facility.

        Commitment Reductions and Repayments.    Our loans under our credit facility must be prepaid with the net proceeds, in excess of $30 million in the aggregate, of specified asset sales and issuances of additional indebtedness which do not constitute permitted indebtedness under our credit facility. These prepayments are first applied to prepay our term loans and then to prepay our revolving credit loans. The commitment under the revolving portion of our credit facility will generally be permanently reduced by the amount of the mandatory prepayments of this facility. However, to the extent we use net proceeds from this offering to repay amounts outstanding under the revolving credit facility, such prepayment will not reduce the commitment under the revolving credit facility. The loans under our credit facility must also be prepaid with 50% of any excess cash flow for any fiscal year, commencing with fiscal year 2003, where, as of the end of that year, (1) we have no revolving credit loans outstanding, (2) we hold cash and cash equivalents in excess of $25 million and (3) our leverage ratio is greater than 4.5 to 1. These prepayments are first applied to prepay our revolving credit loans (without any permanent reduction in commitment amount) and then to prepay term loans.

        Security and Guarantees.    Our operating subsidiary, Citadel Broadcasting Company, is the primary borrower under this facility. We and each of our other subsidiaries have guaranteed the performance of Citadel Broadcasting Company under our credit facility. We and each of our subsidiaries have pledged to our lenders all of the equity interests in and intercompany notes issued by each of our respective subsidiaries.

        Non-Financial Covenants.    Our credit facility contains customary restrictive non-financial covenants, which, among other things, and with certain exceptions, limit our ability to incur additional indebtedness, liens and contingent obligations, enter into transactions with affiliates, make acquisitions, declare or pay dividends, redeem or repurchase capital stock, enter into sale and leaseback transactions, consolidate, merge or effect asset sales, make capital expenditures, make investments, loans, enter into derivative contracts, or change the nature of our business. At December 31, 2003, we were in compliance with all non-financial covenants under our credit facility.

        Financial Covenants.    Our credit facility contains covenants related to the satisfaction of financial ratios and compliance with financial tests, including ratios with respect to maximum leverage, minimum interest coverage and minimum fixed charge coverage. Our maximum leverage covenant requires that, as of the last day of each fiscal quarter, our ratio of total senior indebtedness (which excludes our 6% subordinated debentures) to consolidated EBITDA (as defined in our credit agreement), for the four immediately preceding fiscal quarters may not be greater than 4.75 to 1 through September 30, 2004, and the ratio declines on October 1 of each year thereafter. The definition of consolidated EBITDA in our credit agreement is different from the definition we employ for purposes of our financial reporting. We discuss EBITDA and the limitations of this financial measure under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure" on page 32.

        For purposes of our financial reporting, we define EBITDA as income (loss) from continuing operations, which includes corporate non-cash deferred stock compensation, before income taxes and, if applicable, before discontinued operations, net of tax, plus interest expense (net) and depreciation and amortization. Consolidated EBITDA as defined in our credit agreement provides for several adjustments to the definition of EBITDA that we use for purposes of our financial reporting. The principal adjustments are for non-cash compensation, loss on extinguishment of debt and pro forma adjustments for material acquisitions and dispositions. For the year ended December 31, 2003, our EBITDA (as defined for purposes of our financial reporting) was $127.4 million and our consolidated EBITDA (as defined in our credit agreement) was $151.5 million. Of this $24.1 million difference, $9.3 million was attributable to loss on extinguishment of debt, $10.3 million was attributable to non-cash compensation expense, and $5.2 million was attributable to pro forma adjustments made for material acquisitions. We have included a presentation of net income (loss) calculated under GAAP and a reconciliation to EBITDA on a consolidated basis (defined as for purposes of our financial reporting) under "Unaudited Pro Forma Consolidated Condensed Statements of Operations" and "Selected Historical Consolidated Financial Data".

        Our minimum interest coverage covenant requires that, as of the last day of each fiscal quarter, our ratio of consolidated EBITDA (as defined in our credit agreement) minus various capital expenditures, to consolidated senior interest expense (which excludes interest expense related to our 6% subordinated debentures) for the four immediately preceding fiscal quarters may not be less than 2.00 to 1 through September 30, 2004, and the ratio increases on October 1 of each year thereafter. Our minimum fixed charges coverage covenant requires that, as of the last day of each fiscal quarter, our ratio of consolidated EBITDA (as defined in our credit agreement) minus various capital expenditures and principal debt payments, to fixed charges for the four immediately preceding fiscal quarters may not be less than 1.00 to 1, through September 30, 2004, and the ratio increases on October 1 of each year thereafter. At December 31, 2002 and September 30, 2003, we were in compliance with all financial covenants under our credit facility.

Subordinated Debt

        In June 2001, we issued an aggregate of $500.0 million of subordinated debentures to two of the Forstmann Little partnerships in connection with our acquisition of Citadel Communications. The Forstmann Little partnerships immediately distributed the subordinated debentures to their respective limited partners.

        We used substantially all of the net proceeds from the February 2004 notes offering and the concurrent common stock offering to redeem all $500.0 million of the subordinated debentures.

DESCRIPTION OF NOTES

        The notes were issued under an indenture dated as of February 18, 2004, between us and The Bank of New York, as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The statements under this section relating to the indenture and the notes are general summaries highlighting important features of the indenture and the notes and do not purport to be complete. We use in the summaries terms that are defined in the indenture and are qualified in their entirety by express reference to the indenture. The terms of the notes will also include those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

General

        The notes are our general unsecured obligations limited to an aggregate principal amount of $330 million. The notes bear interest from the closing date (February 18, 2004) at 1.875%, mature on February 15, 2011 (unless earlier redeemed at our option under limited circumstances, converted into common stock at the option of the holder or repurchased by us at the option of the holder under limited circumstances) and are our subordinated obligations. Interest is payable semiannually on February 15 and August 15 of each year, commencing August 15, 2004, to the registered holders of record on the preceding February 1 and August 1, respectively. Interest is calculated on the basis of a 360-day year of twelve 30-day months.

        See "—Book-Entry Delivery and Form" for information regarding the form, documents and mechanics for transferring the notes.

        The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture does not contain any covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of Citadel except to the extent described under "—Repurchase at Option of Holder Upon a Fundamental Change".

        We are a holding company with no operations of our own. Our ability to pay our obligations under the notes depends upon our ability to obtain cash dividends or obtain loans from our subsidiaries or receive interest and principal on amounts loaned to our subsidiaries. We and our operating subsidiaries are separate and distinct legal entities and our operating subsidiaries have no obligation, contingent or otherwise, to pay or guarantee our obligations under the notes or to pay any dividends or make any other distributions to us.

Conversion Rights

        You have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time at a conversion price of $25.50 per share on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. Your right to convert a note called for redemption will terminate at the close of business on the second business day prior to the redemption date, unless we default in making payment due upon redemption.

        The right of conversion attaching to any note may be exercised:

  •
  if such note is represented by a global security, by book-entry transfer to the conversion agent, which will initially be the trustee, through the facilities of DTC, or

  •
  if such note is represented by a definitive note, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent.

        The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of the common stock upon conversion in a name other than that of the holder.

        The conversion privilege and price will be subject to adjustment upon the occurrence of certain events, including:

  •
  the issuance of our capital stock as a dividend or other distribution on the common stock,

  •
  the distribution to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than the current market price (as defined in the indenture) on the record date for such issuance,

  •
  subdivisions, combinations and reclassifications of common stock,

  •
  distributions to all holders of common stock of cash, debt securities or other evidence of indebtedness or other assets, excluding dividends or distributions adjusted for pursuant to another adjustment provision and distributions upon consolidations or mergers discussed below,

  •
  a dividend or other distribution consisting exclusively of cash to all holders of common stock, and

  •
  payment to holders of common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for common stock at a price in excess of 105% of the current market price of our common stock on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be earned forward and taken into account in any subsequent adjustment. We may from time to time voluntarily reduce the conversion price for a period of at least 20 days. Fractional shares of common stock will not be issued upon conversion. In lieu of shares, we will issue a check for the current market value of such fractional shares rounded to the nearest cent based on the market price of the common stock.

        Except as described below, no payment or adjustment will be made for interest accrued on a converted note or for dividends or distributions on any common stock issued upon conversion of any note. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes converted after February 1, 2011, the last record date, or (a) called for redemption on a redemption date or (b) subject to purchase following a fundamental change on a purchase date, in each case of (a) or (b) occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date), you must pay funds equal to the interest payable on the principal amount being converted.

Provisional Redemption

        At any time prior to maturity, we may redeem any portion of the notes upon at least 15 days but not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to $1,000 per note in cash, plus the "make whole" payment described below, if:

  •
  the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption; and

  •
  the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        If we redeem the notes under these circumstances, we will make an additional "make whole" payment on the redeemed notes. The "make whole" amount per $1,000 principal amount of notes will equal $165 less any interest actually paid on the notes from the date of issuance through the redemption date. The "make whole" payment for notes converted will not be reduced by accrued and unpaid interest.

        We must make these "make whole" payments on all notes called for redemption, including notes converted after the date we mailed the redemption notice.

        We may make these "make whole" payments, at our option, either in cash or in shares of our common stock or a combination of cash and common stock if we satisfy certain conditions as described in the indenture. We will specify the type of consideration for the "make whole" payment in the redemption notice. Payments made in shares of our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the fifth trading day prior to the redemption date. Because the sale price of shares of our common stock will be determined before the redemption date, if we specify that we will make payment of the redemption price in our common stock, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the redemption date.

        If we redeem less than all of the outstanding notes, the trustee shall select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Repurchase at Option of Holder Upon a Fundamental Change

        If a fundamental change (as defined below) occurs, each holder of notes shall have the right, at the holder's option to require us to repurchase all of such holder's notes, or any portion of such notes that is an integral multiple of $1,000, on the date, which shall be referred to as the repurchase date, selected by us that is not less than 10 or more than 30 days after the final surrender date (as defined below), at a price equal to 100% of the principal amount of the notes, plus accrued interest to the repurchase date.

        We may not purchase any note in cash pursuant to the preceding paragraph at any time when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes. The covenants governing our credit agreement restrict us from making any payment or prepayment (including as a result of a fundamental change) or redeeming or otherwise purchasing the notes other than through the issuance of common stock.

        We will pay the purchase price in cash or, as described below, in shares of our common stock, or a combination of cash and common stock. For a discussion of the tax treatment of a holder receiving cash, common stock, or a combination thereof. See "Certain United States Income Tax

Consequences—U.S. Holders—Conversion or Repurchase or Redemption of the Notes for Stock or a Combination of Stock and Cash".

        Unless we previously called for the redemption of all of the notes, within 30 days after the occurrence of a fundamental change, we are obligated to deliver to the trustee and mail, or cause the trustee to mail, to all holders of record of the notes a notice describing, among other things, the occurrence of such fundamental change and of the repurchase right arising as a result of the fundamental change. We must cause a copy of our notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York.

        To exercise the repurchase right, a holder of notes must, on or before the date that is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of our notice, which date is referred to as the final surrender date, give irrevocable written notice of the holder's exercise of such right and surrender the notes (or if such note is represented by a global note, by book-entry transfer to the conversion agent through the facilities of DTC), with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such notes pursuant to the exercise of a repurchase right will be irrevocable on the part of the holder unless we fail to repurchase the notes on the repurchase date. The right to convert the notes will expire upon such submission.

        The purchase notice given by each holder electing to require us to purchase notes must state:

  •
  the certificate numbers of the holder's notes delivered for purchase,

  •
  the aggregate principal amount of notes to be purchased, and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        We may pay the purchase price, at our option, either in cash or in shares of our common stock or a combination of cash and common stock if we satisfy certain conditions as described in the indenture. We will specify the type of consideration for the purchase price in the notice of fundamental change. Payments made in shares of our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the fifth trading day prior to the purchase date. Because the sale price of shares of our common stock will be determined before the purchase date, if we specify that we will make payment of the purchase price in our common stock, holders of notes bear the market risk that our common stock will decline in value between the date the sale price is calculated and the purchase date.

        The term "fundamental change" shall mean any of the following:

  •
  a person becoming the beneficial owner of voting shares of Citadel entitled to exercise more than 50% (or, in the case such person is a "principal" or a "related party", 100%) of the total voting power of all outstanding voting shares of Citadel, including any right to acquire voting shares that are not then outstanding of which such person or group is deemed the beneficial owner, or

  •
  a change in our board of directors in which the individuals who constituted our board of directors at the beginning of the two-year period immediately preceding such change, together with any other director whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors then in office or designated or nominated by a "principal" or "related party", or

  •
  any consolidation of us with, or merger of us into, any other person, any merger of another person into us, or any sale, or transfer of all or substantially all of our assets to another person, other than:

  •
  a stock-for-stock merger,

  •
  a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock,

  •
  a merger that is effected solely to change our jurisdiction of incorporation,

  •
  any consolidation with or merger of us into one of our wholly owned subsidiaries, or any sale or transfer by us of all or substantially all of our assets to one or more of our wholly owned subsidiaries, in any one transaction or a series of transactions, or

  •
  any transaction in which the "principals" and their "related parties" have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving corporation or entity to which such assets are sold or transferred, entitled to vote generally in elections of directors of the continuing or surviving corporation or entity to which such assets are sold or transferred immediately after the transaction, provided, in any such case the resulting corporation or each such subsidiary assumes or guarantees our obligations under the notes.

        A fundamental change shall not occur with respect to any of the above if either:

  •
  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the later of the public announcement by us of such transaction or the occurrence of such fundamental change is at least equal to 105% of the conversion price in effect on such trading day, or

  •
  the consideration in such transaction to the holders of common stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration, which, in the case of such securities, shall be equal to the average of the closing sale prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of the transaction, is at least 105% of the conversion price in effect on the date immediately preceding the closing date of such transaction.

        For purposes of these provisions:

  •
  whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act,

  •
  a "person" includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act,

  •
  "voting shares" means all outstanding shares of any class or series of capital stock entitled to vote generally in the election of members of the board of directors,

  •
  "principal" means each of Forstmann Little & Co. Equity Partnership-VI, L.P., Forstmann Little & Co. Equity Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VIII, L.P. or any of their respective affiliates, and each executive officer of Citadel Broadcasting Corporation as of the date of the indenture, and

  •
  "related party" means (1) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any principal; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more interest of which consist of any one or more principals and/or such other persons referred to in the immediately preceding clause (1).

        The right to require us to repurchase the notes as a result of the occurrence of a fundamental change could create an event of default under future senior indebtedness (as defined below), as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the notes. See "—Subordination". Our failure to repurchase the notes when required will result in an event of default (as defined below) with respect to the notes, regardless of whether or not such repurchase is permitted by the subordination provisions.

        The note holders' repurchase right upon the occurrence of a fundamental change could make difficult or discourage a potential takeover of us and the removal of incumbent management. The fundamental change repurchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the fundamental change purchase feature is a standard term contained in other similar debt offerings.

        We could in the future enter into additional transactions, including highly leveraged recapitalizations, which would not constitute a fundamental change and would, therefore, not provide the holders with the protection of requiring us to repurchase the notes.

        In connection with any repurchase, we will

  •
  comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then apply;

  •
  file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws.

        Our obligation to pay the purchase price for a note is conditioned upon the holder delivering a purchase notice and the note, together with necessary endorsements, to the paying agent (or if such note is represented by a global certificate, by book entry transfer, through the facilities of DTC). We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

Subordination

        The payment of the principal of, and premium, if any, and interest on, the notes are subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of amounts then due on all senior indebtedness, as defined in the indenture.

        In addition, the notes are effectively subordinated in right of payment to indebtedness of our subsidiaries. Our principal operating subsidiary, Citadel Broadcasting Company, is the borrower under our credit facility. As of December 31, 2003, Citadel Broadcasting Company had $168.1 million outstanding under the credit facility, and an additional $101.0 million available in the form of revolving credit commitments. For a further description of the banking credit facility, see "Description of Our Other Indebtedness—Our Credit Facility".

        Under the indenture, upon the maturity of senior indebtedness, whether by acceleration or otherwise, or any distribution of our assets resulting from any liquidation, dissolution, winding up, reorganization or any insolvency proceedings of Citadel, the holders of senior indebtedness will be entitled to receive payment in full before the holders of the notes will be entitled to receive any payment of the principal of, or premium, if any, or interest on, the notes. Upon the occurrence of a default or event of default in the payment of the principal, premium, if any, or interest on senior indebtedness, then, unless such default or event of default has been cured or waived or shall have ceased to exist, no payment shall be made by us with respect to the principal, premium, if any, or interest on or in respect of the notes or to acquire any of the notes.

        Upon the occurrence of a default or event of default in respect of senior indebtedness other than a default or event of default in payment of the principal, premium, if any, or interest on senior indebtedness, and if the trustee and we receive a notice of such default or event of default from the holders of senior indebtedness or their representative, which notice shall be referred to as a payment blockage notice, then no payment shall be made by us with respect to the principal, premium, if any, or interest on or in respect of the notes until the earlier of:

  •
  the date on which such default or event of default shall have been cured or waived or shall have ceased to exist, and

  •
  the 119th day after the date of such receipt of such payment blockage notice.

        No more than one payment blockage notice shall be effective during any 365-consecutive-day period. No such default or event of default that existed upon first delivery of any payment blockage notice shall be, or be made the basis for, a subsequent payment blockage notice unless such default or event of default shall have been cured or waived for a period of 180 consecutive days. By reason of such subordination, in the event of insolvency, holders of the notes may recover less, ratably, than other creditors of ours.

        "Senior indebtedness" is defined in the indenture to include:

  •
  the principal of, interest, including interest during bankruptcy and similar proceedings, on, and any other amounts owing with respect to:

  •
  any indebtedness of Citadel, now or hereafter outstanding, in respect of borrowed money, other than the notes,

  •
  any indebtedness of Citadel, now or hereafter outstanding, evidenced by a bond, note, capitalized lease, letter of credit reimbursement agreement or other similar instrument,

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  any other written obligation of Citadel, now or hereafter outstanding, to pay money issued or assumed as all or part of the consideration for the acquisition of property, assets or securities, and

  •
  any guaranty or endorsement, other than for collection or deposit in the ordinary course of business, or discount with recourse of, or other agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire, to supply or advance funds or to become liable, directly or indirectly, with respect to any indebtedness or obligation of any person of the type referred to in the preceding subclauses now or hereafter outstanding, and

  •
  any refundings, renewals or extensions of any indebtedness or other obligation described above, unless, in any such case, the instrument, lease or other document creating or evidencing the same expressly provides that such indebtedness or obligation by its terms is not senior in right of payment to the notes.

        The indenture does not contain any limitation or restriction on the issuance or assumption of senior indebtedness or other indebtedness or securities by us or our subsidiaries.

        The indenture permits the trustee and any paying agent to become our creditor and to own notes, and does not preclude the trustee or any such paying agent from enforcing its rights as a creditor, including rights as a holder of senior indebtedness. See "—Concerning the Trustee".

        In the event that any holder of notes receives any payment or distribution of our assets of any kind in contravention of the subordination provisions of the indenture in respect of the notes before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior indebtedness and shall pay it over to them as their interests may appear.

        Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization, including the consequent right of the holders of the notes to participate in these assets, are effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are ourselves recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us and would be subject to judicial power to subordinate our claim to those of other creditors of such subsidiary in certain cases.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, damages, claims, liabilities or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the trustee) incurred by it in connection with its duties under the indenture. The trustee's claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Events of Default

        The following are "events of default" as defined in the indenture:

  •
  a default in the payment of any interest on any note which continues for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the indenture,

  •
  a default in the payment of principal of or premium, if any, on any note or of the purchase price or of the repurchase price in respect of any note when due, whether or not such payment is prohibited by the subordination provisions of the indenture,

  •
  a default in the performance of any other of our covenants or agreements in the indenture that continues for 60 days after written notice to us by the trustee or the holders of at least 25% in principal amount of outstanding notes,

  •
  failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $20 million,

  •
  default by us with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is in an amount in excess of $20 million, and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default occurs and is continuing and it is known to the trustee, the trustee is required to mail to each holder of the notes a notice of the event of default within 90 days after such default occurs. Except in the case of a default in payment of the principal of or premium, if any, or interest on any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the notes.

        If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal of, and accrued interest on, all the notes due and payable immediately. If the event of default relates to bankruptcy, insolvency or reorganization, the notes shall automatically become due and payable immediately, subject to applicable law.

        Holders of the notes may not enforce the indenture or notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and limitations contained in the indenture, the holders of a majority in principal amount of the notes at the time outstanding has the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or premium, if any, or interest on, any note or a failure to comply with several provisions of the indenture relating to conversion of the notes.

        We are required to furnish the trustee annually with an officer's certificate as to our compliance with the conditions and covenants provided for in the indenture and specifying any known defaults.

Discharge

        The indenture provides that we may terminate our obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time within one year before the maturity of the notes or the redemption of all of the notes, we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the notes, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the notes when due.

Merger and Consolidation

        We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to, another corporation, person or entity unless:

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  we are the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia,

  •
  the successor assumes all our obligations under the notes and the indenture (except, in limited circumstances, conversion obligations) and enters into a supplemental indenture, and

  •
  after such transaction no event of default exists.

Modification and Waiver

        Subject to certain exceptions, supplements of and amendments to the indenture or the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes and any existing default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. Without the consent of any holders of the notes, we and the trustee may amend or supplement the indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the indenture or to make any change that does not materially adversely affect the rights of any holder of the notes. Without the consent of the holders of each note affected thereby, an amendment, supplement or waiver may not:

  •
  change the stated maturity date of the principal of, or interest on, any note, or adversely affect the right to convert any note,

  •
  reduce the principal amount or repurchase price of, or interest or premium, if any, on, any note,

  •
  change the currency for payment of principal of, or for the payment of the redemption price or the purchase price upon a fundamental change for, or interest on, any note,

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note,

  •
  modify the subordination provisions of the indenture in a manner adverse to the holders,

  •
  reduce the above-stated percentage of outstanding notes necessary to amend or supplement the indenture or waive defaults or compliance or

  •
  modify any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults under the indenture.

Concerning the Trustee

        We have appointed The Bank of New York, the trustee under the indenture, as the initial paying agent, conversion agent and registrar with regard to the notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

        In case an event of default occurs and is not cured and holders of the notes have notified the trustee of such default, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it.

Governing Law

        The indenture and the notes is governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of law principles.

Book-Entry Delivery and Form

        We initially issued the notes in the form of one or more global securities. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form, which we refer to as certificated securities, will be issued only in limited circumstances described below.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called participants) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called indirect participants) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited were initially designated by the initial purchasers. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those ownership interests are effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities that it will distribute to its participants and that will be legended, if required.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

        As a condition to the closing of the transaction, we have agreed pursuant to a registration rights agreement with the initial purchasers, for the benefit of the holders of the notes and the common stock issuable upon conversion, that we will, at our cost, use our best efforts:

  •
  to file within 120 days after the first date of initial issuance of the notes a Registration Statement on Form S-1, referred to as a shelf registration statement, covering resales of the notes and the common stock issuable upon their conversion, which together are referred to as the registrable securities, pursuant to Rule 415 under the Securities Act,

  •
  to cause the shelf registration statement to be declared effective under the Securities Act no later than 210 days after the first date of initial issuance of the notes and

  •
  to keep the shelf registration statement effective after its effective date until the date which is the earliest of:

  •
  the second anniversary of the effective date of the shelf registration statement,

  •
  such time as all the registrable securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and

    •
    such time as, in the opinion of our counsel, all of the registrable securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto.

        Notwithstanding the foregoing, we are permitted to suspend the use of the prospectus that is part of the shelf registration statement for a period not to exceed 45 days in any three-month period or 90 days in any 12-month period (with any such period referred to as a "blackout period"), if we determine in good faith that it is in our best interest to suspend such use of the prospectus and we provide the registered holders with written notice of such suspension. We will provide to each holder for whom this shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit resales of the notes and the common stock issuable upon the conversion by such holders to third parties, including, with respect to resales of the notes, one underwritten offering, as described below.

        A beneficial holder selling such securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including indemnification obligations.

        If after the shelf registration statement has been declared effective, it ceases to be effective or usable (subject to the blackout period described above and to the exceptions described in the registration rights agreement) in connection with resales of notes and the common stock issuable upon the conversion thereof in accordance with and during the periods specified in the registration rights agreement (a "registration default"), additional interest will accrue on the notes over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to, but excluding the date on which all registration defaults have been cured, at the rate of 0.25% per annum until and including the 120th day after the registration default and 0.5% per annum from and after the 121st day after the registration default. We will have no other liabilities for monetary damages with respect to our registration obligations.

        We shall give notice of our intention to make such filing to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. Such notice shall seek, among other things, a determination from each of such holders as to whether such holder elects to have its notes and the common stock issuable on conversion thereof registered for sale pursuant to the shelf registration statement.

        Any beneficial owner of notes wishing to include its registrable securities must deliver to us a properly completed and signed Selling Securityholder Notice and Questionnaire prior to any intended distribution of registrable securities pursuant to the shelf registration statement. Depending on how quickly the shelf registration statement is declared effective, a holder who responds at the end of the period may not have its registrable securities included until after the shelf registration statement is declared effective. No holder other than the initial purchasers shall be entitled to have the registrable securities held by it covered by the shelf registration statement unless such holder agrees in writing to be bound by all the provisions of the registration rights agreement applicable to such holder.

        The registration rights agreement provides that holders of at least 50% of the then-outstanding registrable securities may elect to have one underwritten offering of the registrable securities. The managing underwriter or underwriters for any such offering must be selected by holders of a majority of the registrable securities to be included in the underwritten offering and must be reasonably acceptable to us.

        This summary of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. The trustee shall promptly cancel all the notes it receives. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture. We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF CAPITAL STOCK

Overview

        Our authorized capital stock consists of 500,000,000 shares of common stock, $.01 par value per share, and 200,000,000 shares of preferred stock, $.01 par value per share.

        Based on share information as of April 30, 2004, there were 132,507,094 shares of common stock outstanding and no shares of preferred stock outstanding. There will be an additional 12,941,181 shares of common stock issuable upon conversion of the notes.

        The Forstmann Little partnerships and our management beneficially own approximately 58% of the outstanding common stock or 52% assuming conversion of all of the notes. As long as the Forstmann Little partnerships and our management continue to own in the aggregate more than 50% of the outstanding shares of common stock, they will collectively have the power to:

  •
  elect our entire board of directors;

  •
  control our management and policies;

  •
  determine, without the consent of other stockholders, the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets;

  •
  prevent or cause a change in control; and

  •
  approve substantially all amendments to our certificate of incorporation.

        Each of the four Forstmann Little partnerships has a contractual right, for so long as it holds any shares of our common stock, to designate a nominee for election to our board of directors and we are obligated to solicit proxies in favor of each of these four nominees and to use reasonable efforts to cause each of these four nominees to be elected.

        The following summary contains material information relating to provisions of our common stock, preferred stock, certificate of incorporation and bylaws that is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities and the payment of any required amounts to the holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares sold by us in the concurrent common stock offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 200,000,000 shares of preferred stock, and to issue these shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

        The purpose of authorizing the board of directors to establish preferred stock is to eliminate delays associated with a stockholders vote on the creation of a particular class or series of preferred stock. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing an acquisition of our company at a price which many stockholders find attractive. These provisions could also make it more difficult for our stockholders to effect certain corporate actions, including the election of directors. We have no present plans to issue any shares of preferred stock.

Limitation on Liability and Indemnification Matters

        Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

  •
  for any transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

        In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

        We have entered into indemnification agreements with our directors and certain executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors' and officers' liability insurance.

        At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law

        A number of provisions in our certificate of incorporation, our bylaws and Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  •
  discourage transactions which may involve an actual or threatened change in control of our company;

  •
  discourage tactics that may be used in proxy fights; and

  •
  encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

        Staggered Board.    Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation also provides that the board of directors shall be divided into three classes. The members of each class of directors will serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in the election of directors. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

        Advance Notice Procedures for Stockholder Proposals and Director Nominations.    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        Preferred Stock.    The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate transactions, may among other things, discourage, delay, defer or prevent a change in control of our company.

        Authorized but Unissued Shares of Common Stock.    The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Redemption.    Our certificate of incorporation provides that our common stock is subject to redemption by action of our board of directors to the extent necessary to bring us into compliance with the Communications Act or FCC regulations or prevent the loss of any of our FCC licenses.

Other Important Provisions of Our Certificate of Incorporation and Bylaws

        Stockholder Action by Written Consent.    Our bylaws provide that stockholders may take action by written consent.

        We Have Opted Out of Section 203 of the Delaware General Corporation Law.    Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

Transfer Agent and Registrar

        The transfer agent and registrar of the common stock is EquiServe Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144 Securities

        As of April 30, 2004, we had 132,507,094 shares of common stock outstanding. Of these shares, 54,948,875 shares, including the 29,630,000 shares of common stock sold in the concurrent common stock offering by us and certain of our selling stockholders, are freely tradable without registration under the Securities Act and without restriction by persons other than our "affiliates". The 77,558,219 shares of common stock held by the Forstmann Little partnerships, our directors and executive officers and other existing stockholders are "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions pursuant to Rule 144 under the Securities Act.

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of common stock then outstanding, which, as of April 30, 2004, equals approximately 1,325,071 of the shares outstanding; and

  •
  the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate", is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the concurrent common stock offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the concurrent common stock offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

Lock-Up Arrangements

        We, our executive officers and directors have agreed with the initial purchasers of the February 2004 notes offering, and we, our executive officers and directors and the selling stockholders in the concurrent common stock offering have agreed with the underwriters of the concurrent common stock offering, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the final prospectus for the concurrent common stock offering continuing through the date 90 days after the date of the final prospectus for the concurrent common stock offering, without the prior written consent of Credit Suisse First Boston LLC, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or in other, limited circumstances, including for (i) limited acquisitions by us, (ii) the issuance of notes in the February 2004 notes offering, (iii) the issuance of any shares of common stock issuable upon conversion of such notes, and (iv) the issuance of any shares of common stock to be sold in the concurrent common stock offering. See "Plan of Distribution".

Registration Rights

        We have entered into a registration rights agreement with the Forstmann Little partnerships, pursuant to which we have granted to the Forstmann Little partnerships six demand rights to cause us to file a registration statement under the Securities Act covering resales of all shares of common stock held by the Forstmann Little partnerships, and to cause the registration statement to become effective. The registration rights agreement also grants "piggyback" registration rights permitting the Forstmann Little partnerships to include their registrable securities in a registration of securities by us. Under the agreement, we will pay the expenses of these registrations.

        In addition, pursuant to stockholder's agreements, we have granted "piggyback" registration rights to thirteen individuals who own shares of common stock. See "Management—Employment Terms of Farid Suleman" and "Management—Stockholder's Agreements—Participation in the Sale of Stock by the Forstmann Little Partnerships". These registration rights are exercisable only upon registration by us of shares of common stock held by the Forstmann Little partnerships. The holders of common stock entitled to these registration rights are entitled to notice of any proposal to register shares held by the Forstmann Little partnerships and to include their shares in the registration. We will pay the expenses of these piggyback registrations.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

Notes Offering

        The following summary describes certain material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the notes and of the common stock into which the notes may be converted.

        This summary deals only with notes, and with common stock into which the notes may be converted, held as capital assets (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

  •
  U.S. state and local or non-U.S. tax consequences;

  •
  the tax consequences for the stockholders, partners or beneficiaries of a holder;

  •
  special tax rules that may apply to particular holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

  •
  special tax rules that may apply to a holder that holds our notes or common stock into which the notes may be converted, as part of a "straddle", "hedge", "conversion transaction", "synthetic security" or other integrated investment.

        This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes, and common stock into which the notes may be converted, as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

        For the purposes of the following discussion, a "United States holder" is a beneficial owner of a note or notes, or of common stock into which the notes may be converted, who or which is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or partnership (or other entity classified as a corporation or partnership for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, (i) if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of the Internal Revenue Code) has the authority to control all of the trust's substantial decisions, or (ii) if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments of Interest

        Interest on your notes will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Market Discount and Bond Premium

        If you purchase a note at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the note.

        Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

        If you purchase a note for an amount in excess of the amount payable at maturity of the note, the excess, if any, of your purchase price (exclusive of the portion of your purchase price attributable to the note's conversion feature as determined under applicable Treasury regulations) over the amount payable at maturity of the note will be considered "bond premium." You may elect to amortize the premium using a constant yield method over the remaining term of the note. The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

Sale or Other Disposition of the Notes

        Upon the sale, exchange, repurchase, redemption or other disposition of your notes (other than a conversion, or a repurchase or redemption for stock or a combination of stock and cash), you generally will recognize taxable gain or loss equal to the difference, if any, between:

  •
  the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under "—United States Holders—Payments of Interest"); and

  •
  your tax basis in the notes.

        Your tax basis in the notes generally will equal the cost of the notes increased by the amount of any market discount previously included in your gross income and reduced by the amount of any amortizable bond premium applied to reduce as allowed as a deduction against interest with respect to your notes. Subject to the market discount rules described above under "—United States Holders—Market Discount and Bond Premium", your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% (scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009).

Conversion or Repurchase or Redemption of the Notes for Stock or a Combination of Stock and Cash

        If you convert or we repurchase your notes and you receive solely common stock (plus cash in lieu of a fractional share of common stock), you generally will not recognize any income, gain or loss upon conversion or redemption of the notes except with respect to cash received in lieu of a fractional share of common stock. Your tax basis in the common stock received on conversion or repurchase of a note generally will be the same as your adjusted tax basis in the note at the time of conversion or repurchase (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion or repurchase will generally include the holding period of the note converted or repurchased. If we repurchase your notes for common stock, any common stock that is attributable to accrued but unpaid interest will be taxable in the manner described under "—United States Holders—Payments of Interest".

        Cash received in lieu of a fractional share of common stock upon conversion, repurchase or redemption will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

        If we redeem or repurchase your notes and you receive a combination of cash and common stock (and such cash is not merely received in lieu of a fractional share of common stock) you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for the portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less the amount attributable to accrued and unpaid interest) received in the redemption or repurchase over your adjusted tax basis in the note at the time of redemption or repurchase. You generally will not be able to recognize any loss. Your tax basis in the common stock received would be the same as your tax basis in the note, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less any amount attributable to accrued and unpaid interest). Cash received in lieu of a fractional share of common stock will be treated in the manner described above. Cash or common stock that is attributable to accrued and unpaid interest will be taxable in the manner described under "—United States Holders—Payments of Interest".

        If you submit your notes for conversion between a record date and the opening of business on the next interest payment date and are required to pay funds equal to the interest payable on the principal amount being converted, you should consult your own tax advisor concerning the appropriate tax treatment of such payment made by you and the interest subsequently received by you.

Distributions on Common Stock

        In general, distributions with respect to our common stock received upon the conversion of a note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder's tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at special rates (effective for tax years through 2008) if the holder meets certain holding period and other applicable requirements.

Constructive Distributions

        The conversion price of the notes may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of your interest, however, will generally not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided in the notes, including without limitation, adjustments in respect of cash distributions to our stockholders will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions in amounts based upon the value of such increased interests in our assets or earnings resulting from such adjustments. Any deemed distribution to you will be includible in your income in the same manner as an actual distribution received by you, as described under "—United States Holders—Distributions on Common Stock" above. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to holders of common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Sale or Other Disposition of Common Stock

        A U.S. holder will generally recognize capital gain or loss on the sale or other disposition of common stock received upon the conversion of a note equal to the difference between the amount realized and the holder's tax basis in the common stock (except to the extent of any accrued market discount which existed at the time of the conversion). As discussed above under "—United States Holders—Sale or Other Disposition of the Notes", capital gain of a non-corporate U.S. holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        In general, "backup withholding", at the applicable rate, for payments on the notes or common stock and proceeds from the sale or other disposition of the notes or common stock may apply if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

        The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that appropriate information is provided to the Internal Revenue Service.

        A U.S. holder will also be subject to information reporting with respect to payments on the notes or common stock and proceeds from the sale or other disposition of the notes or common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

        The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a note or notes, or of common stock into which the notes may be converted, and are not a United States holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

  •
  on at least 31 days in the calendar year; and

  •
  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

        Resident aliens are subject to United States federal income tax as if they were United States citizens.

Payments of Interest

        Interest paid by us or our paying agent (in its capacity as such) to you on your notes will qualify for the "portfolio interest" exception of the Internal Revenue Code, and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that:

  •
  you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

  •
  you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

  •
  you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

  •
  such interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provide a properly completed IRS Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

  (A)
  us or our paying agent; or

  (B)
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your IRS Form W-8BEN and provides us or our paying agent with a copy of it.

        Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

  •
  if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust", "foreign simple trust", or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

        If you are engaged in a trade or business in the United States and interest on your notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest is generally attributable, you may be subject to United States income tax on a net basis in the manner applicable to U.S. holders on the interest (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service form on or before any payment date to claim the exemption). In addition, United States trade or business income of a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Sale or Other Disposition of Notes

        You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, redemption, repurchase or other disposition of your notes (including the receipt of cash in lieu of a fractional share upon conversion of a note into common stock but not including any amount representing interest) unless:

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

  •
  the gain is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you (in which case, your gain generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the "branch profits tax" described above may also apply).

Conversion of Notes

        In general, no United States federal income tax or withholding tax should be imposed upon conversion of a note into common stock by you, except with respect of gain you realize by reason of your receipt of cash in lieu of a fractional share of common stock upon conversion if:

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the conversion of your note, and specific other conditions are met; or

  •
  the cash received in lieu of a fractional share of common stock upon conversion of a note is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

Dividends on Common Stock

        In the event that we pay dividends on our common stock, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

        Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular rates applicable to dividends in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, United States trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

        If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements. However,

  •
  if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust", "foreign simple trust", or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

Constructive Dividends

        Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see "—United States Holders—Constructive Distributions" above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under "—Non-U.S. Holders—Dividends on Common Stock". We intend to deduct U.S. federal withholding tax with respect to any such constructive dividend from interest payments on your notes. If we deduct U.S. federal withholding tax from interest payments on your notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale or Other Disposition of Common Stock

        You generally will not be taxed on gain recognized upon the sale or other disposition of common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States;

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

        Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

United States Federal Estate Tax

        If you are an individual who is a non-U.S. holder who also is not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, notes owned or treated as owned by you will generally not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

  •
  your interest on the notes is effectively connected with your conduct of a United States trade or business.

        If you are an individual non-U.S. holder at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, you may be subject to United States federal estate tax.

Backup Withholding and Information Reporting

        Under current Treasury regulations, backup withholding and information reporting may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of the notes or common stock into which the notes may be converted, unless you provide a Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of interest on the notes or dividends on the common stock into which the notes may be converted.

        The gross proceeds from the disposition of your notes or of common stock into which the notes may be converted may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your notes or common stock into which the notes may be converted outside the United

States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes or common stock into which the notes may be converted through a non-U.S. office of a broker that:

  •
  is a United States person (as defined in the Internal Revenue Code);

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for United States federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year either (i) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes or common stock into which the notes may be converted to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

        You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

        Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the notes and the underlying common stock offered by this prospectus. The selling securityholders, which includes their donees or pledgees, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for the underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  Fixed prices;

  •
  Prevailing market prices at the time of sale;

  •
  Varying prices determined at the time of sale; or

  •
  Negotiated prices.

        The sales may be effected in transactions in the following manner (which may involve block transactions):

  •
  On any national securities exchange or quotation service on which the notes or the underlying common stock may be listed or quoted at the time of sale;

  •
  In the over-the-counter market;

  •
  In transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  Through the writing of options.

        From time to time, one or more of the selling securityholders may distribute, devise, gift, pledge, hypothecate or grant a security interest in some or all of the securities owned by them. Any such distributees, devisees or donees will be deemed to be selling securityholders. Any such pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders.

        The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        The notes and underlying common stock may be sold in some states only through registered or licensed brokers or dealers. The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of the notes or underlying common stock pursuant to this prospectus, and have agreed that they will not engage in any transaction in violation of such provisions.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any United States dollar-denominated-debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue, shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose our intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 90 days after the date on which the notes were originally issued in the February 2004 notes offering, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or in other, limited circumstances, including for (i) limited acquisitions by us, (ii) the issuance of notes in the February 2004 notes offering, (iii) the issuance of any shares of common stock issuable upon conversion of such notes, and (iv) the issuance of any shares of common stock to be sold in the concurrent common stock offering.

        Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC until 90 days after the date on which the notes were originally issued in the February 2004 notes offering, except for the sale of any shares of common stock in connection with the concurrent common stock offering.

        If required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We have agreed to indemnify the selling securityholders against liabilities or to contribute to payments which they may be required to make in that respect.

        In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the underlying common stock and deliver the notes and the underlying common stock to close out such short positions, or loan or pledge the notes and the underlying common stock to broker-dealers that in turn may sell such securities.

        The notes are eligible for trading in PORTAL. The initial purchasers have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

        The initial purchasers may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves sales in excess of the offering size, which creates a short position for the initial purchasers.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Penalty bids permit the initial purchasers to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

        These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of notes.

Representations of Purchasers

        By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP has in the past provided, and may continue to provide, legal services to Forstmann Little & Co. and its affiliates. Leventhal, Senter & Lerman P.L.L.C., Washington, D.C., will pass upon legal matters regarding FCC issues for Citadel.

EXPERTS

        The consolidated balance sheets of Citadel as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from June 26, 2001 through December 31, 2001 and the years ended December 31, 2002 and December 31, 2003, and the consolidated statements of operations, shareholders' equity, and cash flows of the predecessor company for the period from January 1, 2001 through June 25, 2001, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the notes and the underlying common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to us, the notes and the underlying common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made. We are required to file annual, quarterly and current reports, proxy statements and other documents with the Commission. Our SEC filings, including the registration statement, can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at The Woolworth Building, 233 Broadway, New York, New York 10279 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our SEC filings, including the registration statement, are publicly available through the Commission's web site at http://www.sec.gov or on our web site at http://www.citadelbroadcasting.com. These filings will be available on our website as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Commission. Our public filings are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. To comply with these requirements, we file periodic reports, proxy statements and other information with the Commission.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different information you should not rely on it. The selling securityholders are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of notes. Our business, financial condition, results of operations and prospects may have changed since that date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Independent Auditors' Report	F-2
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations for the years ended December 31, 2003 and 2002, and for the periods from June 26, 2001 through December 31, 2001 and from January 1, 2001 through June 25, 2001	F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2003 and 2002, and for the periods from June 26, 2001 through December 31, 2001 and from January 1, 2001 through June 25, 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003 and 2002, and for the periods from June 26, 2001 through December 31, 2001 and from January 1, 2001 through June 25, 2001	F-7
Notes to Consolidated Financial Statements	F-9

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of
Citadel Broadcasting Corporation

        We have audited the accompanying consolidated balance sheets of Citadel Broadcasting Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2003 and 2002 and for the period from June 26, 2001 through December 31, 2001. We have also audited the consolidated statements of operations, shareholders' equity and cash flows of Citadel Communications Corporation and subsidiary (the "Predecessor Company") for the period from January 1, 2001 through June 25, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period from June 26, 2001 through December 31, 2001 and the Predecessor Company's results of operations and cash flows for the period from January 1, 2001 through June 25, 2001 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California February 27, 2004

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$3,467	$2,134
Accounts receivable, net	76,262	66,473
Prepaid expenses and other current assets (including deferred income tax assets of $3,102 and $4,589, respectively)	7,554	8,498

Total current assets	87,283	77,105
Property and equipment, net	97,859	103,611
FCC licenses	1,349,808	1,187,457
Goodwill	608,646	596,287
Other intangibles, net	84,832	203,736
Other assets, net	20,905	30,137

Total assets	$2,249,333	$2,198,333

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$26,519	$27,806
Current maturities of notes payable and other long-term obligations	8,583	20,216

Total current liabilities	35,102	48,022
Senior debt	159,980	501,250
Subordinated debt	500,000	500,000
Other long-term obligations, less current maturities	24,612	12,013
Deferred income tax liabilities	297,195	270,473

Total liabilities	1,016,889	1,331,758

Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value—authorized, 200,000,000 shares at December 31, 2003 and 2002; no shares issued or outstanding at December 31, 2003 and 2002
Common stock, $.01 par value—authorized, 500,000,000 shares at December 31, 2003; issued and outstanding, 122,865,469 shares at December 31, 2003	1,229
Class A common stock, $.01 par value—authorized, 487,500,000 shares at December 31, 2002; issued and outstanding, 96,134,329 shares at December 31, 2002		961
Class B common stock, $.01 par value—authorized, 12,500,000 shares at December 31, 2002; issued and outstanding, 3,957,228 shares at December 31, 2002		40
Additional paid-in capital	1,470,403	1,026,625
Shareholder notes	(1,895)	(2,989)
Deferred compensation	(4,928)	(15,267)
Accumulated deficit	(232,365)	(142,795)

Total shareholders' equity	1,232,444	866,575

Total liabilities and shareholders' equity	$2,249,333	$2,198,333

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Company			Predecessor Company
			Period From June 26, 2001 Through December 31, 2001	Period From January 1, 2001 Through June 25, 2001
	Year Ended December 31,
	2003	2002
Gross broadcasting revenue	$412,340	$387,474	$185,927	$172,366
Less agency commissions	40,831	38,605	17,740	17,069

Net broadcasting revenue	371,509	348,869	168,187	155,297

Operating Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	102,237	94,972	55,655	53,960
Selling, general and administrative	112,090	114,622	56,938	57,076
Corporate general and administrative	10,094	10,751	6,038	5,620
Corporate non-cash stock compensation	10,339	25,886	—	14,773
Depreciation and amortization	140,659	143,079	99,054	53,077
Non-recurring merger charges	—	—	—	40,596
Other, net	53	1,231	113	1,922

Operating expenses	375,472	390,541	217,798	227,024

Operating loss	(3,963)	(41,672)	(49,611)	(71,727)

Non-operating expenses:
Interest expense, net, including amortization of debt issuance costs of $3,036, $3,652, $1,867 and $848, respectively	48,254	61,707	34,821	41,337
Write off of deferred financing costs due to extinguishment of debt	9,345	—	—	39,097

Non-operating expenses, net	57,599	61,707	34,821	80,434

Loss before income taxes	(61,562)	(103,379)	(84,432)	(152,161)
Income tax expense (benefit)	28,008	(14,219)	(30,797)	(2,823)

Net loss	(89,570)	(89,160)	(53,635)	(149,338)
Dividend requirement and premium paid on redemption of exchangeable preferred stock	—	6	2	26,994

Net loss applicable to common shares	(89,570)	(89,166)	(53,637)	(176,332)

Basic and diluted net loss per common share	($0.83)	($0.93)	$(0.56)

Weighted average common shares outstanding	107,359,859	96,134,329	96,134,329

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
(in thousands, except share and per share amounts)

	Predecessor Company
	Common Stock
			Additional Paid-in Capital	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
	Shares	Amount
Balances at January 1, 2001	36,978,138	$37	$510,439	$(14,751)	$(80,834)	$(620)	$414,271
Comprehensive loss:
Net loss	—	—	—	—	(149,338)	—	(149,338)
Unrealized gain on hedging contracts, net of tax	—	—	—	—	—	620	620

Total comprehensive loss	—	—	—	—	—	—	(148,718)

Exercise of options	332,839	—	1,851	—	—	—	1,851
Deferred stock compensation	—	—	22	14,751	—	—	14,773
Stock option payments previously recognized as deferred compensation expense	—	—	(973)	—	—	—	(973)
Accretion of exchangeable preferred stock costs	—	—	(129)	—	—	—	(129)
Exchangeable preferred stock dividend requirement	—	—	(6,630)	—	—	—	(6,630)
Premium paid on redemption of exchangeable preferred stock	—	—	(20,235)	—	—	—	(20,235)

Balances at June 25, 2001	37,310,977	$37	$484,345	$—	$(230,172)	$—	$254,210

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Shareholders' Equity
(in thousands, except share and per share amounts)

	Company
	Common Stock
	Common Shares	Amount	Class A Shares	Amount	Class B Shares	Amount	Additional Paid-in Capital	Shareholder Notes	Deferred Compensation	Accumulated Deficit	Total Share- holders' Equity
Initial capitalization as of June 26, 2001	—	—	96,134,329	$961	7,485,596	$75	$1,035,163	$(4,474)	$—	$—	$1,031,725
Equity reduction for carryover of predecessor cost basis	—	—	—	—	—	—	(37,369)	—	—	—	(37,369)
Net loss	—	—	—	—	—	—	—	—	—	(53,635)	(53,635)
Interest on shareholder notes	—	—	—	—	—	—	—	(115)	—	—	(115)
Dividend on exchangeable Preferred stock	—	—	—	—	—	—	(2)	—	—	—	(2)

Balances at December 31, 2001	—	—	96,134,329	961	7,485,596	75	997,792	(4,589)	—	(53,635)	940,604
Net loss	—	—	—	—	—	—	—	—	—	(89,160)	(89,160)
Interest on shareholder notes	—	—	—	—	—	—	—	(184)	—	—	(184)
Dividend on exchangeable preferred stock	—	—	—	—	—	—	(3)	—	—	—	(3)
Deferred stock compensation	—	—	—	—	—	—	41,153	—	(15,267)	—	25,886
Issuance of Class B common stock	—	—	—	—	1,143,000	11	3,989	—	—	—	4,000
Repurchase of Class B common stock	—	—	—	—	(4,671,368)	(46)	(16,303)	—	—	—	(16,349)
Repayment of shareholder notes	—	—	—	—	—	—	—	1,784	—	—	1,784
Premium paid on exchangeable preferred stock repurchased	—	—	—	—	—	—	(3)	—	—	—	(3)

Balances at December 31, 2002	—	—	96,134,329	961	3,957,228	40	1,026,625	(2,989)	(15,267)	(142,795)	866,575
Net loss	—	—	—	—	—	—	—	—	—	(89,570)	(89,570)
Interest on shareholder notes	—	—	—	—	—	—	—	(124)	—	—	(124)
Deferred stock compensation	—	—	—	—	—	—	—	—	10,339	—	10,339
Issuance of Class B common stock	—	—	—	—	94,400	1	499	—	—	—	500
Repurchase of Class B common stock	—	—	—	—	(1,199,957)	(12)	(4,188)	766	—	—	(3,434)
Conversion of Class B common stock to Class A common stock	—	—	1,477,161	15	(2,851,671)	(29)	14	—	—	—	—
Redesignation of Class A common stock to shares of common stock	97,611,490	976	(97,611,490)	(976)	—	—	—	—	—	—	—
Issuance of shares of common stock in connection with initial public offering, net of costs incurred	25,300,000	253	—	—	—	—	447,711	—	—	—	447,964
Exercise of stock options, net of costs incurred	7,250	—	—	—	—	—	101	—	—	—	101
Repurchase of unvested shares of common stock	(53,271)	—	—	—	—	—	(359)	452	—	—	93

Balances at December 31, 2003	122,865,469	$1,229	—	—	—	—	$1,470,403	$(1,895)	$(4,928)	$(232,365)	$1,232,444

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(in thousands)

	Company			Predecessor Company
			Period From June 26, 2001 Through December 31, 2001	Period From January 1, 2001 Through June 25, 2001
	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(89,570)	$(89,160)	$(53,635)	$(149,338)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	140,659	143,079	99,054	53,077
Write off of deferred financing costs due to extinguishment of debt	9,345	—	—	39,097
Amortization of debt issuance costs	3,036	3,652	1,867	848
Deferred income taxes	26,587	(15,278)	(31,322)	(2,818)
Stock compensation expense	10,339	25,886	—	14,773
(Gain) loss on sale of assets	(611)	805	32	1,128
Merger costs and loss on cancellation of hedging contracts	—	—	—	42,412
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and amounts due from related parties	(10,056)	(3,681)	5,945	8,245
Prepaid expenses and other current assets	71	904	1,106	229
Net assets of discontinued operations	—	—	(71)	(607)
Accounts payable, accrued liabilities and other obligations	(5,765)	(2,103)	(5,335)	(7,212)

Net cash provided by (used in) operating activities	84,035	64,104	17,641	(166)

Cash flows from investing activities:
Acquisition of Citadel Communications, net of cash acquired	—	—	(967,822)	—
Payment of merger costs and interest related to termination of
interest rate swap agreements by the predecessor company	—	—	(43,409)	—
Capital expenditures	(6,162)	(14,695)	(4,716)	(3,165)
Cash paid to acquire stations	(179,681)	(3,374)	(66,228)	(43)
Proceeds from sale of assets	11,076	4,446	19,004	5,611
Other assets, net	358	(716)	(710)	(181)

Net cash (used in) provided by investing activities	(174,409)	(14,339)	(1,063,881)	2,222

Cash flows from financing activities:
Proceeds from Acquisition debt:
Proceeds from notes payable	—	—	527,000	—
Proceeds from 6% Debentures	—	—	500,000	—
Debt issuance costs	(884)	—	(31,772)	(253)
Proceeds from issuance of Class A and Class B common stock	—	—	1,031,725	—
Debt repayments on date of Acquisition, including premium	—	—	(885,987)	—
Payment of dividends on exchangeable preferred stock	—	(3)	—	—
Redemption of exchangeable preferred stock, including premiums	—	(42)	(123,116)	—
Proceeds from notes payable	270,500	22,500	83,000	28,000
Principal payments on notes payable	(623,389)	(58,000)	(53,500)	(34,512)
Principal payments on other long-term obligations	(443)	(1,490)	(444)	(274)
Principal and interest received on shareholder notes	1,218	1,784	—	—
Proceeds from public offerings, net of costs incurred	448,648	(697)	—	—
Exercise of stock options, net of costs incurred	116	—	—	1,852
Net repurchases of shares of Class B common stock and common stock	(4,059)	(12,349)	—	—

Net cash provided by (used in) financing activities	91,707	(48,297)	1,046,906	(5,187)

Net increase in cash and cash equivalents	1,333	1,468	666	(3,131)
Cash and cash equivalents, beginning of period	2,134	666	—	8,092

Cash and cash equivalents, end of period	$3,467	$2,134	$666	$4,961

See accompanying notes to consolidated financial statements.

	Company			Predecessor Company
	Year Ended December 31,		Period From June 26, 2001 Through December 31, 2001	Period From January 1, 2001 Through June 25, 2001
	2003	2002
Supplemental schedule of investing activities

The Company completed various radio station acquisitions during the years ended December 31, 2003 and 2002 and the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001. In connection with these acquisitions, certain liabilities were assumed.
Fair value of assets acquired	187,722	3,374	67,157	556
Cash paid to acquire stations	(179,681)	(3,374)	(66,228)	(43)

Liabilities assumed	8,041	0	929	513

Supplemental schedule of cash flow information
Cash Payments:
Interest	47,843	58,536	29,673	49,393
Income taxes	1,298	834	339	527
Barter Transactions:
Equipment purchases through barter	234	309	259	353
Barter Revenue—included in gross broadcasting revenue	7,467	8,311	6,238	5,170
Barter Expenses—included in cost of revenues	7,356	8,259	9,833	11,172
Other Non-Cash Transactions:
FCC license asset in exchange for other long-term liabilities	12,000

See accompanying notes to consolidated financial statements.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.    Basis of Presentation

        In January 2001, Citadel Broadcasting Corporation (formerly FLCC Holdings, Inc.), through its wholly owned subsidiary, FLCC Acquisition Corp. ("Acquisition Corp."), corporations formed by affiliates of Forstmann Little & Co. ("FL&Co."), entered into an agreement with Citadel Communications Corporation ("Citadel Communications") to acquire substantially all of the outstanding common stock of Citadel Communications for cash and a portion in exchange for equity securities of Citadel Broadcasting Corporation (the "Acquisition") in a leveraged buyout transaction. The Acquisition was effected by the tender offer related to the exchangeable preferred stock and notes of Citadel Broadcasting Company, a wholly owned subsidiary of Citadel Communications ("Citadel Broadcasting" and together with Citadel Communications, prior to the Acquisition, the "Predecessor Company"), which was completed on June 26, 2001, followed by the merger of Acquisition Corp. into Citadel Communications, with Citadel Communications being the surviving company. Following the merger, Citadel Communications became a wholly owned subsidiary of Citadel Broadcasting Corporation.

        The Acquisition has been accounted for using the purchase method of accounting. The allocation of the purchase price to the assets acquired and liabilities assumed was based on the fair value of the tangible and intangible assets of the Company as of June 26, 2001. The tangible assets were valued based upon either replacement cost (net of depreciation) or a comparable sales approach, as appropriate, and the intangible assets were valued based upon the income, cost and residual approaches. The valuation of tangible assets assumed continued use at their current locations. The valuation of the intangible assets, where appropriate, assumed an annual inflation rate and after tax present value factors. The purchase price allocation is as follows (in thousands):

Current assets	$93,208
Property and equipment	110,012
Intangibles and other assets	2,263,136
Liabilities assumed	(1,498,534)

$967,822

        The purchase price, the refinancing of certain debt obligations and exchangeable preferred stock of Citadel Broadcasting (aggregating $1,040.9 million, including $31.8 million of financing costs), and payments for cancellation of Citadel Communications' stock options ($26.9 million) and other merger costs were funded by the issuance of $1,031.7 million of Class A common stock and Class B common stock by Citadel Broadcasting Corporation, the issuance of $500.0 million of 6% Subordinated Debentures (see Note 8) and $527.0 million of Term and Revolving Loans under the Credit Agreement (see Note 7).

2.    Summary of Significant Accounting Policies

Description of Business

        Citadel Broadcasting Corporation was incorporated in Delaware in 1993 but did not have any business or assets until it was capitalized by partnerships affiliated with FL&Co. in connection with the Acquisition. Citadel Communications owns all of the issued and outstanding common stock of Citadel Broadcasting. Citadel Broadcasting owns and operates radio stations and holds Federal Communications Commission ("FCC") licenses in 25 states. Radio stations serving the same geographic area (i.e., principally a city or combination of cities) are referred to as a market. The Company aggregates the markets in which it operates into one reportable segment as defined by Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information.

Principles of Consolidation and Presentation

        The accompanying consolidated financial statements include Citadel Broadcasting Corporation, Citadel Communications and Citadel Broadcasting (collectively the "Company") for all periods after June 26, 2001. For periods prior to June 26, 2001, the accompanying financial statements include the Predecessor Company. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting policies of the Company and Predecessor Company are the same unless stated otherwise.

Reclassifications

        Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenue and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less, at the time of purchase, to be cash equivalents.

Allowance for Doubtful Accounts

        The Company recognizes an allowance for bad debts based on historical experience of bad debts as a percent of its aged outstanding receivables, adjusted for improvements or deteriorations in current economic conditions. Accounts receivable, net on the accompanying consolidated balance sheets consisted of the following:

	December 31,
	2003	2002
	(in thousands)
Trade receivables	$80,014	$70,794
Allowance for doubtful accounts	(3,752)	(4,321)

Accounts receivable, net	$76,262	$66,473

Derivative Instruments and Hedging Activities

        The Company has not entered into any agreements related to derivative instruments for the period from June 26, 2001 through December 31, 2003. The Predecessor Company entered into interest rate swap agreements, which were accounted for as cash flow hedges under the provisions of SFAS No. 133, Accounting for Derivative Instruments, as amended. In connection with the Acquisition, the Predecessor Company terminated all of its interest rate swap agreements and recognized additional interest expense related to the early termination of the agreements of approximately $2.4 million during the period from January 1, 2001 through June 25, 2001.

Property and Equipment

        Assets acquired in business combinations are accounted for using the purchase method of accounting and are recorded at their estimated fair value as of the acquisition date. Property and equipment additions are recorded at cost. Depreciation of property and equipment is determined using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease terms or the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred.

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Intangible Assets

        Intangible assets consist primarily of Federal Communications Commission (FCC) broadcast licenses and goodwill, but also include certain other intangible assets acquired in purchase business combinations. Upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 on January 1, 2002, the Company ceased amortization of goodwill and FCC licenses, which are indefinite-lived intangible assets. Other intangible assets are amortized on a straight-line basis over the contractual lives or estimated lives of the assets.

        The Company evaluates its FCC licenses for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. FCC licenses are evaluated for impairment at the market level. If the carrying amount of FCC licenses is greater than their estimated fair value in a given market, the carrying amount of FCC licenses in that market is reduced to its estimated fair value. The Company evaluates goodwill in each of its reporting units (markets) for impairment annually, or more frequently if certain circumstances are present.

        The Company utilizes independent appraisals in determining the fair value of FCC licenses and goodwill for significant acquisitions in the year of the acquisition. These appraisals principally use the discounted cash flow methodology. This income approach consists of a quantitative model, which incorporates variables such as market advertising revenues, market revenue share projections, anticipated operating profit margins and various discount rates. The variables used in the analysis reflect historical station and advertising market growth trends, as well as anticipated performance and market conditions. In years subsequent to the acquisition, the Company evaluates each market to determine if any significant changes have occurred in the market that would adversely impact the value of the FCC licenses. The Company reviews the current year's cash flows of the market compared to the year of the acquisition and the audience share ratings of the market as compared to the year of acquisition. Multiples of operating cash flow are also considered.

        The Company's impairment testing for goodwill is determined based primarily on discounted expected future cash flows to be generated from each market. These cash flows are then compared to the net book value of all intangible and tangible assets of each market, including goodwill. If the cash flows exceed the book value of all intangible and tangible assets, then no impairment of goodwill exists. In addition, an estimate of the fair value of the entire Company is calculated based on the Company's stock price on the New York Stock Exchange at the date of the impairment testing plus long-term debt. This fair value based on the Company's quoted stock price is then compared to the discounted cash flows of all of its markets in the aggregate to ensure that the cash flow computation is reasonable when determining if any impairment of goodwill exists.

FCC Licenses and Renewal

        Radio stations operate under renewable broadcasting licenses that are ordinarily granted by the FCC for maximum terms of eight years. Licenses are renewed through an application to the FCC. A station may continue to operate beyond the expiration date of its license if a timely filed license application is pending. Petitions to deny license renewals can be filed by interested parties, including members of the public. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, then the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed, although the Company cannot be assured that all of its licenses will be renewed. The non-renewal, or renewal with substantial conditions or modifications, of one or more of the Company's FCC radio station licenses could have a material adverse effect on the Company's business, financial position, and results of operations.

        Some of the Company's local marketing agreements and joint sales agreements do not comply with the FCC's new ownership limits. The Company will be required to terminate these agreements or otherwise come into compliance with the FCC's ownership rules no later than two years after the FCC's new rules become effective. The Company does not believe that termination of these agreements or its actions to come into compliance with the new rules with respect to these agreements will have a material impact on the Company's business, financial position or results of operations.

Debt Issuance Costs

        The costs related to the issuance of debt are capitalized as other assets and amortized to interest expense using the effective interest rate method over the term of the related debt.

Stock Option Plan

        As provided under SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 Accounting for Stock Issued to Employees, and provide the pro forma disclosure provisions of SFAS No. 123 to its stock-based awards to employees. For those awards that result in the recognition of compensation expense under APB Opinion No. 25, the Company records expense for each tranche of the award over the vesting period applicable to such tranche, which results in the accelerated recognition of compensation expense.

        At December 31, 2003, the Company has certain stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Except for the options discussed in Note 9 under the heading "Deferred Stock Compensation" and the Class B common stock purchased by the Company's CEO discussed in Note 9 under the Heading "Common and Preferred Stock", no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Year Ended December 31,		Period from June 26, 2001 through December 31, 2001
	2003	2002
	(in thousands, except per share amounts)
Net loss applicable to common shares, as reported	$(89,570)	$(89,166)	$(53,637)
Add: Corporate non-cash deferred stock compensation expense	10,339	25,886	—
Deduct: Total stock-based employee compensation expense determined under fair value based method	(13,527)	(27,954)	—

	$(92,758)	$(91,234)	$(53,637)

Net loss per common share:
As reported	$(0.83)	$(0.93)	$(0.56)
Pro forma	$(0.86)	$(0.95)	$(0.56)

        In March 2000, the FASB issued Interpretation No. 44 Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25). This interpretation clarifies the definition of an employee, the determination of non-compensatory plans and the effect of modifications to stock options. This interpretation was effective July 1, 2000 and did not have a material effect on the Predecessor Company's consolidated financial statements.

Income Taxes

        The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management has established a valuation allowance for a portion of its deferred tax assets.

Net Loss Per Share

        During the year ended December 31, 2003, basic net loss per share is computed by dividing net loss available to common shares by the weighted average number of common shares outstanding, which includes the 96,134,329 shares of Class A common stock outstanding until July 31, 2003 and 122,911,490 shares of common stock outstanding after the Company's recapitalization and initial public offering (see Note 9), as well as common stock transactions that occurred in the fourth quarter of 2003. During the year ended December 31, 2002 and the period from June 26, 2001 through December 31, 2001, basic net loss per share is computed by dividing net loss available to common shares by the weighted average number of Class A common shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the losses of the Company. The Company had options to issue 5,958,125 shares of common stock outstanding as of December 31, 2003, and options to issue 5,914,250 shares of Class A common stock outstanding as of December 31, 2002. However, these options and, prior to the recapitalization, outstanding shares of Class B common stock (see Note 9) have been excluded from the calculations of diluted net loss per share as their effect is antidilutive.

Revenue Recognition

        Broadcasting operations derive revenue primarily from the sale of program time and commercial announcements to local, regional and national advertisers. Gross broadcasting revenue is recognized when the programs and commercial announcements are broadcast. Net broadcasting revenue is recorded net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross broadcasting revenue.

Barter Transactions

        Barter contracts are agreements entered into under which the Company provides commercial air-time in exchange for goods and services used principally for promotions, sales and other business activities. The Company determines the amount of revenue for barter transactions based on fair value received for similar commercial air-time from cash customers.

Advertising Expenses

        Advertising expenses are expensed as incurred.

Business and Credit Concentrations

        In the opinion of management, credit risk with respect to receivables is limited due to the large number of customers and the geographic diversification of the Company's customer base. The Company performs credit evaluations of its customers and believes that adequate allowances for any uncollectible receivables are maintained. At December 31, 2003 and 2002, no receivable from any customer exceeded 5% of accounts receivable. For the years ended December 31, 2003 and 2002 and for the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001, no single customer accounted for more than 10% of net broadcasting revenue.

Recent Accounting Pronouncements

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company adopted the provisions of SFAS No. 144 at the beginning of the year ended December 31, 2002. The implementation of this standard did not have a significant impact on the Company's financial position and results of operations.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The most significant provisions of SFAS No. 145 relate to the rescission of SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, but SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Under this new statement, any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet certain defined criteria must be reclassified. Generally, SFAS No. 145 is effective for our 2003 fiscal year. The Company adopted this statement on January 1, 2003 and, as provided by this statement, retroactively applied the provisions to all periods presented on the accompanying statements of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. This statement also establishes that fair value is the objective for initial measurement of the liability. Adoption of SFAS No. 146 by the Company was effective on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 on January 1, 2003 did not have a material impact on the Company's financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-and amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. SFAS No. 148's amendment of the disclosure requirements of APB Opinion No. 28 is effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, Consolidated Financial Statements. FIN No. 46 was effective for one transaction entered into by the Company in 2003 (see Note 3). The FASB amended FIN No. 46 in December of 2003. The revised provisions of FIN No. 46 will be effective for the Company in the first quarter of 2004. This interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The adoption of the remaining provisions of FIN No. 46 is not expected to have a material impact on the Company's financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, Amendment to Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales of securities that do not yet exist. The adoption of SFAS No. 149 on July 1, 2003 did not have a material impact on the Company's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted the standard on July 1, 2003. The adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on the Company's financial position or results of operations.

3.    Acquisitions and Dispositions

2003 Acquisitions and Dispositions

Completed Acquisitions

        During the year ended December 31, 2003, the Company completed seven acquisitions for a total of twenty radio stations with an aggregate purchase price of approximately $179.7 million, including, on September 8, 2003, the acquisition from Wilks Broadcasting LLC (Wilks) of five radio stations in the Des Moines, IA market, four radio stations in the New Orleans, LA market, and two radio stations in the Springfield, MO market for an aggregate cash purchase price of approximately $133.3 million.

        All of the Company's acquisitions have been accounted for using the purchase method of accounting. As such, the accompanying consolidated balance sheets include the acquired assets and liabilities and the accompanying consolidated statements of operations include the results of operations of the acquired entities from their respective dates of acquisition.

        For the completed acquisitions, the aggregate purchase price was allocated on a preliminary basis as follows and was based upon information available as of December 31, 2003. The Company is awaiting information to finalize its valuation of FCC licenses, property and equipment, other intangible assets, and certain other acquired assets and assumed liabilities. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ significantly from the amounts included in these financial statements. Adjustments to the purchase price allocation are expected to be finalized in 2004 and will be reflected in future filings. There can be no assurance that such adjustments will not be material.

Asset Description	Acquisition from Wilks	Other Acquisitions	Total	Asset lives
	(in thousands)
Property and equipment, net	$3,619	$4,811	$8,430	3-25 years
FCC licenses	122,316	40,179	162,495	non-amortizing
Goodwill	9,566	4,246	13,812	non-amortizing
Other intangibles, net	838	2,147	2,985	6 to 36 months
Liabilities assumed	(3,014)	(5,027)	(8,041)

Total aggregate purchase price	$133,325	$46,356	$179,681

Completed Dispositions

        During the year ended December 31, 2003, the Company completed six dispositions of a total of twelve radio stations for an aggregate price of approximately $16.6 million, including the sale of five stations in Tyler/Longview, TX for an aggregate purchase price of $6.0 million, of which $5.5 million was in the form of a note. Due to the limited initial investment by the buyer of the Tyler/Longview, TX stations, this transaction was not accounted for as a sale when consummated.

Pending Acquisitions and Dispositions

        As of December 31, 2003, the Company has three agreements to acquire four radio stations for a combined aggregate purchase price of approximately $31.6 million. Below is a summary of the significant acquisitions and expected periods in which the acquisitions should close:

  •
  Two radio stations in the Providence, RI market for an aggregate cash purchase price of $14.5 million. The Company expects this acquisition to close in the first or second quarter of 2004.

  •
  One radio station in the New Orleans, LA market for an aggregate cash purchase price of $14.3 million. The Company expects this acquisition to close in the first quarter of 2004.

        The Company will operate the stations in Providence, RI and New Orleans, LA, pending the acquisitions, under local marketing agreements.

        Additionally, on November 5, 2002, the Company entered into an agreement in the form of an option, exercisable through December 31, 2006, to purchase a radio station in the Oklahoma City, OK market for an aggregate cash purchase price of (i) on or before December 31, 2004, $15.0 million or (ii) after December 31, 2004, the greater of $15.0 million or 85% of the fair market value of the radio station, as determined by an independent appraisal. Under a local marketing agreement, the Company will operate the station during the option period.

        On July 2, 2003, the Company entered into a local marketing agreement related to a radio station in Knoxville, TN. During the three-year term of this agreement, the current station owner has the option, but not the obligation, to require the Company to purchase all of the assets of the station for $12.0 million. In accordance with FIN No. 46, the Company has determined that this is a variable interest entity and that the Company is the primary beneficiary of the variable interest entity. Accordingly, the entity has been included in the consolidated financial statements of the Company since August 2003.

        As of December 31, 2003, the Company has three pending asset purchase agreements to sell an aggregate of ten radio stations in four markets for aggregate cash purchase prices totaling approximately $6.8 million.

2002 Acquisitions and Dispositions

        On September 30, 2002, the Company acquired the assets of one radio station in Oklahoma City, OK from Kingfisher County Broadcasting, Inc. for approximately $3.1 million. The Company was operating this station under a local marketing agreement from April 1, 2002 through the date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price was allocated to non-current tangible and intangible assets based upon the fair value of the assets. The results of operations of the acquired station are included in the accompanying statement of operations since the date of acquisition. The acquisition was funded from operating funds. The aggregate purchase price was allocated as follows:

(In thousands)
Property and equipment	$248
Intangible assets	2,885

$3,133

        The Company made no dispositions of radio stations during 2002.

2001 Acquisitions and Dispositions

2001 Acquisitions

        During the period from January 1, 2001 through June 25, 2001, the Predecessor Company acquired one radio station in Flint, MI for a purchase price of approximately $0.6 million. During the period from June 26, 2001 through December 31, 2001, the Company acquired six radio stations for a combined purchase price of approximately $67.2 million, including, on July 1, 2001, a transaction to acquire five radio stations in the Tucson, AZ market for approximately $66.3 million.

        The acquisitions were accounted for by the purchase method of accounting and, accordingly, each purchase price was allocated to current assets as well as non-current tangible and intangible assets based upon the fair value of the assets. The results of operations of the acquired stations are included in the accompanying statement of operations since the dates of acquisition. The acquisitions were funded with borrowings under the Credit Agreement, proceeds from the sale of stations in Atlantic City, NJ and operating funds. The aggregate purchase price was allocated as follows:

(In thousands)
Property and equipment	$3,977
Intangible assets	63,726
Other assets	10

$67,713

2001 Dispositions

        On July 1, 2001, the Company sold two FM radio stations, one AM radio station and the right to program and sell commercial advertising for one FM radio station, all of which serve the Atlantic City/Cape May, NJ market, for approximately $19.4 million.

Pro Forma

        The following summarized unaudited pro forma results of operations for the years ended December 31, 2003 and 2002 assume that all significant radio station acquisitions and dispositions during the years ended December 31, 2003 and 2002 occurred as of January 1 of each period presented. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant radio station acquisitions and dispositions occurred as of January 1 of each period presented or the results of operations which may occur in the future.

	Pro Forma Years Ended December 31,
	2003	2002
	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Net broadcasting revenue	$382,799	$370,688
Net loss	(90,806)	(94,872)
Basic and diluted net loss per common share	$(0.85)	$(0.99)

        The following summarized unaudited pro forma results of operations for the year ended December 31, 2001 assume that the Acquisition and other significant radio station acquisitions and dispositions during 2001 occurred as of January 1, 2001. These pro forma results do not give effect to the adoption of SFAS No. 141 or SFAS No. 142, prior to their effective date. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the Acquisition and other significant radio station acquisitions and dispositions occurred as of January 1, 2001, or the results of operations which may occur in the future.

For the year ended December 31, 2001
(unaudited) (in thousands, except per share amounts)
Net broadcasting revenue	$322,450
Loss from continuing operations before income tax benefit	(190,208)
Net loss	(116,027)
Pro forma basic and diluted loss per share	$(1.21)

4.    Property and Equipment

        Property and equipment consisted of the following at December 31:

	2003	2002	Estimated Useful Life
Land	$19,098	$18,572
Buildings and improvements	28,278	27,798	3 to 25 years
Transmitters, towers and studio equipment	71,199	62,422	5 to 10 years
Office furniture, equipment and vehicles	20,908	19,001	2 to 12 years
Construction in progress	1,651	1,090

	141,134	128,883
Less accumulated depreciation and amortization	(43,275)	(25,272)

	$97,859	$103,611

5.    Intangible Assets

        Intangible assets consisted of the following at December 31:

	December 31, 2002
Amortizable Intangible Assets	Book Basis	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period
	(in thousands)
Advertiser base	$364,947	$(173,992)	$190,955	3.3 years
Other	29,810	(17,029)	12,781	6.8 years

	$394,757	$(191,021)	$203,736

	December 31, 2003
Amortizable Intangible Assets	Book Basis	Accumulated Amortization	Net Book Value	Weighted Average Amortization Period
	(in thousands)
Advertiser base	$327,586	$(251,134)	$76,452	3.5 years
Other	26,358	(17,978)	8,380	7.8 years

	$353,944	$(269,112)	$84,832

	December 31,
Unamortizable Intangible Assets
	2003	2002
	(in thousands)
FCC licenses	$1,349,808	$1,187,457
Goodwill	608,646	596,287

	$1,958,454	$1,783,744

        The changes in the carrying amounts of FCC licenses and goodwill for the years ended December 31, 2002 and 2003 are as follows:

	FCC Licenses	Goodwill
	(in thousands)
Balance, December 31, 2001	$1,184,331	$591,695
Adjustments	241	4,577
Station acquisition	2,885	15

Balance, December 31, 2002	1,187,457	596,287
Station acquisitions and other additions	169,579	13,812
Station disposition and other deletions	(7,228)	(1,453)

Balance, December 31, 2003	$1,349,808	$608,646

        The adjustments to goodwill recorded subsequent to the initial allocation of the purchase price primarily represent the Company's final determination of the fair value of certain assets acquired and liabilities assumed. The adjustments for FCC licenses are primarily due to contingent payments made in 2002 related to FCC licenses acquired in prior periods.

        Station dispositions and other deletions for the year ended December 31, 2003 include amounts relating to the reclassification of assets in the accompanying consolidated balance sheet related to the transfer of stations in the Company's Tyler/Longview, TX market (see Note 3).

        The Company has definite-lived intangible assets that consist primarily of advertiser base, which are amortized in accordance with SFAS No. 142. The aggregated amortization expense for the years ended December 31, 2003 and 2002 and the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001 was approximately $121.5 million, $125.5 million, $46.8 million, and $90.7 million, respectively. As of December 31, 2003, other intangibles, net on the accompanying consolidated balance sheet reflect $84.8 million in unamortized definite-lived intangible assets.

        The following table presents the Company's estimate of amortization expense for each of the five succeeding years ended December 31, for definite-lived assets:

Amortization Expense
(in thousands)
2004	$71,354
2005	9,100
2006	2,403
2007	—
2008	—

$82,857

        The table below compares the net loss reported for the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001 as if SFAS No. 142 was adopted on the first day of each period presented.

		Predecessor Company
	Company
		Period From January 1, 2001 through June 25, 2001
	Period From June 26, 2001 through December 31, 2001
	(in thousands, except per share amounts)
Net loss, as reported	$(53,635)	$(149,338)
Goodwill and FCC amortization, net of taxes	16,615	42,480

Adjusted net loss	$(37,020)	$(106,858)

Basic and diluted earnings per share:
Net loss, as reported	$(0.56)
Goodwill and FCC amortization, net of taxes	0.17

Adjusted net loss	$(0.39)

6.    Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities at December 31 consisted of the following:

	2003	2002
	(in thousands)
Accounts payable	$5,467	$7,221
Compensation, commissions and accrued bonuses	5,013	8,251
Interest	385	2,860
Prepaid advertising and reimbursements	771	835
Restructuring	—	184
Employee benefits	3,129	1,770
National sales commissions	2,069	962
Music license fee	480	1,128
Payables for radio station acquisitions	3,007	—
Other accrued liabilities	6,198	4,595

	$26,519	$27,806

Restructuring

        Upon the Acquisition, the Company began an assessment of its operations and personnel, and accordingly, the board of directors approved a restructuring plan. The Company recorded an accrual for these restructuring activities of approximately $1.9 million in connection with the Acquisition. The major components of the restructuring liability were severance costs for the prior CEO and severance costs for the termination of 35 employees and other related costs. For the year ended December 31, 2002, the Company paid approximately $1.8 million for severance and termination benefits and other exit costs, and the remaining amounts were paid during the year ended December 31, 2003.

7.    Senior Debt

        In connection with the Acquisition, the Company entered into a new credit facility (the "Credit Agreement") dated as of April 3, 2001. The Credit Agreement provided for (a) Term A Loans of $250.0 million and Term B Loans of $250.0 million (collectively known as the "Term Loan Facility") and (b) revolving loans (the "Revolving Loan Facility") available through June 26, 2008 in an aggregate principal amount at any one time outstanding not in excess of $200.0 million. In addition, the Company may, prior to the third anniversary of the date of the Acquisition, solicit incremental revolving and term loans not to exceed $400.0 million.

        The Credit Agreement bears interest at a rate equal to the applicable margin plus either (a) the greatest of (i) the per annum rate of interest publicly announced from time to time by JPMorgan Chase Bank ("JPMorgan") in New York, New York, as its prime rate of interest (the "Prime Rate"), (ii) the federal funds effective rate plus 0.50% or (iii) the base CD rate in effect on such day plus 1% (with the greatest of (i), (ii) or (iii) being referred to as "ABR"), or (b) a rate determined by JPMorgan to be the Eurodollar Base Rate. The Eurodollar Base Rate is equal to the rate at which JPMorgan is offered dollar deposits in the interbank Eurodollar market. The applicable margins for the Term A Loan and revolving loans range between 1.50% and 3.00% for Eurodollar borrowings, depending on the Company's total senior indebtedness ratio. The applicable margin for the Term B Loan ranges between 2.75% and 3.25% for Eurodollar borrowings depending on the Company's senior indebtedness ratio.

        Effective January 31, 2003, the Company's Credit Agreement was amended, decreasing the Term B Loan from $250.0 million to $200.0 million and decreasing the applicable margins on the Term B Loan from a range between 2.75% and 3.25% for Eurodollar borrowings to 2.50%. The repayment of the Term B Loan was financed through borrowings under the Revolving Loan Facility. On March 31, 2003, the Company repaid $34.0 million on the Term A and B Loans with borrowings under the Revolving Loan Facility.

        The Company's initial public offering registration statement with the Securities and Exchange Commission was declared effective on July 31, 2003 (see Note 9). The Company used substantially all of the net proceeds of the initial public offering to first repay amounts outstanding under the Term B Loan, then to repay amounts outstanding under the Revolving Loan Facility, with the remaining proceeds used to repay amounts outstanding under the Term A Loan. Immediately after the application of the proceeds, the Company had approximately $78.1 million outstanding under the Term A Loan. In August 2003, the Company repaid an additional $9.0 million on the Term A Loan. In connection with the repayment of notes, the Company wrote off deferred financing costs of $8.2 million, which is included as write off of deferred financing costs due to extinguishment of debt in the accompanying consolidated statements of operations. In September 2003, the Company borrowed an additional $127.0 million on the Revolving Loan Facility to fund the acquisition of certain radio stations. Payments made on the Term A and B Loans reduce the commitment under the Credit Agreement and therefore the funds are not available for future borrowings.

        Effective December 10, 2003, the Company amended its credit facility which, in part, reduced the applicable margins on the Company's Revolving Loan Facility and Term A Loan from a range of 1.50% to 3.00% for Eurodollar borrowings to a range of 1.00% to 2.50%. In connection with the amendment of the Company's credit agreement, the Company wrote off deferred financing costs of $1.2 million in the fourth quarter of 2003. This amount is included as write off of deferred financing costs due to extinguishment of debt in the accompanying consolidated statements of operations. As of December 31, 2003, other assets, net on the accompanying consolidated balance sheet reflects approximately $4.2 million of deferred financing fees (net of accumulated amortization) related to the Senior Debt.

        Below is a table that sets forth the rates and the amounts borrowed under the Credit Agreement as of December 31:

	2003		2002
	Amount of Borrowing	Interest Rate	Amount of Borrowing	Interest Rate
	(in thousands)		(in thousands)
Term A	$69,111	2.19%	$250,000	3.93%
Term B	—		250,000	4.54%
Revolving Loan	—		17,500	3.88%
Revolving Loan	—		3,500	5.75%
Revolving Loan	7,000	4.00%
Revolving Loan	42,000	2.17%
Revolving Loan	50,000	2.17%

        The required aggregate principal payments for the Term A Loan as of December 31, 2003 are as follows:

December 31
(in thousands)
2004	$8,131
2005	16,261
2006	16,261
2007	18,294
2008	10,164

$69,111

        As of December 31, 2003, the Company has outstanding borrowings under the revolving loans of $99.0 million. In addition, the Company has $3.2 million in letters of credit outstanding primarily related to pending acquisitions. Net of outstanding borrowings and letters of credit, the Company has $97.8 million available for future borrowings under the revolving loans as of December 31, 2003.

        Additional borrowings may be made under the Revolving Loan Facility, subject to the satisfaction of certain conditions, for general corporate purposes, including for working capital, capital expenditures, and to finance permitted acquisitions. The Revolving Loan Facility must be paid in full on or before June 26, 2008. In addition, mandatory prepayments must be made under the Credit Agreement (i) with proceeds in excess of $30.0 million from certain asset sales and specified debt issuances and (ii) commencing with the fiscal year ended December 31, 2003 if certain conditions are met, with 50% of excess cash flow, as defined. These conditions were not met during the year ended December 31, 2003.

        The Credit Agreement is collateralized by a pledge of the common stock of the Company and the common stock of Citadel Broadcasting. Various debt covenants place restrictions on, among other things, indebtedness, acquisitions, dividends, capital expenditures, and the sale or transfer of assets. The debt covenant provisions also require the Company to meet certain financial ratio tests, such as a maximum senior indebtedness leverage test, minimum senior interest coverage test, and minimum fixed charges coverage test. As of December 31, 2003, the Company was in compliance with all covenant provisions.

8.    Subordinated Debt

        On June 26, 2001, the Company completed the issuance of $500.0 million of 6% Subordinated Debentures ("6% Debentures") to two partnerships affiliated with FL&Co. The 6% Debentures are subordinate and junior in right of payment to the Senior Debt discussed in Note 7. Interest is payable semi-annually on the 30th day of June and the 31st day of December in each year, computed on the basis of a 360-day year of twelve 30-day months at an annual rate of 6%. Principal payments under these debentures of approximately $166.7 million are due on June 26, 2012, 2013 and 2014.

9.    Shareholders' Equity

Common and Preferred Stock

        On June 26, 2001, the Predecessor Company was acquired by Citadel Broadcasting Corporation through the merger of Acquisition Corp. into Citadel Communications, with Citadel Communications as the surviving company. In accordance with the merger agreement, each outstanding share of common stock of Citadel Communications (other than 613,220 shares which were rolled over into shares of Citadel Broadcasting Corporation as described below) was converted, at the date of acquisition, into the right to receive $26.00 in cash and each share of such common stock was cancelled, retired and ceased to exist. By virtue of the merger, the outstanding common shares of Acquisition Corp. were converted into the outstanding shares of Citadel Communications.

        Citadel Broadcasting Corporation was incorporated in Delaware in 1993 but did not have any business or substantive operations or assets until it was capitalized by partnerships affiliated with FL&Co. in connection with the Acquisition. The initial capitalization consisted of 96,134,329 shares of Class A common stock at approximately $10.51 per share and 7,485,596 shares of Class B common stock at $3.50 per share for a total capital contribution of approximately $1,036.2 million. The shares of Class B common stock were acquired by officers or employees of Citadel Communications at the time of the Acquisition, and a portion of the purchase price included full recourse notes of approximately $4.5 million (the "Shareholder Notes") for the shares of Class B common stock. The Shareholder Notes bear interest at 5.02%. The Shareholder Notes and accrued interest are reported as a reduction to the Company's shareholders' equity. In February 2002, the Company and the CEO agreed that the CEO would purchase $4.0 million of shares of the Company's Class B common stock at $3.50 per share, when the fair value of the Class B common stock was $4.83 per share, in connection with his joining the Company. The CEO paid for these shares in April 2002. The total amount of deferred compensation recorded was approximately $1.5 million. The deferred compensation is being charged to compensation expense over the vesting period of the shares. During the years ended December 31, 2003 and 2002, such expense was approximately $382,000 and $956,000, respectively. During 2002, the Company repurchased all of the shares of Class B common stock held by certain former executives at cost for approximately $16.3 million. Concurrent with the repurchase of the shares of Class B common stock, the former executives repaid approximately $1.7 million in Shareholder Notes and approximately $0.1 million in accrued interest related to the Shareholder Notes.

        Shares of Class B common stock are the subject of a shareholder's agreement under which each share, until vested, is subject to repurchase upon termination of employment. The Company's purchase price for the shares is the shareholder's cost, unless the shareholder engages in prohibited or competitive activities or criminal acts, or grossly or willfully neglects his or her duties. In such cases, the Company has the option to purchase the shares for the lesser of the shareholder's cost or the book value per share. If a shareholder's employment is terminated without cause, the shareholder may require the Company to repurchase the shares at the shareholder's cost, except that in the case of termination by reason of death, permanent disability or adjudicated incompetency, the purchase price of the shares is fair value. The shares of Class B common stock that management other than the CEO purchased vest at a rate of 20% per year beginning June 26, 2002. Twenty-five percent of the CEO's shares of Class B common stock vested on March 4, 2002, and the remaining stock that he purchased vests at a rate of 25% per year beginning March 4, 2003. Further, under the shareholder's agreement, shares of Class B common stock will only be transferable together with shares of Class A common stock transferred by FL&Co. until FL&Co.'s ownership falls below 20%.

        Immediately prior to an initial public offering, the outstanding shares of Class B common stock may be exchanged for shares of Class A common stock and the shares of Class A common stock will be redesignated as common stock. The exchange ratio will be determined on the basis of the relative fair market value of the shares of Class A and Class B common stock. The aggregate fair value of the two classes of stock will be based upon the value of the Company's total equity. This exchange occurred during 2003 and is discussed below.

        The initial capitalization of Citadel Broadcasting Corporation also included the rollover of 613,220 shares of the common stock of Citadel Communications, held prior to the merger, into stock of Citadel Broadcasting Corporation. These shares were held by certain members of Citadel Communications' management and, therefore, the Company has recorded a reduction of additional paid-in-capital of approximately $37.4 million (the "reduction for carryover of predecessor cost basis") to reflect investments made by these pre-merger shareholders of Citadel Communications in Citadel Broadcasting Corporation at the cost basis of their investment in Citadel Communications.

        During 2003, the Company repurchased 1,199,957 shares of Class B common stock held by former officers and employees at cost in accordance with the shareholder's agreement for an aggregate purchase price of approximately $4.2 million.

        On May 21, 2003, the Company's new Chief Operating Officer purchased 94,400 shares of Class B common stock of the Company for an aggregate purchase price of $0.5 million. The price paid for these shares was based upon the estimated fair value of the shares after applying a discount consistent with the discount applied to shares of common stock issued to management, which occurred principally in June 2001. These shares of Class B common stock are subject to a stockholder's agreement, which, among other things, restricts the transfer of the shares of Class B common stock.

        The Company's initial public offering registration statement with the Securities and Exchange Commission was declared effective on July 31, 2003, and the Company issued 25.3 million shares (which includes the over-allotment option exercised by the underwriters for 3.3 million shares) of its common stock at $19.00 per share for an aggregate gross sales price of $480.7 million. The proceeds from the sale of the stock, net of underwriting commissions of approximately $28.8 million, were paid to the Company on August 6, 2003. Additionally, the Company incurred approximately $3.9 million of other stock issuance costs related to the initial public offering. In connection with this initial public offering, the Company completed a recapitalization immediately prior to, or simultaneously with, the closing as follows:

  •
  each outstanding share of Class B common stock was exchanged for .518 shares of Class A common stock;

  •
  the Class A common stock was redesignated as common stock; and

  •
  the certificate of incorporation was amended and restated to reflect a single class of common stock, par value $.01 per share.

        After the recapitalization described above, the Company had 122,911,490 shares of common stock outstanding. The shares of Class B common stock converted to shares of Class A common stock and redesignated as common stock remain subject to the terms of the shareholders' agreements.

        On December 31, 2003, the Company repurchased 53,271 shares of common stock held by a former officer, at cost, in accordance with the shareholder's agreement for an aggregate purchase price of approximately $0.4 million.

Deferred Stock Compensation

        In September 1998, the Predecessor Company entered into stock option award agreements with several key employees. The terms of the agreements provided for options to purchase 114,000 shares of common stock at an exercise price of $16.00 per share which vest over a five-year period. The fair market value on the date of grant was $25.813 per share. Accordingly, the Predecessor Company was amortizing to compensation expense $1.1 million ratably over the five-year vesting period, which represented the difference between the exercise price and fair market value. Due to the Acquisition, the Predecessor Company expensed all remaining deferred compensation related to the agreements as of June 25, 2001. The Predecessor Company recognized compensation expense under the agreements of approximately $0.6 million for the period from January 1, 2001 through June 25, 2001.

        In July 1999, the shareholders approved the Predecessor Company's 1999 Long-Term Incentive Plan, (the "1999 Incentive Plan"), which was intended to be the primary long-term incentive vehicle for senior management. Under the 1999 Incentive Plan, each participant received an option to acquire a certain number of shares of the Predecessor Company's common stock based on meeting certain stock price performance criteria, and once the criteria had been met, the earned portions of the options vested over five years. The exercise price of options granted was $29.25 per share. During the performance period, the shares subject to the option were earned in one-fifth increments for each increase in average stock price (with the average calculated over 20 consecutive trading days) equal to one-fifth of the difference between the option's doubled exercise price and the option exercise price.

        Options to purchase a total of 1,750,000 shares of common stock at an exercise price of $29.25 were authorized under the 1999 Incentive Plan. As of December 31, 2000, 1,400,000 or four-fifths of the options had met the performance criteria. The difference between the exercise price of the options and the fair market value of the Predecessor Company's common stock, which ranged between $36.50 and $60.00 per share, at the date the options met the performance criteria, had been recorded as deferred compensation of approximately $27.6 million. The compensation expense was to be amortized over the five year vesting period. Due to the Acquisition, the Predecessor Company expensed all remaining deferred compensation related to the 1999 Incentive Plan as of June 25, 2001. The Predecessor Company recognized compensation expense of approximately $14.2 million for the period from January 1, 2001 through June 25, 2001.

        In March 2002, the Company granted 4,150,000 options to purchase shares of Class A common stock to its CEO. The options have a term of ten years and have a per share exercise price of $3.50. These options are generally only exercisable by the CEO during his lifetime and are not transferrable. One-quarter of the options vested on the grant date, and an additional one-quarter will vest on each of the first, second and third anniversaries of the grant date. In addition, the CEO is required to enter into a shareholder's agreement, which generally provides that the shares of Class A common stock issued upon exercise of the options may not be sold, assigned or otherwise transferred, except by will or in accordance with the shareholder's agreement. At the grant date, the fair value of the Class A common stock was $13.05 per share. The total amount of deferred compensation recorded was approximately $39.6 million. The deferred compensation is being charged to compensation expense over the vesting period of the options. During the years ended December 31, 2003 and 2002, such expense was approximately $10.0 million and $24.9 million, respectively.

Stock Option Plans

        On June 28, 1996, the Predecessor Company adopted the Citadel Communications Corporation 1996 Equity Incentive Plan (the "Plan") pursuant to which the Predecessor Company's board of directors could grant stock options to officers, employees, directors, consultants and advisors. On July 27, 1999, the Predecessor Company's shareholders approved the 1999 Incentive Plan pursuant to which the Predecessor Company's board of directors granted options to purchase 1,750,000 shares of common stock to certain executive officers of the Company, subject to meeting certain performance criteria under the plan.

        As part of the Acquisition, all outstanding stock options of the Predecessor Company were vested and option holders were paid the difference, if any, of $26.00 over the exercise price in cancellation of such options. Each option holder that had options with an exercise price in excess of $26.00, received a total of $10.00 for all such options and the options were canceled. The aggregate payment to the option holders of approximately $26.9 million is included in the Predecessor Company's Statement of Operations as a non-recurring merger charge in the period from January 1, 2001 through June 25, 2001.

        Stock option activity for the Predecessor Company is summarized as follows:

	Options	Weighted Average Exercise Price Per Share	Exercisable Options
Outstanding, January 1, 2001	$3,830,593	$19.77	1,384,950
Exercised	(1,768,843)	4.49
Canceled	(2,061,750)	30.89

Outstanding, June 25, 2001	$—	$—	—

        In October 2002, the Company adopted the Citadel Broadcasting Corporation 2002 Long-Term Incentive Plan (the "Plan") pursuant to which the Company's board of directors can grant options to officers, employees, directors and independent contractors. At December 31, 2002, the total number of shares of Class A common stock that remain authorized, reserved and available for issuance under the Plan was 3,235,750, and at December 31, 2003, the total number of shares of common stock that remain authorized, reserved and available for issuance under the Plan was 3,191,875, not including shares underlying outstanding grants. Stock options are generally granted with an exercise price equal to the common stock's fair market value at the date of grant. Generally, stock options granted under the Plan vest ratably over a four-year period commencing one year after the date of grant and expire on the earlier of 10 years from the date of grant or termination of employment.

        Stock option activity for the Company, including options granted to the CEO outside of the plan, is summarized as follows:

	Options	Weighted Average Exercise Price per Share	Exercisable Options
Outstanding, January 1, 2002	—	$—
Granted	5,917,250	7.23
Canceled	(3,000)	16.00

Outstanding, December 31, 2002	5,914,250	7.23	1,037,500
Granted	446,000	17.29
Exercised	(7,250)	16.00
Canceled	(394,875)	16.00

Outstanding, December 31, 2003	5,958,125	$7.39	2,417,189

        The weighted average fair value of options granted in 2003 and 2002 was $4.90 and $7.96 per share, respectively. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the year ended December 31, 2003: risk-free interest rate of 3.86%; dividend yield of $0.0; expected life of five years; and volatility of 67.5%. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the year ended December 31, 2002: risk-free interest rate of 3.86%; dividend yield of $0.0; expected life of five years; and volatility of 67.5%.

	Options Outstanding			Options Exercisable
	Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable at December 31, 2003	Weighted Average Exercise Price
$3.50	4,150,000	8.2 years	$3.50	2,075,000	$3.50
$16.00	1,652,125	8.9 years	$16.00	342,189	$16.00
$19.00	67,000	9.6 years	$19.00	—	—
$20.20	89,000	9.7 years	$20.20	—	—

$3.50 to $20.20	5,958,125		$7.39	2,417,189	$5.27

10.    Exchangeable Preferred Stock

        On July 3, 1997, Citadel Broadcasting completed the sale of 1,000,000 shares of 13 1/4% Exchangeable Preferred Stock ("Exchangeable Preferred Stock") for $100.0 million. Dividends on the Exchangeable Preferred Stock accrued at the rate of 13 1/4% per annum and were payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1998. On or prior to July 1, 2002, dividends were paid in additional shares of Exchangeable Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends, or, at the option of Citadel Broadcasting, in cash.

        In connection with the Acquisition, Citadel Broadcasting repurchased substantially all of the remaining shares of its issued and outstanding Exchangeable Preferred Stock at a price of $121.063 per share for a total cost of approximately $123.1 million, which amount included a premium of approximately $20.2 million. All restrictive covenants under the Exchangeable Preferred Stock were eliminated as part of the repurchase. Citadel Broadcasting redeemed all remaining shares of Exchangeable Preferred Stock during 2002 at a redemption price of 107.729% per share of preferred stock, plus accrued and unpaid interest.

11.    Non-recurring Merger Charges

        In connection with the Acquisition, the Predecessor Company incurred approximately $40.6 million in merger-related charges during the period from January 1, 2001 through June 25, 2001. The major components of the merger costs were approximately $26.9 million in payments to stock option holders in cancellation of their options, approximately $9.8 million paid to the financial advisor of the Predecessor Company, and approximately $3.9 million primarily for legal and other professional services.

12.    Income Taxes

        The income tax benefit for the period from January 1, 2001 through June 25, 2001 and for the year ended December 31, 2002 was limited by the increase in the valuation allowance related to the Company's deferred tax assets. No benefit was recognized for losses for the year ended December 31, 2003 due to increases in the Company's valuation allowance. Further, income tax expense was recognized during 2003 due to amortization of indefinite lived intangibles for income tax purposes, for which no benefit can be recognized in the financial statements until the assets are disposed of.

        At December 31, 2003, the Company has net operating loss carryforwards for federal income tax purposes of approximately $224.7 million. The federal net operating loss carryforwards expire as follows:

Year of Expiration	Net Operating Loss Carryforward
(in millions)
December 31, 2008	$2.4
December 31, 2009	5.8
December 31, 2010	7.7
December 31, 2011	3.2
December 31, 2017	1.4
December 31, 2018	34.5
December 31, 2019	20.6
December 31, 2020	112.8
December 31, 2021	17.1
December 31, 2022	19.2

Total federal loss carryforwards:	$224.7

        For state income tax purposes, the Company has approximately $149.6 million in net operating loss carryfowards, which expire in 2004 through 2019. The determination of the state net operating loss carryforwards is dependent upon the federal net operating loss, apportionment percentages and other respective state laws, which can change year to year and impact the amount of the state net operating loss carryforwards. Utilization of such federal and state net operating losses is subject to certain limitations under federal and state income tax laws.

        Prior to January 1, 2002, the Company had sufficient taxable temporary differences to warrant no valuation allowance related to the net operating losses. Upon the adoption of SFAS No. 142 on January 1, 2002, amortization of certain indefinite lived intangible assets was no longer required. As a result, the reversing of certain taxable temporary differences may not occur during the carryforward period, which required the establishment of a federal valuation allowance as of December 31, 2003 and 2002 and a state valuation allowance as of December 31, 2003.

        The components of the income tax expense (benefit) for the years ended December 31, 2003 and 2002 and for the periods from June 26, 2001 through December 31, 2001 and from January 1, 2001 through June 25, 2001 are as follows:

	Company			Predecessor Company
	Year Ended December 31, 2003	Year Ended December 31, 2002	Period From June 26, 2001 through December 31, 2001	Period From January 1, 2001 through June 25, 2001
	(in thousands)
Current tax expense (benefit):
Federal	$—	$(309)	$—	$—
State	1,421	1,368	525	(5)

	1,421	1,059	525	(5)

Deferred tax expense (benefit):
Federal	23,187	(13,663)	(27,992)	(2,395)
State	3,400	(1,615)	(3,330)	(423)

	26,587	(15,278)	(31,322)	(2,818)

Total income tax expense (benefit)	$28,008	$(14,219)	$(30,797)	$(2,823)

        Reconciliations of the income tax expense (benefit) as compared to the tax expense (benefit) calculated by applying the federal statutory rate of 35% for the years ended December 31, 2003 and 2002 and for the period from June 26, 2001 through December 31, 2001 and 34% for the period from January 1, 2001 through June 25, 2001 to the loss from continuing operations before income taxes are as follows:

	Company			Predecessor Company
	Year Ended December 31, 2003	Year Ended December 31, 2002	Period From June 26, 2001 through December 31, 2001	Period From January 1, 2001 through June 25, 2001
	(in thousands)
Federal statutory rate applied to the loss from continuing operations before income taxes	$(21,547)	$(36,182)	$(29,551)	$(51,735)
State tax expense (benefit), net of federal benefit/tax and franchise taxes	3,127	(160)	(2,806)	(3)
Amortization of non-deductible goodwill	—	—	1,428	1,040
Nondeductible meals and entertainment	269	354	132	128
Change in valuation allowance	46,159	21,771	—	47,747
Other	—	(2)	—	—

	$28,008	$(14,219)	$(30,797)	$(2,823)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets, liabilities and the valuation allowance at December 31 are as follows:

	2003	2002
	(in thousands)
Deferred tax assets:
Receivables, principally due to allowance for doubtful accounts	$1,544	$1,778
Net operating loss carryforwards	87,846	88,155
State income tax	16,241	14,962
Accrued liabilities and other obligations not currently deductible	9,041	7,220
Compensation related to stock options	14,908	10,653
Other	388	380

Total deferred tax assets	129,968	123,148
Valuation allowance	(77,699)	(21,771)

Net deferred tax assets	52,269	101,377

Deferred tax liabilities:
Property and equipment	(9,431)	(11,194)
Intangible assets	(336,931)	(356,067)

Total deferred tax liabilities	(346,362)	(367,261)

Net deferred tax liabilities	$(294,093)	$(265,884)

        At December 31, 2003, the Company has an alternative minimum tax ("AMT") credit carryforward of approximately $0.3 million. AMT credits are available to be carried forward indefinitely and may be utilized against regular federal tax to the extent they do not exceed computed AMT calculations.

13.    Supplemental Financial Information

        A summary of additions and deductions related to the allowance for doubtful accounts for the years ended December 31, 2003 and 2002 and for the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001 is as follows.

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(in thousands)
Predecessor Company
January 1, 2001 through June 25, 2001	$2,821	$5,020	$(3,370)	$4,471
Company
June 26, 2001 through December 31, 2001	4,471	4,053	(4,362)	4,162
Year ended December 31, 2002	4,162	6,990	(6,831)	4,321
Year ended December 31, 2003	$4,321	$2,362	$(2,931)	$3,752

14.    Fair Value of Financial Instruments

        The following summary presents a description of the methodologies and assumptions used to determine the estimated fair values for the Company's financial instruments as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

Limitations

        Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. They are subjective in nature and involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

        Since the fair value is estimated, the amounts that will actually be realized, or paid at settlement or maturity of the instruments, could be significantly different.

        The Company's significant financial instruments and the methods used to estimate their fair values are as follows:

  Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Liabilities:    The carrying amount is assumed to be the fair value because of the liquidity or short-term maturity of these instruments.

  Senior Debt and Other Long-Term Obligations:    The terms of the Company's Senior Debt and Other Long-Term Obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

        The Company believes that it is not practicable to estimate the fair value of the 6% Debentures because of (i) the fact that the 6% Debentures were issued in connection with the issuance of the original equity of the Company at the date of Acquisition as an investment unit, (ii) the related party nature of the 6% Debentures and (iii) the lack of comparable securities.

15.    Related Party Transactions

        The Company reimburses FL&Co. and its affiliates for expenses paid on the Company's behalf and receives reimbursements from FL&Co. for expenses paid by the Company on its behalf, including travel and related expenses, and office and other miscellaneous expenses. During the years ended December 31, 2003 and 2002, the Company reimbursed FL&Co. and its affiliates a net amount of approximately $1.8 million and $1.2 million, respectively. FL&Co. also provides use of office space to the Company's executive officers at no cost.

        FL Aviation Corp., an affiliate of FL&Co., operates and maintains the Company's corporate aircraft at cost. In connection therewith, the Company reimburses all costs incurred by FL Aviation Corp. in operating the aircraft.

16.    Commitments and Contingencies

        Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, or other sources are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Litigation

        In a complaint filed on June 5, 2003, with the United States District Court for the District of Connecticut, the Company was named as one of numerous defendants in litigation seeking monetary damages arising from the injuries and deaths of certain concertgoers at a Rhode Island nightclub. The complaint contains multiple causes of action, only a small number of which are brought against the Company, in which the Company's sole involvement was to advertise the concert on one of its stations and to distribute promotional tickets provided by the organizers. The complaint alleges, among other things, that the organizers and sponsors of the concert failed to control crowd size, failed to obtain pyrotechnic permits, failed to inspect fireproofing at the club and failed to maintain emergency exits in workable condition, which contributed to the injuries and deaths of plaintiffs when pyrotechnic devices on the stage ignited soundproofing materials adjacent to the stage during the concert. The complaint alleges that the Company was a co-sponsor of the concert and asserts claims against the Company based on theories of joint venture liability and negligence. A motion is currently pending that would remove this case to the United States District Court for the District of Rhode Island and consolidate it with other cases arising out of the Rhode Island nightclub fire before such Court. The Company believes that plaintiffs' claims against the Company are without merit and intends to defend these claims vigorously.

        On October 1, 2003, the Company terminated its National Radio Sales Representation Agreement with McGavren Guild Radio, Inc. ("McGavren"). Based on McGavren's breach of its obligations, the Company believes that it properly terminated its relationship with McGavren. On October 23, 2003, McGavren filed an arbitration demand seeking damages in excess of $65 million. The Company believes it has claims against McGavren for failure to perform under the agreement and, on November 20, 2003, the Company answered McGavren's arbitration demand and served its statement of counterclaim against McGavren. The Company intends to vigorously pursue its claim and defend the claim asserted by McGavren. Due to the inherent uncertainty of litigation, it is not possible at this time to predict the outcome of this case.

        The Company has entered into a new sales representation agreement with Katz Media Group, Inc.

        The Company is involved in certain other legal actions and claims that arose in the ordinary course of the Company's business. Management believes that such litigation and claims will be resolved without a material effect on the Company's financial position and results of operations.

Lease Commitments

        The Company leases certain studio buildings, tower sites, transmitters and equipment, automobiles and office equipment. The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year as of December 31, 2003.

Year Ended	Commitments	Sublease Rentals	Net Lease Commitments
		(in thousands)
2004	$7,594	(377)	$7,217
2005	6,556	(247)	6,309
2006	4,844	(102)	4,742
2007	3,285	(93)	3,192
2008	2,539	(95)	2,444
Thereafter	11,831	(105)	11,726

	$36,649	(1,019)	$35,630

        Total rental expense was approximately $6.6 million, $6.1 million, $2.9 million and $3.0 million for the years ended December 31, 2003 and 2002 and for the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001, respectively.

Contractual Commitments

        The Company has entered into binding contracts in the normal course of business related to sports broadcasting, employment of personnel, and other good and services utilized in our operations.

Defined Contribution Plan

        The Company has a defined contribution 401(k) plan for all employees who are at least 21 years of age and, if full time, have completed 60 days of service, or, if part time, have worked at least 1,000 hours. Under the 401(k) plan, eligible employees can contribute up to 20% of their compensation, subject to the maximum contribution allowed by the Internal Revenue Code. Participants vest immediately in their contributions, and participants' rights to amounts contributed by the Company vest on a graded schedule over a five-year period. Each year, for participants who have completed one year of service, the Company contributes a matching contribution equal to 100% of the participants' elective deferral contribution up to 2% of their regular annual earnings. The Company may make discretionary contributions as approved by the board of directors. Beginning in 2003, the amount of employer matching contributions, if any, are at the discretion of the board of directors. During the year ended December 31, 2003, no matching contributions were approved by the board of directors. During the year ended December 31, 2002 and the periods from January 1, 2001 through June 25, 2001 and from June 26, 2001 through December 31, 2001, the Company contributed approximately $1.5 million, $0.7 million, and $0.7 million, respectively, which represented a two percent matching of employee contributions to the 401(k) plan.

17.    Subsequent Events

        On February 18, 2004, the Company sold 9,630,000 shares, and certain shareholders sold 20,000,000 shares, of the Company's common stock at $19.00 per share, before underwriting discount of $0.66 per share. Additionally, the Company concurrently sold $330.0 million principal amount of convertible subordinated notes, before underwriting discount of approximately $6.6 million. The

Company used substantially all of the net proceeds from these transactions to retire the $500.0 million of subordinated debentures (See Note 8). In connection with the repayment of the subordinated debentures, we wrote off deferred financing costs of approximately $10.6 million. The convertible subordinated notes are due 2011 and were issued in a private placement to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. The notes bear interest at a rate of 1.875% per annum, payable February 15 and August 15 each year. Holders may convert these notes into common stock at a conversion rate of 39.2157 shares of common stock per $1,000 principal amount of notes, equal to a conversion price of $25.50 per share. The Company may redeem the notes at any time prior to maturity if the closing price of the Company's common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. Holders may require the Company to repurchase all or part of their notes at par plus accrued interest upon the occurrence of a fundamental change (as defined in the indenture governing the terms of the notes).

Unaudited

        Subsequent to December 31, 2003, the Company granted 2,091,500 options to purchase shares of common stock to employees and directors at an exercise price equal to the fair value of the Company's stock on the date of grant.

        In March of 2004, the Company completed the acquisition of three radio stations in the Memphis, TN market and entered into a local marketing agreement to operate a fourth station for a cash purchase price of approximately $94.7 million. The acquisition of the fourth station is expected to occur by the fourth quarter of 2004. An additional cash payment of approximately $5.3 million will be due upon completion of the acquisition of the fourth station. The Company also entered into agreements to acquire three stations for an aggregate cash purchase price of approximately $38.0 million. In connection with one of these acquisitions, the Company has agreed to guarantee up to $20.0 million of the seller's financing and has provided a standby letter of credit of $6.5 million under the Company's senior debt facility.

        In addition, the Company entered into an agreement to exchange five of its radio stations in the Bloomington, IL market for two stations in the Harrisburg/Lancaster, PA market and four stations in the Erie, PA market, plus a cash payment to the Company.

        Effective April 5, 2004, the Company amended its credit facility and, in connection therewith, activated a portion of its incremental revolving loan facility in the aggregate amount of $57,500,000 and a portion of its incremental term loan facility in the aggregate amount of $57,500,000. The $57,500,000 borrowed under the incremental term facility was used to repay amounts outstanding under the revolving loan facility.

18.    Quarterly Financial Data (unaudited)

	Quarters Ended
	March 31	June 30	September 30	December 31
	(in thousands, except share and per share amounts)
2002:
Net broadcasting revenue	$72,632	$91,521	$89,938	$94,778
Operating loss	(26,965)	(5,667)	(4,438)	(4,602)
Net loss	(36,667)	(18,294)	(17,426)	(16,773)
Basic and diluted net loss per common share	$(0.38)	$(0.19)	$(0.18)	$(0.17)

Weighted average common shares outstanding	96,134,329	96,134,329	96,134,329	96,134,329

2003:
Net broadcasting revenue	$77,172	$95,429	$96,707	$102,201
Operating (loss) income	(13,794)	1,469	3,430	4,932
Net loss	(33,842)	(18,954)	(23,153)	(13,621)
Basic and diluted net loss per common share	$(0.35)	$(0.20)	$(0.20)	$(0.11)

Weighted average common shares outstanding	96,134,329	96,134,329	113,888,751	122,915,819

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred in connection with the offer and distribution of the notes and the common stock issuable upon conversion of the notes being registered hereby (other than underwriting discounts and compensation), all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$85,000
Printing and engraving fees and expenses	$390,000
Legal fees and expenses	$465,000
Accounting fees and expenses	$425,000
Transfer Agent and Registrar and Trustee fees and expenses	$7,000
Miscellaneous expenses	$35,000

Total	$1,407,000

        All expenses incurred in connection with the offer and distribution of the notes and the common stock issuable upon conversion of the notes being registered hereby (other than underwriting discounts and commissions) will be borne by the Registrant.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Restated Certificate of Incorporation and Amended and Restated By-Laws of the Registrant provide that the directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

        The Registrant has entered into agreements to indemnify its directors and certain executive officers prior to this offering in addition to the indemnification provided for in the Restated Certificate of Incorporation and Amended and Restated By-Laws. These agreements, among other things, indemnify the Registrant's directors and officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

        Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        During the three years preceding the filing of this registration statement, the Registrant has not sold any of its securities without registration under the Securities Act, except as described below.

        In January 2001, in connection with the Registrant's initial capitalization, the Registrant issued 34 shares of common stock to Forstmann Little & Co. Equity Partnership—VI, L.P. ("Equity-VI") for an aggregate purchase price of $34; 33 shares of common stock to Forstmann Little & Co. Equity Partnership—VII, L.P. ("Equity-VII") for an aggregate purchase price of $33; 17 shares of common stock to Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VII, L.P. ("MBO-VII") for an aggregate purchase price of $17; and 16 shares of common stock to Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VIII, L.P. ("MBO-VIII") for an aggregate purchase price of $16. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as the shares were offered and sold to only four entities. In June 2001, in connection with the Registrant's acquisition of Citadel Communications Corporation, these shares of common stock were reclassified into shares of the Registrant's Class A common stock.

        In June 2001, in connection with the Registrant's acquisition of Citadel Communications, the Registrant issued to MBO-VII $352,490,566 aggregate principal amount of 6% Series A-1 Debentures due June 26, 2012, 6% Series B-1 Debentures due June 26, 2013 and 6% Series C-1 Debentures due June 26, 2014. In June 2001, the Registrant also issued to MBO-VIII $147,509,434 aggregate principal amount of 6% Series A-2 Debentures due June 26, 2012, 6% Series B-2 Debentures due June 26, 2013 and 6% Series C-2 Debentures due June 26, 2014. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as such notes were offered and sold to only two entities.

        In June 2001, in connection with the Registrant's acquisition of Citadel Communications, the Registrant issued 43,461,647 shares of Class A common stock to Equity-VI for an aggregate purchase price of $456,613,668; 13,945,292 shares of Class A common stock to Equity-VII for an aggregate purchase price of $146,511,038; 27,302,079 shares of Class A common stock to MBO-VII for an aggregate purchase price of $286,839,169; and 11,425,311 shares of Class A common stock to MBO-VIII for an aggregate purchase price of $120,035,790. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as the shares were offered and sold to only four entities.

        In June 2001, in connection with the Registrant's acquisition of Citadel Communications, the Registrant issued an aggregate of 7,485,596 shares of its Class B common stock to 15 employees (and two entities controlled by one employee) of the Registrant. The aggregate purchase price for these shares was $26,199,586, $15,943,720 of which was paid for using an aggregate of 613,220 shares of common stock of Citadel Communications and $4,474,590 of which was paid for with promissory notes issued by the purchasers to the Registrant. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as the shares were offered and sold to only a small group of employees (and two entities controlled by one employee).

        In February 2002, the Registrant agreed with Farid Suleman that he would purchase $4.0 million of the Registrant's Class B common stock in connection with his joining the Registrant in March 2002, and he paid for these shares in April 2002. The aggregate purchase price for the 1,143,000 shares of Class B common stock acquired by Mr. Suleman was $4,000,500. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof because it did not involve a public offering as the shares were offered and sold to only one employee.

        In May 2003, the Registrant issued 94,400 shares of its Class B common stock to Judith A. Ellis, the Registrant's Chief Operating Officer. The aggregate purchase price for the 94,400 shares of Class B common stock acquired by Ms. Ellis was $500,320. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof because it did not involve a public offering as the shares were offered and sold to only one employee.

        Immediately before the closing of our initial public offering, we recapitalized as follows:

  •
  each outstanding share of Class B common stock was exchanged for .491 shares of Class A common stock;

  •
  the Class A common stock was redesignated as common stock; and

  •
  the certificate of incorporation was amended and restated to reflect a single class of common stock, par value $.01 per share.

        Registration under the Securities Act was not required in respect of issuances pursuant to this recapitalization because they were made exclusively to existing holders of our securities and did not involve any solicitation. Therefore, these issuances were exempt from registration under the Securities Act pursuant to Section 3(a)(9).

        In February 2004, the Registrant issued $330.0 million aggregate principal amount of the 1.875% Convertible Subordinates Notes due 2011, which are being registered hereby. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering. The recipients of the notes represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the notes. Each of the recipients of the notes were accredited or sophisticated persons and had adequate access to information about us.

        No other unregistered sales of the Registrant's securities have taken place within the last three years.

ITEM 16. EXIHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits

        The following exhibits are filed with this registration statement.

No.	Description
2.1	Agreement and Plan of Merger, dated as of January 15, 2001, by and between Citadel Communications Corporation and the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.2	Letter Agreement dated January 15, 2001 by and between Citadel Communications Corporation and the Registrant (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.3	Amendment No. 1, dated March 13, 2001, to Merger Agreement dated as of January 15, 2001 by and among the Registrant, Citadel Communications Corporation and FLCC Acquisition Corp. (incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.4	Letter Agreement, dated March 22, 2001 by and among Citadel Communications Corporation, the Registrant and FLCC Acquisition Corp. (incorporated by reference to Exhibit 2.4 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
3.1	Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).

3.2	Form of Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
4.1	Form of 1.875% Convertible Subordinated Notes due 2011.**
4.2	Indenture, dated as of February 18, 2004, between the Registrant and The Bank of New York, as Trustee, relating to the 1.875% Convertible Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003).
4.3	Registration Rights Agreement, dated as of February 18, 2004, among the Registrant, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns, & Co. Inc., J.P. Morgan Securities Inc. UBS Securities LLC and Wachovia Capital Markets, LLC, relating to the 1.875% Convertible Subordinated Notes due 2011(incorporated by reference to Exhibit 10.19 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003).
4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.**
10.1	The Registrant's 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.2	Stockholder's Agreement, dated May 21, 2003, between the Registrant and Judith A. Ellis (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.3	Stockholder's Agreement, dated June 26, 2001, between the Registrant and Randy L. Taylor (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.4	Registration Rights Agreement, dated June 26, 2001, among the Registrant, Citadel Communications Corporation, Citadel Broadcasting Company, Forstmann Little & Co. Equity Partnership—VI, L.P., Forstmann Little & Co. Equity Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VIII, L.P., Lawrence R. Wilson and Rio Bravo Enterprise Associates, L.P. (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.5	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.6	Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and First Union National Bank and The Bank of Nova Scotia, as Syndication Agents (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.7	Management Rights Letter, dated June 26, 2001 between the Registrant, Forstmann Little & Co. Equity Partnership—VI, L.P., Forstmann Little & Co. Equity Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VIII, L.P. (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).

10.8	Form of Series A-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.9	Form of Series A-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.10	Form of Series B-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.11	Form of Series B-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.12	Form of Series C-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.13	Form of Series C-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.14	Letter, dated February 15, 2002, from Theodore J. Forstmann to Farid Suleman setting forth the terms of Mr. Suleman's employment as chief executive officer of the Registrant (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.15	Stock Option Agreement, dated April 23, 2002, between the Registrant and Farid Suleman (incorporated by reference to Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.16	Letter Agreement, dated June 4, 2002, between the Registrant and Farid Suleman amending the Stock Option Agreement dated April 23, 2002 (incorporated by reference to Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.17	Stockholder's Agreement, dated April 23, 2002, between the Registrant and Farid Suleman (incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.18	Letter Agreement, dated April 10, 2002, among Lawrence R. Wilson, Molly and Associates, LLC, Rio Bravo Limited, LLC and the Registrant (incorporated by reference to Exhibit 10.18 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.19	National Radio Sales Representation Agreement dated October 1, 1998 between McGavren Guild Radio, Inc. and Citadel Broadcasting Company (incorporated by reference to Exhibit 10.19 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.20	Aircraft Management Agreement, dated October 1, 2002, as amended by Amendment No. 1 dated February 27, 2003, between the Registrant and FL Aviation Corp. (FL) (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).
10.21	Recourse Secured Promissory Note, dated June 26, 2001, between the Registrant and Randy L. Taylor (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.22	First Amendment, dated as of January 29, 2003, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and First Union National Bank and The Bank of Nova Scotia, as Syndication Agents (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).

10.23	Second Amendment, dated as of December 10, 2003, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).
10.24	Third Amendment, dated as of February 4, 2004, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).
10.25	Fourth Amendment, dated as of April 5, 2004, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent.**
10.26	Letter, dated July 17, 2003, from the Registrant to Farid Suleman clarifying certain terms of Mr. Suleman's employment (incorporated by reference to Exhibit 10.22 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
21	List of subsidiaries (incorporated by reference to Exhibit 21 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.*
24.1	Powers of Attorney (included on signature page to the Registration Statement).*
25.1	Form T-1 Statement of Eligibility of Trustee under Indenture.**

*
Filed herewith.

**
Previously filed.

(b)
Financial Statement Schedules

        All schedules have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17. UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (A)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of that act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of May, 2004.

CITADEL BROADCASTING CORPORATION
By:	/s/ RANDY L. TAYLOR Randy L. Taylor Vice President—Finance and Secretary

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sandra J. Horbach, Farid Suleman and Randy Taylor his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and a registration statement registering additional securities pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and to other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

* Farid Suleman	Chief Executive Officer and Chairman (principal executive officer)	May 12, 2004
/s/ RANDY L. TAYLOR Randy L. Taylor	Vice President—Finance and Secretary (principal financial and accounting officer)	May 12, 2004
* David W. Checketts	Director	May 12, 2004
/s/ J. ANTHONY FORSTMANN J. Anthony Forstmann	Director	May 12, 2004

* Theodore J. Forstmann	Director	May 12, 2004
* Gordon A. Holmes	Director	May 12, 2004
* Sandra J. Horbach	Director	May 12, 2004
/s/ MICHAEL A. MILES Michael A. Miles	Director	May 12, 2004
/s/ CHARLES P. ROSE, JR. Charles P. Rose, Jr.	Director	May 12, 2004
* Herbert J. Siegel	Director	May 12, 2004
*By:	/s/ RANDY L. TAYLOR Randy L. Taylor as Attorney-in-Fact

EXHIBIT INDEX

No.	Description
2.1	Agreement and Plan of Merger, dated as of January 15, 2001, by and between Citadel Communications Corporation and the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.2	Letter Agreement dated January 15, 2001 by and between Citadel Communications Corporation and the Registrant (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.3	Amendment No. 1, dated March 13, 2001, to Merger Agreement dated as of January 15, 2001 by and among the Registrant, Citadel Communications Corporation and FLCC Acquisition Corp. (incorporated by reference to Exhibit 2.3 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
2.4	Letter Agreement, dated March 22, 2001 by and among Citadel Communications Corporation, the Registrant and FLCC Acquisition Corp. (incorporated by reference to Exhibit 2.4 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
3.1	Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
3.2	Form of Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
4.1	Form of 1.875% Convertible Subordinated Notes due 2011.**
4.2	Indenture, dated as of February 18, 2004, between the Registrant and The Bank of New York, as Trustee, relating to the 1.875% Convertible Subordinated Notes due 2011 (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003).
4.3	Registration Rights Agreement, dated as of February 18, 2004, among the Registrant, Credit Suisse First Boston LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns, & Co. Inc., J.P. Morgan Securities Inc. UBS Securities LLC and Wachovia Capital Markets, LLC, relating to the 1.875% Convertible Subordinated Notes due 2011(incorporated by reference to Exhibit 10.19 to the Registrant's Form 10-K for the fiscal year ended December 31, 2003).
4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.**
10.1	The Registrant's 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.2	Stockholder's Agreement, dated May 21, 2003, between the Registrant and Judith A. Ellis (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.3	Stockholder's Agreement, dated June 26, 2001, between the Registrant and Randy L. Taylor (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.4	Registration Rights Agreement, dated June 26, 2001, among the Registrant, Citadel Communications Corporation, Citadel Broadcasting Company, Forstmann Little & Co. Equity Partnership—VI, L.P., Forstmann Little & Co. Equity Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VIII, L.P., Lawrence R. Wilson and Rio Bravo Enterprise Associates, L.P. (incorporated by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).

10.5	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.6	Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and First Union National Bank and The Bank of Nova Scotia, as Syndication Agents (incorporated by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.7	Management Rights Letter, dated June 26, 2001 between the Registrant, Forstmann Little & Co. Equity Partnership—VI, L.P., Forstmann Little & Co. Equity Partnership—VII, L.P., Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VII, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership—VIII, L.P. (incorporated by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.8	Form of Series A-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.9	Form of Series A-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.10	Form of Series B-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.11	Form of Series B-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.12	Form of Series C-1 6% Subordinated Debenture (incorporated by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.13	Form of Series C-2 6% Subordinated Debenture (incorporated by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.14	Letter, dated February 15, 2002, from Theodore J. Forstmann to Farid Suleman setting forth the terms of Mr. Suleman's employment as chief executive officer of the Registrant (incorporated by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.15	Stock Option Agreement, dated April 23, 2002, between the Registrant and Farid Suleman (incorporated by reference to Exhibit 10.15 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.16	Letter Agreement, dated June 4, 2002, between the Registrant and Farid Suleman amending the Stock Option Agreement dated April 23, 2002 (incorporated by reference to Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.17	Stockholder's Agreement, dated April 23, 2002, between the Registrant and Farid Suleman (incorporated by reference to Exhibit 10.17 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.18	Letter Agreement, dated April 10, 2002, among Lawrence R. Wilson, Molly and Associates, LLC, Rio Bravo Limited, LLC and the Registrant (incorporated by reference to Exhibit 10.18 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.19	National Radio Sales Representation Agreement dated October 1, 1998 between McGavren Guild Radio, Inc. and Citadel Broadcasting Company (incorporated by reference to Exhibit 10.19 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.20	Aircraft Management Agreement, dated October 1, 2002, as amended by Amendment No. 1 dated February 27, 2003, between the Registrant and FL Aviation Corp. (FL) (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).

10.21	Recourse Secured Promissory Note, dated June 26, 2001, between the Registrant and Randy L. Taylor (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 (No. 333-89844) ).
10.22	First Amendment, dated as of January 29, 2003, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, The Chase Manhattan Bank, as Administrative Agent, and First Union National Bank and The Bank of Nova Scotia, as Syndication Agents (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
10.23	Second Amendment, dated as of December 10, 2003, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).
10.24	Third Amendment, dated as of February 4, 2004, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent (incorporated by reference to Exhibit 10.24 to the Registrant's Registration Statement on Form S-1 (No. 333-112270)).
10.25	Fourth Amendment, dated as of April 5, 2004, to Credit Agreement, dated as of April 3, 2001, among Citadel Broadcasting Company, Citadel Communications Corporation, the Registrant, certain lenders, JPMorgan Chase Bank, as Administrative Agent, and Fleet National Bank, as Documentation Agent.**
10.26	Letter, dated July 17, 2003, from the Registrant to Farid Suleman clarifying certain terms of Mr. Suleman's employment (incorporated by reference to Exhibit 10.22 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.*
21	List of subsidiaries (incorporated by reference to Exhibit 21 to the Registrant's Registration Statement on Form S-1 (No. 333-89844)).
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.*
24.1	Powers of Attorney (included on signature page to the Registration Statement).*
25.1	Form T-1 Statement of Eligibility of Trustee under Indenture.**

*
Filed herewith.

**
Previously filed.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Year Ended December 31, 2003 (In thousands, except per share amounts)
Summary Historical Consolidated Financial Data (In thousands, except per share amounts)
RISK FACTORS
Risks Related to Our Business
Risks Related to this Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Year Ended December 31, 2003 (In thousands, except per share amounts)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Selected Historical Consolidated Financial Data (In thousands, except per share amounts)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF CITADEL
FEDERAL REGULATION OF RADIO BROADCASTING
MANAGEMENT
Summary Compensation Table
PRINCIPAL STOCKHOLDERS
SELLING SECURITYHOLDERS
DESCRIPTION OF OUR OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (in thousands, except share and per share amounts)
CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (in thousands, except share and per share amounts)
CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity (in thousands, except share and per share amounts)
CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (in thousands)
CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES Notes to Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX